Filed Pursuant to Rule 424(b)(3)

Registration No. 333-181149

Up to 250,000 Shares

Of

DEYU AGRICULTURE CORP.

Common Stock

This prospectus relates to the sale of up to 250,000 shares of our common stock, par value $0.001 per share, which may be offered by the selling stockholder from time to time. All of the shares of common stock offered by this prospectus are being sold by the selling stockholder, and such shares consist of shares which had been previously issued by us to the selling stockholder on April 27, 2010 pursuant to a share exchange transaction. Such registration does not mean that the selling stockholder will actually offer or sell any of these shares. We will not receive any proceeds from the sales of shares of our common stock by the selling stockholder.

The selling stockholder has advised us that it will sell the shares of common stock from time to time in the open market, on the OTC Markets, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at prices related to the prevailing market prices or at negotiated prices.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

The selling stockholder may sell the common shares to or through underwriters, brokers or dealers or directly to purchasers. Underwriters, brokers or dealers may receive discounts, commissions or concessions from the selling stockholder, purchasers in connection with sales of the common shares, or both. Additional information relating to the distribution of the common shares by the selling stockholder can be found in this prospectus under the heading “Plan of Distribution.” If underwriters or dealers are involved in the sale of any securities offered by this prospectus, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in a supplement to this prospectus. We will pay the expenses of registering these shares.

We are a reporting company pursuant to Section 12(g) of the Securities Exchange Act of 1934, or the Exchange Act, and our common stock is currently quoted on the OTC Markets under the symbol “DEYU”.  On April 27, 2012, the last reported sale price of our common stock was $1.65 per share.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 15, 2012.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	5

SUMMARY FINANCIAL DATA

RISK FACTORS	11

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	3

USE OF PROCEEDS	24

CAPITALIZATION

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS	25

SELECTED FINANCIAL DATA

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	28

BUSINESS	42

MANAGEMENT	58

EXECUTIVE COMPENSATION	65

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	69

PRINCIPAL SHAREHOLDERS	72

SELLING STOCKHOLDER	75

DESCRIPTION OF SECURITIES	79

PLAN OF DISTRIBUTION	82

LEGAL MATTERS	84

EXPERTS	84

WHERE YOU CAN FIND ADDITIONAL INFORMATION	84

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY	85

FINANCIAL STATEMENTS	86

INFORMATION NOT REQUIRED IN PROSPECTUS	88

2

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” but are also contained elsewhere in this prospectus. In some cases, you can identify forward-looking statements by the words “may”, “might”, “will”, “could”, “would”, “should”, “expect”, “intend”, “plan”, “objective”, “anticipate”, “believe”, “estimate”, “predict”, “project”, “potential”, “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Forward-looking statements include, but are not limited to, statements about:

• Our business;

• Our business strategy;

• Our future operating results;

• Our ability to obtain external financing;

• Our understanding of our competition;

• Industry and market trends;

• Future capital expenditures; and

• The impact of technology on our products, operations and business.

In addition, you should refer to the “Risk Factors” section of this prospectus for a discussion of other important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate or that we will achieve the plans, intentions or expectations expressed or implied in our forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Any forward-looking statements we make in this prospectus speak only as of its date, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

3

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholder is offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. The prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the selling stockholder, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or the selling stockholder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. The prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

4

PROSPECTUS SUMMARY

This summary highlights information contained throughout this prospectus and is qualified in its entirety to the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that should be considered before investing in our common stock. Investors should read the entire prospectus carefully, including the more detailed information regarding our business, the risks of purchasing our common stock discussed in this prospectus under “Risk Factors” beginning on page 12 of this prospectus and our financial statements and the accompanying notes beginning on page F-1 of this prospectus.

In this prospectus, unless otherwise indicated, the words “we”, “us” and “our” refer to Deyu Agriculture Corp., a Nevada corporation and all entities owned or controlled by Deyu Agriculture Corp.  All references to “Deyu” or the “Company” in this prospectus mean Deyu Agriculture Corp., and all entities owned or controlled by Deyu Agriculture Corp., except where it is made clear that the term only means the parent or a subsidiary company. References in this prospectus to the “PRC” or “China” are to the People’s Republic of China and references to “SEC” are to the U.S. Securities and Exchange Commission.

Our Company Overview

We are a vertically integrated producer, processor, marketer and distributor of organic and other agricultural products made from corn and grains operating in Shanxi Province in the People's Republic of China. The Company has access to over 109,000 acres of farmland in Shanxi Province for breeding, cultivating, processing, warehousing, and distributing grain and corn products. We have an extensive wholesale network in over 15 provinces and a retail distribution network of approximately 20,000 supermarkets and convenience stores in 29 provinces across China. We are equipped with advanced production lines and modern warehouses with production capacity of over 105,000 tons for grain products, capacity of storage of over 100,000 tons and annual turnover of 700,000 tons for our corn products.

Our farming operations are conducted through our wholly-owned PRC subsidiaries, Jinzhong Deyu Agriculture Trading Co. Limited (“Jinzhong Deyu”), Jinzhong Yongcheng Agriculture Trading Co. Limited (“Yongcheng”) and Jinzhong Yuliang Agriculture Trading Co. Limited (“Yuliang”). Yongcheng and Yuliang focus on processing and distributing our corn and corn byproducts. Our grain processing and distribution are conducted through our wholly-owned PRC subsidiaries, Jinzhong Deyu, Shanxi Taizihu Food Co. Ltd. (“Taizihu”), Shanxi Huichun Bean Products Co., Ltd. Our other wholly-owned PRC subsidiaries, Detian Yu Biotechnology (Beijing) Co., Ltd. ("Detian Yu") and Tianjin Guandu Food Co., Ltd. ("Tianjin Guandu"), and our majority-owned PRC subsidiary Hebei Yugu Grain Co., Ltd. ("Hebei Yugu") together with Jinzhong Deyu are engaged in bulk trading of rice, flour, wheat and other agriculture products and the distribution of our processed grain products.

A brief description of our products is set forth below, by division:

•	Corn Division –Yongcheng and Yuliang process and distribute corn and corn byproducts. Yongcheng and Yuliang acquire unprocessed corn and perform value-added processes to the corn such as cleaning, drying and packaging. Consumers range from livestock feed companies to corn oil/corn starch manufacturing companies and governmental procurement agencies in China.

•	Grain Division –Jinzhong Deyu acquires unprocessed grains including millet, green bean, soy bean, black rice and many other varieties of grains traditionally grown and consumed in China and performs value-added processes to the grains such as peeling, cleaning, grinding and packaging. Taizihu and Huichun mainly produce and distribute deep processed grain products, including bean based products, fruit vinegars and juices and other grain products. The finished products of this division are then sold directly to supermarkets and convenience stores in China and overseas.

•	Bulk Trading Division –Jinzhong Deyu, Detian Yu, Tianjin Guandu and Hebei Yugu conduct bulk trading through procuring and wholesaling rice, flour, wheat, kidney beans, green beans and other agricultural products. The majority of our customers for this division are food manufacturers, grain trading companies, wholesalers and governmental procurement agencies in China.

5

Operating revenue from continuing operations for the year ended December 31, 2011 was $261,576,666, representing a 207% increase from $85,174,884 for the year ended December 31, 2010. Our net income available to common stockholders for the year ended December 31, 2011 was $17,335,442, representing a 50.7% increase from $11,502,253 for the year ended December 31, 2010.

Competitive Advantages

Cultivation Base

Our grains are mainly grown in the hilly area near Taihang Mountain, at an altitude of between 5,000 to 8,000 feet above sea level. This region has a wide temperature variation between night and day and a long daily exposure to sunlight. These geographic characteristics produce grains that are rich in nutrients, especially minerals, rutin, cellulose, amino acids, chlorophyll, lecithin and linoleic acid.

Partnership with Farmers

Agricultural land for large scale farming of grains is becoming a rarity in China. With the support of our local government, we have adopted the operation mode of “Company + Farmers + Base on a large scale”. We have the cultivation base of 109,000 acres in Jinzhong in Shanxi Province for the supply of corn and grain by obtaining the land use rights of 17, 000 acres of farmland with average remaining use life of 38 years and signing agricultural co-operative agreements with the governments of the counties and villages for the development of 92,000 acres for 20 years. We have established stable partnerships with over 60,000 farmers to grow crops on the farmland. We provide instruction to the farmers for planting crops and technical support for seeding and cultivation. The scale cultivation ensures our stable supply of raw material with high quality.

Advanced Production Lines

We have a modern processing center for corn with five drying cylinders and six warehouses, the construction of which was completed in 2011. Our total capacity of storage and annual turnover of corn has exceeded 100,000 tons and 700,000 tons, respectively. We are also equipped with fully automatic and advanced production lines for grain processing with a total production capacity of over 105,000 tons. The advanced production lines and production technologies help produce grain products with high quality by maintaining the nutritional components of the products.

Warehousing and Logistics

We operate six self-owned warehouses, one rental warehouse and some temporary warehouses with total storage capacity of over 100,000 tons of food products and an annual turnover of 700,000 tons. This capacity helps us to reach economies of scale with low cost of processing and storage. Our production bases are located in Jinzhong and Quwo in Shanxi Province with convenient transportation. The Jinzhong facilities and warehouses are in proximity to Shitai Railway and Provincial Road 317. The Quwo facilities are several kilometers away from Houma, a transportation hub. We have exclusive lease agreements with three railway lines for freight transportation in Jinzhong: (a) Shanxi Cereal & Oil Group, Mingli Reservation Depot; (b) Shanxi Yuci Cereal Reservation Depot; and (c) Yuci Dongzhao Railway Freight Station.  These advantageous geographical positions and exclusive agreements help us ensure speedy delivery of our products at a low cost.

Established Sales Network

We have cultivated an extensive wholesale network for corn and bulk trading with customers including various livestock feed companies, food manufacturers, corn oil/corn starch manufacturing companies, grain trading companies, wholesalers and governmental procurement agencies in approximately 15 provinces. Meanwhile, our retail sales network for processed grain covers approximately 20,000 supermarkets and convenience stores with distribution to over 29 provinces in China, including the cities of Beijing, Tianjin, Jinan, Fuzhou, Chengdu and Shijiazhuang, in some of the world’s widely known supermarkets. We believe the rapid development of our sales network has increased our revenue as well as our brand awareness.

6

Recent Developments

On June 16, 2011, Tianjin Guandu (previously named Tianjin Detianyu Food Co., Ltd. before October 24, 2011), a newly formed wholly-owned subsidiary of Detian Yu with RMB10,000,000 ($1,544,497) registered capital entered into a Cooperation Agreement with the Administrative Committee of Sino-Singapore Tianjin Eco-city (the “Agency”), the representative organization of the Tianjin Municipal Government. The agreement provides for a cooperative relationship between Tianjin Guandu and the Agency regarding Tianjin Guandu’s establishment of its operations in Tianing’s Eco-city, particularly with respect to certain tax arrangements. Tianjin Guandu is in the business of wholesale distribution of simple-processed and deep-processed packaged food products and staple foods.

On July 25, 2011, we incorporated and registered Hebei Yugu, a 70%-owned subsidiary of Detian Yu with RMB10,000,000 ($1,563,824) in registered capital, in Gaocheng City of Shijiazhuang, Hebei Province, China. Hebei Yugu is primarily engaged in wholesale distribution of grains, beans and potatoes.

On February 2, 2012, RedSun Technology (Shenzhen) Co. Limited ( “Redsun”), a wholly-owned subsidiary of the Company, acquired 100% of the issued and outstanding registered share capital of Taizihu and its subsidiary, Huichun (together with Taizihu, the “Taizihu Group”) in consideration of RMB34,705,000 ($5,502,181). The Taizihu Group is in the business of producing and selling bean based products, fruit vinegars and juices and other grain products. The Company will file the audited financial statements of the Taizihu Group and pro forma financial information required to be filed with the SEC not later than April 19, 2012 in accordance with the rules of the SEC.

Corporate Information

Our principal office is located at 8th Floor, Block 5, Aolinjiatai Building, 1 Kehuiqian Street, Chaoyang District, Beijing, China 100192. Our telephone number in China is +(8610)-5224 1802 and our fax number is +(8610)-5224 1822. Our telephone number in the United States is (646) 820-8060. Our corporate website is www.deyuagri.com (information on our website is not made a part of this prospectus).

7

The Offering

Common stock outstanding prior to the offering	10,566,766

Common Stock offered by the selling stockholder	Up to 250,000 shares

Common stock outstanding after the offering	10,566,766

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock by the selling stockholder.

OTC Markets	DEYU

Risk factors	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.

The above information regarding common stock to be outstanding after the offering is based on 10,566,766 shares of common stock outstanding as of the date of this prospectus, and excludes 1,995,475 shares of common stock issuable upon the conversion of convertible preferred stock, 1,154,272 shares of common stock issuance upon the exercise of warrants and 543,333 shares of common stock issuance upon the exercise of exercisable stock options.

2010 Share Exchange

On April 27, 2010, we entered into a Share Exchange Agreement (“Exchange Agreement”) by and among (i) City Zone Holdings Limited, an emerging organic and non-organic agricultural products distributor in Shanxi Province, China, engaged in procuring, processing, marketing and distributing various grain and corn products (“City Zone”), (ii) City Zone’s shareholders, including, without limitation, Expert Venture Limited, a company organized under the laws of the British Virgin Islands and the selling stockholder hereunder and (iii) certain of our principal shareholders, whereby Expert Venture Limited and the other City Zone shareholders transferred to us all of the shares of City Zone in exchange for the issuance of an aggregate 8,736,932 shares of our common stock, of which 6,238,205 shares were issued to Expert Venture Limited. As a result of the Exchange Agreement, Expert Venture Limited and other minority shareholders of City Zone owned a majority of our outstanding shares, City Zone became our wholly-owned subsidiary and we acquired 100% of the processing and production operations of City Zone and its subsidiaries, the business and operations of which now constitutes the primary business and operations of the Company.   The 250,000 shares of our common stock being registered hereunder were part of the issuance by us to Expert Venture Limited pursuant to the Exchange Agreement.

2010 Private Placement

Simultaneously with the acquisition of City Zone, we completed a private placement offering in the gross amount of $8,211,166 of the sale of securities to accredited investors at $4.40 per unit, with each “Unit” consisting of one share of our Series A convertible preferred stock and one warrant to purchase 0.4 shares of our common stock with an exercise price of $5.06 per share. On May 10, 2010, we closed on the second and final round of the private placement offering as disclosed in our Current Report on Form 8-K filed with the SEC on May 3, 2010 through the sale of 589,689 Units comprised of 589,689 shares of our Series A convertible preferred stock and 235,882 five-year warrants with an exercise price of $5.06 per share, to certain accredited investors for total gross proceeds of $2,594,607. We raised an aggregate amount of $10,805,750 in the two rounds of offerings.

8

In connection with the financing transaction, we entered into (i) a Securities Purchase Agreement, (ii) a Registration Rights Agreement, (iii) a Lock-Up Agreement and (iv) a Securities Escrow Agreement for a make good arrangement with our management (collectively, the “Financing Documents”).

The private placement closed simultaneously with the signing of the Financing Documents and our issuing of 2,455,863 shares of Series A convertible preferred stock and warrants exercisable into 982,362 shares of common stock to certain investors (collectively, the “Investors”).  Pursuant to its terms, the Series A convertible preferred stock receive cumulative dividends at a rate of 5% per annum and can be converted into common stock on a 1:1 basis, subject to applicable adjustments.  Pursuant to its terms, the warrants can be converted into 982,362 shares of common stock at an exercise price of $5.06 per share (the "Warrants").  The Warrants will expire on April 27, 2015.

Pursuant to the Registration Rights Agreement, we agreed to file a registration statement on Form S-1 (or other applicable Form) within 60 days of the close of such financing.  We filed a Registration Statement on Form S-1 with the SEC on June 15, 2010 (, and on October 21, 2010, the SEC declared the Form S-1 effective.

We also entered into a Lock-Up Agreement with the Investors, pursuant to which the common stock owned by the management of City Zone was locked-up for the six (6) month period following the effectiveness of the Registration Statement is declared effective. The Lock-Up Agreement expired on April 21, 2011.

Lastly, pursuant to the Securities Escrow Agreement, Expert Venture Limited pledged 2,455,863 shares of common stock of the Company (the “Make Good Shares”) to secure the obligation that we reach certain earnings thresholds for the fiscal years ended 2010 and 2011. One half (or 1,227,932 shares) of the Make Good Shares were allocated to the 2010 earnings requirement and the other half (1,227,931 shares) of the Make Good Shares were allocated to the 2011 earnings requirement. For the fiscal year 2010, we met our threshold requirement of reporting net income of at least 95% of $11,000,000. If we meet the threshold in 2011 of reporting net income of at least 95% of $15,000,000 (i.e., at least $14,250,000), the remainder of the Make Good Shares will be returned to Expert Venture Limited, however if we fail to meet our threshold, then the Make Good Shares will be released from escrow based on the following terms and conditions:

•	If we achieve net income of less than 50% of $15,000,000 (or $7,500,000), then 1,227,931 shares shall be released to the investors on a pro rata basis (based on the amount of each investors investment).

•	If we achieve net income of between 50% and less than 95% of $15,000,000, then a portion of the 1,227,931 shares held in escrow shall be disbursed to the Investors (the remaining shares will be returned to Expert Venture Limited). The number of shares released to the investors shall be determined by doubling the percentage missed between the actual net income as compared to the make good target and then multiplying that by the 1,227,931 escrow shares.

The 250,000 shares being registered hereunder are not part of the 2,455,863 shares pledged by Expert Venture Limited pursuant to the Securities Escrow Agreement.

Share Transfer Agreements

Pursuant to a share transfer agreement dated April 26, 2010, Mr. Hong Wang, a Director of the Company, has the option, subject to certain performance targets (discussed in more detail below), to purchase from Mr. Yam Sheung Kwok, the current sole shareholder of Expert Venture Limited, up to 120 shares of Expert Venture Limited. Accordingly, upon exercise of such option, Mr. Wang will indirectly (through his ownership of Expert Venture Limited) own and control 664,142 shares, which equal 4.66% of the fully-diluted percentage of outstanding shares as of the date of this prospectus. Since the performance targets set forth in the share transfer agreement have been met, the option has vested and become exercisable to Mr. Wang. As a result, the number of shares of beneficial ownership has included 664,142 shares of common stock that have become transferrable to Mr. Wang after adjusting proportionally to the reduction of total number of shares held by Expert Venture Limited since April 2010.

9

Pursuant to a share transfer agreement dated April 26, 2010, Mr. Jianming Hao, the Chairman of the Board and the President and Chief Executive Officer of the Company, has the option, subject to certain performance targets, to purchase from Mr. Yam Sheung Kwok, the current sole shareholder of Expert Venture Limited, up to 101 shares of Expert Venture Limited. Accordingly, upon exercise of such option, Mr. Hao will indirectly (through his ownership of Expert Venture Limited) own and control 558,986 shares, which equal 3.92% of the fully-diluted percentage of outstanding shares as of the date of this prospectus. Since the performance targets set forth in the share transfer agreement have been met, the option has vested and become exercisable to Mr. Hao. As a result, the number of shares of beneficial ownership has included 558,986 shares of common stock that have become transferrable to Mr. Hao after adjusting proportionally to the reduction of total number of shares held by Expert Venture Limited since April 2010.

Pursuant to a share transfer agreement dated April 26, 2010, Mr. Wenjun Tian, a former Director and former President of the Company, will have an option, subject to certain performance targets (discussed in more detail below), to purchase from Mr. Yam Sheung Kwok, the current sole shareholder of Expert Venture Limited, up to 300 shares of Expert Venture Limited, which constitutes 30% of Expert Venture Limited. Accordingly, upon exercise of such option, Mr. Tian will indirectly (through his ownership of Expert Venture Limited) own and control 1,660,354 shares, which equal 11.64% of the fully-diluted percentage of outstanding shares as of the date of this prospectus. Since the performance targets set forth in the share transfer agreement have been met, the option has vested and become exercisable to Mr. Tian. As a result, the number of shares of beneficial ownership has included 1,660,354 shares of common stock that have become transferrable to Mr. Tian after adjusting proportionally to the reduction of total number of shares held by Expert Venture Limited since April 2010.

Pursuant to a share transfer agreement dated April 26, 2010, Mr. Yongqing Ren, Vice President of the Corn Division of the Company, will have an option, subject to certain performance targets (discussed in more detail below), to purchase from Mr. Yam Sheung Kwok, the current sole shareholder of Expert Venture Limited, up to 200 shares of Expert Venture Limited. Accordingly, upon exercise of such option, Mr. Ren will indirectly (through his ownership of Expert Venture Limited) own and control 1,106,903 shares, which equal 7.76% of the fully-diluted percentage of outstanding shares as of the date of this prospectus. Since the performance targets set forth in the share transfer agreement have been met, the option has vested and become exercisable to Mr. Ren. As a result, the number of shares of beneficial ownership has included 1,106,903 shares of common stock that have become transferrable to Mr. Ren after adjusting proportionally to the reduction of total number of shares held by Expert Venture Limited since April 2010.

Pursuant to a share transfer agreement dated April 26, 2010, Mr. Junde Zhang, Vice President of the Grain Division of the Company, will have an option, subject to certain performance targets (discussed in more detail below), to purchase from Mr. Yam Sheung Kwok, the current sole shareholder of Expert Venture Limited, up to 200 shares of Expert Venture Limited. Accordingly, upon exercise of such option, Mr. Zhang will indirectly (through his ownership of Expert Venture Limited) own and control 1,106,903 shares, which equal 7.76% of the fully-diluted percentage of outstanding shares of common stock. Since the performance targets set forth in the share transfer agreement have been met, the option has vested and become exercisable to Mr. Zhang. As a result, the number of shares of beneficial ownership has included 1,106,903 shares of common stock that have become transferrable to Mr. Zhang after adjusting proportionally to the reduction of total number of shares held by Expert Venture Limited since April 2010.

Plan of Distribution

This offering is not being underwritten. The selling stockholder will sell its shares of our common stock at prevailing market prices or privately negotiated prices. The selling stockholder itself directly, or through its agents, or through its brokers or dealers, may sell its shares from time to time, in (i) privately negotiated transactions, (ii) in one or more transactions, including block transactions in accordance with the applicable rules of the OTC Markets or (iii) otherwise in accordance with the section of this prospectus entitled “Plan of Distribution.” To the extent required, the specific shares to be sold, the name of the selling stockholder, the respective purchase prices and public offering prices, the names of any agent, broker or dealer and any applicable commission or discounts with respect to a particular offer will be described in an accompanying prospectus supplement. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

For additional information on the methods of sale, you should refer to the section of this prospectus entitled “Plan of Distribution” beginning on page 83.

10

RISK FACTORS

Before you make a decision to invest in our securities, you should consider carefully the risks described below, together with other information in this prospectus. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

Risks Relating to Our Business

Substantially all of our business, assets and operations are located in PRC and substantially all of our revenue is derived from our operations in PRC which subjects us to the risks related to economic, political and legal developments in PRC.

Substantially all of our business, assets and operations are located in China. The economy of the PRC differs from the economies of most developed countries in many respects. The economy of PRC has been transitioning from a planned economy to a market-oriented economy. Although in recent years the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in the PRC is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry by imposing industrial policies. It also exercises significant control over China's economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Some of these measures benefit the overall economy of China, but may have a negative effect on us.

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations.

Our future success will depend in substantial part on the continued services of our senior management. The loss of the services of one or more of our key personnel could impede implementation of our business plan and result in reduced profitability. Our future success will also depend on the continued ability to attract, retain and motivate highly qualified technical sales and marketing customer support. Because of the rapid growth of the economy in the PRC, competition for qualified personnel is intense. We cannot guarantee that we will be able to retain our key personnel or that we will be able to attract, assimilate or retain qualified personnel in the future. If we are unsuccessful in our efforts in this regard, it could have an adverse effect on our business, financial condition and results of operations.

Any disruption of the operations in our factories would damage our business.

Our operations could be interrupted by fire, flood, earthquake and other events beyond our control for which we may not carry adequate insurance. Any disruption of the operations in our factories would have a significant negative impact on our ability to store, package, manufacture, and deliver products which would cause a potential diminution in sales, the cancellation of orders, damage to our reputation and potential lawsuits.

Adverse weather conditions could reduce supply and/or demand for our products.

The supply of and demand for our corn and grain products fluctuate significantly with weather conditions, which could have either a positive or negative effect on production. If any natural disasters, such as flood, drought, hail, tornadoes or earthquakes, occur, supply for our products would likely be reduced.

11

We may encounter substantial competition in our business and our failure to compete effectively may adversely affect our ability to generate revenue.

We believe that existing and new competitors will continue to improve their products and to introduce new products with competitive price and performance characteristics. We expect that we will be required to continue to invest in product development and productivity improvements to compete effectively in our markets. Our competitors could develop a more efficient product or undertake more aggressive and costly marketing campaigns than ours, which may adversely affect our marketing strategies and could have a material adverse effect on our business, results of operations and financial condition.

Our major competitors may be better able than we to successfully endure downturns in our sector. In periods of reduced demand for our products, we can either choose to maintain market share by reducing our selling prices to meet competition or maintain selling prices, which would likely sacrifice market share. Sales and overall profitability would be reduced in either case. In addition, we cannot assure you that additional competitors will not enter our existing markets, or that we will be able to compete successfully against existing or new competition.

We may not be able to obtain regulatory or governmental approvals for our products which may delay or suspend the production, packaging and/or distribution of our products.

The manufacture and sale of our agricultural products in the PRC is regulated by the PRC and the local Provincial Government. The legal and regulatory regime governing our industry is evolving, and we may become subject to different, including more stringent, requirements than those currently applicable to us. We may be vulnerable to local and national government agencies or other parties who wish to renegotiate the terms and conditions of, or terminate their agreements or other understandings with us, or implement new or more stringent requirements, which may require us to suspend or delay production of their products. Our many permits and licenses related to the agricultural and food industries may expire and there is not guarantee the government or certifying agency will renew our licenses and/or certifications.

Potential environmental liability could have a material adverse effect on our operations and financial condition.

To the knowledge of our management team, neither the production nor the sale of our products constitutes activities, or generates materials that create any environmental hazards or violates PRC environmental laws. Although it has not been alleged by PRC government officials that we have violated any current environmental regulations, we cannot assure you that the PRC government will not amend the current PRC environmental protection laws and regulations. Our business and operating results may be materially and adversely affected if we were to be held liable for violating existing environmental regulations or if we were to increase expenditures to comply with environmental regulations affecting our operations.

We do not have key man insurance on our Chairman and CEO, on whom we rely for the management of our business and any loss of service by our Chairman and CEO could cause a material adverse effect on our business.

We depend, to a large extent, on the abilities and participation of our current management team, but have a particular reliance upon Mr. Jianming Hao, our CEO and Chairman of the Board. The loss of the services of Mr. Hao, for any reason, may have a material adverse effect on our business and prospects. We cannot assure you that the services of Mr. Hao will continue to be available to us, or that we will be able to find a suitable replacement for him. We do not carry key man life insurance for any key personnel.

Any significant fluctuation in price of our raw materials may substantially increase our manufacturing costs.

The prices for the raw materials that we use in the manufacture of our fertilizer products are subject to market forces largely beyond our control, including the price of coal, our energy costs, organic chemical feedstock costs, market demand, and freight costs. The prices for these raw materials may fluctuate significantly based upon changes in these forces. If we are unable to pass any raw material price increases through to our customers, we could incur significant losses and a diminution of the market price of our common stock.

12

Our plans to build additional plants and to improve and upgrade our internal control and management system will require capital expenditures in the future which could result in a shortage of cash.

Our plans to build additional plants and to improve and upgrade our internal control and management system will require capital expenditures in the future. We may also need further funding for working capital, investments, potential acquisitions and joint ventures and other corporate requirements. We cannot assure you that cash generated from our operations will be sufficient to fund these development plans, or that our actual capital expenditures and investments will not significantly exceed our current planned amounts. If either of these conditions arises, we may have to seek external financing to satisfy our capital needs. Our ability to obtain external financing at reasonable costs is subject to a variety of uncertainties. Failure to obtain sufficient external funds for our development plans could adversely affect our business, financial condition and operating performance.

Our planned expansion and technical improvement projects could be delayed or adversely affected by, among other things, failures to receive regulatory approvals, difficulties in obtaining sufficient financing, technical difficulties, or human or other resource constraints.

Our planned expansion and technical improvement projects could be delayed or adversely affected by, among other things, failures to receive regulatory approvals, difficulties in obtaining sufficient financing, technical difficulties, or human or other resource constraints. Moreover, the costs involved in these projects may exceed those originally contemplated. Costs savings and other economic benefits expected from these projects may not materialize as a result of any such project delays, cost overruns or changes in market circumstances. Failure to obtain intended economic benefits from these projects could adversely affect our business, financial condition and operating performances.

We need to manage growth in operations to maximize our potential growth and achieve our expected revenues and our failure to manage growth will cause a disruption of our operations resulting in the failure to generate revenue at levels we expect.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our manufacturing and marketing operations. This expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

We cannot assure you that our organic growth strategy will be successful which may result in a negative impact on our growth, financial condition, results of operations and cash flow.

One of our strategies is to grow organically through increasing the distribution and sales of our products by penetrating existing markets in PRC and entering new geographic markets in PRC. However, many obstacles to entering such new markets exist including, but not limited to, established companies in such existing markets in the PRC. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our products in any additional markets. Our inability to implement this organic growth strategy successfully may have a negative impact on our growth, future financial condition, results of operations or cash flows.

If we need additional capital to fund our growing operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

If adequate additional financing is not available on reasonable terms, we may not be able to undertake plant expansion, purchase additional machinery and purchase equipment for our operations and we would have to modify our business plans accordingly. There is no assurance that additional financing will be available to us.

In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in research and development; and (iv) the amount of our capital expenditures. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

13

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If we need additional funding we will, most likely, seek such funding in the United States (although we may be able to obtain funding in the PRC) and the market fluctuations affect on our stock price could limit our ability to obtain equity financing.

If we cannot obtain additional funding, we may be required to: (i) limit our plant expansion; (ii) limit our marketing efforts; and (iii) decrease or eliminate capital expenditures.

Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to the units. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

Labor disputes could significantly affect our operations.

Labor disputes with our employees or labor disputes, work stoppages or slowdowns at any of its subcontractors or suppliers could significantly disrupt operations or expansion plans. Delays caused by any such disruptions could materially affect projections for increased capacity, production and revenues, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Because all of our operations and most of our directors and officers may reside in the PRC and outside the United States and because we may not consent to service of process in the United States or to the jurisdiction of any United States court, it may be difficult for you to enforce your rights against us or enforce United States judgments against us in the PRC.

After the completion of this reverse merger, substantially all of our operations and all of our directors and officers may reside outside of the United States.  Foreign officers or directors may not consent to service of process in the United States or to the jurisdiction of any United States Court.  It may therefore be difficult for investors in the United States to enforce their legal rights, to effect service of process upon us, our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under United States federal securities laws.  Moreover, we have been advised that the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States.  Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement of criminal penalties of the United States federal securities laws.

Risks Relating to the People's Republic of China

Certain political, geographic and economic factors relating to operating in the PRC could adversely affect our business operations.

The PRC is transitioning from a planned economy to a market economy. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC's economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of restrictions on currency conversion in addition to those described below.

14

The uncertain application of many relatively new PRC laws that may apply to us create an unpredictable environment for our business operations and could have a material adverse effect on us.

The PRC legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects.

Labor costs may be increased due to the implementation of the new PRC Labor Contract Law.

The PRC Labor Contract Law was adopted by the Standing Committee of the National People’s Congress of PRC on June 29, 2007 and became effective on January 1, 2008. The implementation of the new law, especially the following provisions, may increase our labor costs: (a) an employer shall make monetary compensation, which shall be based on the number of an employee’s working years with the employer at the rate of one month’s wage for each year, to the employee upon termination of the employment contract with certain exceptions (for example, in the circumstances where the term of a fixed-term employment contract expires and the employee does not agree to renew the contract even though the conditions offered by the employer are the same as or better than those stipulated in the current contract); (b) the wages of an employee on probation may not be less than the lowest wage level for the same job with the employer or less than 80% of the wage agreed upon in the employment contract, and may not be less than the local minimum wage rate; (c) if an employee has been working for the employer for a consecutive period of not less than 10 years, or if a fixed-term employment contract with an employee was entered into on two consecutive occasions, generally the employer should enter into an open-ended employment with such employee, unless the employee requests for a fixed-term employment contract; (d) if an employer fails, in violation of the related provisions, to enter into an open-ended contract with an employee, it shall each month pay to the employee twice his wage, starting from the date on which an open-ended employment contract should have been entered into; (e) if an employer fails to enter into a written employment contract with an employee more than one month but less than one year after the date on which the employer started using him, the employer shall each month pay to the employee twice his wage; and (f) if an employer hires an employee whose employment contract with another employer has not yet been terminated or ended, causing the other employer to suffer a loss, it shall be jointly and severally liable with the employee for the compensation of such loss. Our labor costs may increase due to the implementation of the new PRC Labor Contract Law and our business and results of operations may be materially and adversely affected.

Fluctuations in the exchange rate could have an adverse effect upon our business and reported financial results.

We conduct our business in Renminbi, thus our functional currency is the Renminbi, while our reporting currency is the U.S. dollar.  The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, the political situation as well as economic policies and conditions. On July 21, 2005, the PRC government changed its decade old policy of pegging its currency to the U.S. currency. Under that policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximate 21% appreciation of the Renminbi against the U.S. dollar between 2005 and 2008. However, the PRC government decided to repeg the Renminbi to U.S. Dollars in response to the financial crisis in 2008.  On June 19, 2010, China ended the peg of Renminbi to the U.S. Dollar which allowed a greater flexibility of its exchange rate.  There remains significant international pressure on the appreciation of the Renminbi against the U.S. Dollar.  To the extent any of our future revenues are denominated in currencies other than the United States dollar, we would be subject to increased risks relating to foreign currency exchange rate fluctuations which could have a material adverse affect on our financial condition and operating results since operating results are reported in United States dollars and significant changes in the exchange rate could materially impact our reported earnings.

15

The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People's Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day's dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises, or FIEs, for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. FIEs are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

Enterprises in the PRC (including FIEs) which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or “SAFE,” effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

Convertibility of foreign exchange in respect of capital account items, such as direct investment and capital contribution, is still subject to certain restrictions, and prior approval from the SAFE and its relevant branches must be sought.

Furthermore, the Renminbi is not freely convertible into foreign currencies nor can it be freely remitted abroad. Under the PRC’s Foreign Exchange Control Regulations and the Administration of Settlement, Sales and Payment of Foreign Exchange Regulations, Foreign Invested Enterprises are permitted either to repatriate or distribute its profits or dividends in foreign currencies out of its foreign exchange accounts, or exchange Renminbi for foreign currencies through banks authorized to conduct foreign exchange business. The conversion of Renminbi into foreign exchange by Foreign Invested Enterprises for recurring items, including the distribution of dividends to foreign investors, is permissible. The conversion of Renminbi into foreign currencies for capital items, such as direct investment, loans and security investment, is subject, however, to more stringent controls.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities and any increased scrutiny or regulation could have a material adverse impact over our operations.

We are dependent on our relationship with the local government in the province in which we operate our business. Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in the PRC may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. We believe that our operations in PRC are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

16

Future inflation in the PRC may inhibit our ability to conduct business in China. In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Since most of our assets are located in the PRC, any dividends of proceeds from liquidation is subject to the approval of the relevant Chinese government agencies.

Our assets are predominantly located inside PRC. Under the laws governing Foreign Invested Enterprises in PRC, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to the relevant government agency's approval and supervision as well as the foreign exchange control. This may generate additional risk for our investors in case of dividend payment and liquidation.

Risks Associated with our Securities

We may be subject to penny stock rules which will make the shares of our common stock more difficult to sell.

We may be subject now and in the future to the SEC’s “penny stock” rules if our shares of common stock sell below $5.00 per share. Penny stocks generally are equity securities with a per share price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for shares of our common stock. As long as our shares of common stock are subject to the penny stock rules, the holders of such shares of common stock may find it more difficult to sell their securities.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for certain customers. FINRA requirements will likely make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock.

17

Our shares of common stock are very thinly traded, and the price may not reflect our value and there can be no assurance that there will be an active market for our shares of common stock either now or in the future.

Our shares of common stock are thinly traded. Due to the illiquidity, the market price may not accurately reflect our  relative value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. Investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business. If a more active market should develop, the price may be highly volatile. Because there may be a low price for our shares of common stock, many brokerage firms may not be willing to effect transactions in the securities. Even if an investor finds a broker willing to effect a transaction in the shares of our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such shares of common stock as collateral for a loans.

Because we became public by means of a “reverse merger,” we may not be able to attract the attention of major brokerage firms.

Additional risks may exist because we became public through a “reverse merger”. Security analysts of major brokerage firms may not cover us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on our behalf in the future.

18

CHINA REGULATIONS AFFECTING OUR BUSINESS

This section sets forth a summary of the most significant Chinese regulations or requirements that may affect our business activities in China or our shareholders’ right to receive dividends and other distributions of profits from the PRC subsidiaries.

Foreign Investment in PRC Operating Companies

The Foreign Investment Industrial Catalogue jointly issued by the Ministry of Commerce for the People’s Republic of China and the National Development and Reform Commission in 2011 classified various industries/business into three different categories: (i) encouraged for foreign investment; (ii) restricted to foreign investment; and (iii) prohibited from foreign investment. For any industry/business not covered by any of these three categories, they will be deemed industries/business permitted to have foreign investment. Except for those expressly provided restrictions, encouraged and permitted industries/business are usually 100% open to foreign investment and ownership. With regard to those industries/business restricted to or prohibited from foreign investment, there is always a limitation on foreign investment and ownership. The PRC Subsidiary’s business does not fall under the industry categories that are restricted to, or prohibited from foreign investment and is not subject to limitation on foreign investment and ownership.

Regulation of Foreign Currency Exchange

Foreign currency exchange in the PRC is governed by a series of regulations, including the Foreign Currency Administrative Rules (1996), as amended, and the Administrative Regulations Regarding Settlement, Sale and Payment of Foreign Exchange (1996), as amended. Under these regulations, the Renminbi is freely convertible for trade and service-related foreign exchange transactions, but not for direct investment, loans or investments in securities outside the PRC without the prior approval of China’s State Administration of Foreign Exchange. Pursuant to the Administrative Regulations Regarding Settlement, Sale and Payment of Foreign Exchange (1996), Foreign Investment Entities may purchase foreign exchange without the approval of the State Administration of Foreign Exchange for trade and service-related foreign exchange transactions by providing commercial documents evidencing these transactions. They may also retain foreign exchange, subject to a cap approved by the State Administration of Foreign Exchange, to satisfy foreign exchange liabilities or to pay dividends. However, the relevant Chinese government authorities may limit or eliminate the ability of foreign investment entities to purchase and retain foreign currencies in the future. In addition, foreign exchange transactions for direct investment, loan and investment in securities outside the PRC are still subject to limitations and require approvals from the State Administration of Foreign Exchange.

On July 21, 2005, the PRC government changed its decade old policy of pegging its currency to the U.S. currency. Under that policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximate 21% appreciation of the Renminbi against the U.S. dollar between 2005 and 2008. However, the PRC government decided to repeg the Renminbi to U.S. Dollars in response to the financial crisis in 2008.  On June 19, 2010, China ended the peg of Renminbi to the U.S. Dollar which allowed a greater flexibility of its exchange rate.  There remains significant international pressure on the appreciation of the Renminbi against the U.S. Dollar.  To the extent any of our future revenues are denominated in currencies other than the United States dollar, we would be subject to increased risks relating to foreign currency exchange rate fluctuations which could have a material adverse affect on our financial condition and operating results since operating results are reported in United States dollars and significant changes in the exchange rate could materially impact our reported earnings.

Regulation of Foreign Investment Entities’ Dividend Distribution

The principal laws and regulations in the PRC governing distribution of dividends by foreign investment entities include:

(i)	The Sino-foreign Equity Joint Venture Law (1979), as amended, and the Regulations for the Implementation of the Sino-foreign Equity Joint Venture Law (1983), as amended;

19

(ii)	The Sino-foreign Cooperative Enterprise Law (1988), as amended, and the Detailed Rules for the Implementation of the Sino-foreign Cooperative Enterprise Law (1995), as amended;

(iii)	The Foreign Investment Enterprise Law (1986), as amended, and the Regulations of Implementation of the Foreign Investment Enterprise Law (1990), as amended.

Under these regulations, foreign investment entities in the PRC may pay dividends only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, foreign-invested enterprises in the PRC are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds unless such reserve funds have reached 50% of their respective registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign investment entity has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Regulation of a Foreign Currency’s Conversion into Renminbi and Investment by Foreign Investment Entities

On August 29, 2008, the State Administration of Foreign Exchange issued a Notice of the General Affairs Department of the State Administration of Foreign Exchange on the Relevant Operating Issues concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises or Notice 142, to further regulate the foreign exchange of foreign investment entities. According to the Notice 142, foreign investment entities shall obtain verification report from a local accounting firm before converting its registered capital of foreign currency into Renminbi, and the converted Renminbi shall be used for the business within its permitted business scope. The Notice 142 explicitly prohibits foreign investment entities from using Renminbi converted from foreign capital to make equity investments in the PRC, unless the domestic equity investment is within the approved business scope of the foreign investment entity and has been approved by the State Administration of Foreign Exchange in advance.

Regulation of Foreign Exchange in Certain Onshore and Offshore Transactions

In October 2005, the State Administration of Foreign Exchange issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Return Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or the State Administration of Foreign Exchange Notice 75, which became effective as of November 1, 2005, and was further supplemented by three implementation notices issued by the State Administration of Foreign Exchange on November 24, 2005 May 29, 2007 and May 20, 2011, respectively. The State Administration of Foreign Exchange Notice 75 states that PRC residents, whether natural or legal persons, must register with the relevant local State Administration of Foreign Exchange branch prior to establishing or taking control of an offshore entity established for the purpose of overseas equity financing involving onshore assets or equity interests held by them. The term “PRC legal person residents” as used in the State Administration of Foreign Exchange Notice 75 refers to those entities with legal person status or other economic organizations established within the territory of the PRC. The term “PRC natural person residents” as used in the State Administration of Foreign Exchange Notice 75 includes all PRC citizens and all other natural persons, including foreigners, who habitually reside in the PRC for economic benefit. The State Administration of Foreign Exchange implementation notice of November 24, 2005 further clarifies that the term “PRC natural person residents” as used under the State Administration of Foreign Exchange Notice 75 refers to those “PRC natural person residents” defined under the relevant PRC tax laws and those natural persons who hold any interests in domestic entities that are classified as “domestic-funding” interests.

PRC residents are required to complete amended registrations with the local State Administration of Foreign Exchange branch upon: (i) injection of equity interests or assets of an onshore enterprise to the offshore entity, or (ii) subsequent overseas equity financing by such offshore entity. PRC residents are also required to complete amended registrations or filing with the local State Administration of Foreign Exchange branch within 30 days of any material change in the shareholding or capital of the offshore entity, such as changes in share capital, share transfers and long-term equity or debt investments and these changes do not relate to return investment activities. PRC residents who have already organized or gained control of offshore entities that have made onshore investments in the PRC before the State Administration of Foreign Exchange Notice 75 was promulgated must register their shareholdings in the offshore entities with the local State Administration of Foreign Exchange branch on or before March 31, 2006.

20

Under the State Administration of Foreign Exchange Notice 75, PRC residents are further required to repatriate into the PRC all of their dividends, profits or capital gains obtained from their shareholdings in the offshore entity within 180 days of their receipt of such dividends, profits or capital gains. The registration and filing procedures under the State Administration of Foreign Exchange Notice 75 are prerequisites for other approval and registration procedures necessary for capital inflow from the offshore entity, such as inbound investments or shareholders loans, or capital outflow to the offshore entity, such as the payment of profits or dividends, liquidating distributions, equity sale proceeds, or the return of funds upon a capital reduction.

Government Regulations Relating to Taxation

On March 16, 2007, the National People’s Congress, approved and promulgated the PRC Enterprise Income Tax Law. The PRC Enterprise Income Tax Law took effect on January 1, 2008. Under the PRC Enterprise Income Tax Law, foreign investment entities and domestic companies are subject to a uniform tax rate of 25%. The PRC Enterprise Income Tax Law provides a five-year transition period starting from its effective date for those enterprises which were established before the promulgation date of the PRC Enterprise Income Tax Law and which were entitled to a preferential lower tax rate under the then-effective tax laws or regulations.

On December 26, 2007, the State Council issued a Notice on Implementing Transitional Measures for Enterprise Income Tax, providing that the enterprises that have been approved to enjoy a low tax rate prior to the promulgation of the PRC Enterprise Income Tax Law will be eligible for a five-year transition period since 1 January, 2008, during which time the tax rate will be increased step by step to the 25% unified tax rate set out in the PRC Enterprise Income Tax Law. From 1 January, 2008, for the enterprises whose applicable tax rate was 15% before the promulgation of the PRC Enterprise Income Tax Law , the tax rate will be increased to 18% for year 2008, 20% for year 2009, 22% for year 2010, 24% for year 2011, 25% for year 2012. For the enterprises whose applicable tax rate was 24%, the tax rate will be changed to 25% from January 1, 2008.

The PRC Enterprise Income Tax Law provides that an income tax rate of 20% may be applicable to dividends payable to non-PRC investors that are “non-resident enterprises”. Non-resident enterprises refer to enterprises which do not have an establishment or place of business in the PRC, or which have such establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC. The income tax for non-resident enterprises shall be subject to withholding at the income source, with the payor acting as the obligatory withholder under the PRC Enterprise Income Tax Law, and therefore such income taxes generally called withholding tax in practice. The State Council of the PRC has reduced the withholding tax rate from 20% to 10% through the Implementation Rules of the PRC Enterprise Income Tax Law. It is currently unclear in what circumstances a source will be considered as located within the PRC. We are a U.S. holding company and substantially all of our income is derived from dividends we receive from our subsidiaries located in the PRC. Thus, if we are considered as a “non-resident enterprise” under the PRC Enterprise Income Tax Law and the dividends paid to us by our subsidiary in the PRC are considered income sourced within the PRC, such dividends may be subject to a 10% withholding tax.

Such income tax may be exempted or reduced by the State Council of the PRC or pursuant to a tax treaty between the PRC and the jurisdictions in which our non-PRC shareholders reside. For example, the 10% withholding tax is reduced to 5% pursuant to the Double Tax Avoidance Agreement Between Hong Kong and Mainland China if the beneficial owner in Hong Kong owns more than 25% of the registered capital in a company in the PRC.

The new tax law provides only a framework of the enterprise tax provisions, leaving many details on the definitions of numerous terms as well as the interpretation and specific applications of various provisions unclear and unspecified. Any increase in the combined company’s tax rate in the future could have a material adverse effect on its financial conditions and results of operations.

21

Regulations of Overseas Investments and Listings

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce of the People’s Republic of China, the China Securities Regulatory Commission, the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, and the State Administration of Foreign Exchange, jointly amended and released the Merger & Acquisition Rules, which became effective on September 8, 2006. This regulation, among other things, includes provisions that purport to require that an offshore special purpose vehicle formed for purposes of overseas listing of equity interest in PRC companies and controlled directly or indirectly by PRC companies or individuals obtain the approval of the China Securities Regulatory Commission prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

On September 21, 2006, the China Securities Regulatory Commission published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The China Securities Regulatory Commission approval procedures require the filing of a number of documents with China Securities Regulatory Commission and it would take several months to complete the approval process. The application of the Merger & Acquisition Rules with respect to overseas listings of special purpose vehicles remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope of the applicability of the China Securities Regulatory Commission approval requirement.

Regulation of Work Safety

On June 29, 2002, the Work Safety Law of the PRC was adopted by the Standing Committee of the 9th National People’s Congress and came into effect on November 1, 2002, as amended on August 27, 2009. The Work Safety Law provides general work safety requirements for entities engaging in manufacturing and business activities within the PRC. Additionally, Regulation on Work Safety Licenses, as adopted by the State Council on January 7, 2004 effective on January 13, 2004, requires enterprises engaging in the manufacture of dangerous chemicals to obtain a work safety license with a term of three years. If a work safety license needs to be extended, the enterprise must go through extension procedures with authorities three months prior to its expiration. In addition, on May 17, 2004, the Measures for Implementation of Work Safety Licenses of Dangerous Chemicals Production was promulgated as implementing measures to the Regulation on Work Safety Licenses which provides that entities producing dangerous chemicals are required to obtain work safety licenses pursuant to specific requirements. Without work safety licenses, no entity may engage in the formal manufacture of dangerous chemicals.

The Regulations on the Safety Administration of Dangerous Chemicals was promulgated by the State Council on January 26, 2002, effective as of March 15, 2002. It sets forth general requirements for manufacturing and the storage of dangerous chemicals in China. The Regulations on the Safety Administration of Dangerous Chemicals requires that companies manufacturing dangerous chemicals establish and strengthen their internal regulations and rules on safety control and fulfill the national standards and other relevant provisions of the State. In addition, according to the Regulations on the Safety Administration of Dangerous Chemicals, companies that manufacture, store, transport or use dangerous chemicals shall be required to obtain corresponding approvals or licenses with the State Administration of Work Safety and its local branches and other proper authorities. Companies that manufacture or store dangerous chemicals without approval or registration with the proper authorities can be shut down, ordered to stop manufacturing or ordered to destroy the dangerous chemicals. Such companies can also be subject to fines. If criminal law is violated, the persons chiefly liable, along with other personnel directly responsible for such impropriety, shall be subject to relevant criminal liability.

Regulations on Environmental Protection

According to the Prevention and Control of Water Pollution Law, as adopted by the Standing Committee of the 10th National People’s Congress on February 28, 2008 and effective on June 1, 2008, China adopted a licensing system for pollutant discharge. Companies directly or indirectly responsible for discharge of industrial waste water or medical sewage to waters shall be required to obtain a pollutant discharge license. All companies are prohibited from discharging wastewater and sewage to waters without or in violation of the terms of the pollutant discharge license.

22

The Regulations on the Administration of Construction Projects Environmental Protection, as adopted by the State Council on November 18, 1998 and effective on November 29, 1998, governs construction projects and the impact such projects will have on the environment. Pursuant to the Regulations on the Administration of Construction Projects Environmental Protection, the governing body is responsible for supervising the implementation of a three tiered system that includes (i) reviewing and approving a construction project, (ii) overseeing the construction project and (iii) to inspect the finished construction project and ensure that all harmful pollutants are disposed of correctly. Manufacturing companies are required to apply for inspection with environment protection authorities upon completion of a construction project.

Food Safety Law of the People’s Republic of China

The Food Safety Law of the People’s Republic of China as adopted at the 7th Session of the Standing Committee of the 11th National People’s Congress of the People’s Republic of China and effective on June 1, 2009, governs the food safety in food production and business operation activities. Pursuant to the Food Safety Law of the People’s Republic of China, food producers must establish an internal inspection and record system for raw materials and predelivery products, and food distributors must also establish internal systems to record and inspect food products procured from suppliers. In addition, any food addictives that are not in the approved government catalog must not be used and no food products can be sold inspection-free.

Regulations on the Implementation of the Food Safety Law of the People’s Republic of China

The Regulations on the Implementation of the Food Safety Law of the People’s Republic of China as adopted at the 73rd Standing Committee Meeting of the State Council on July 8, 2009 and effective on July 20, 2009, are promulgated in accordance with the Food Safety Law of the People’s Republic of China. The Regulations require that the local People’s Government at or above the country level shall perform the responsibility specified in the Food Safety Law of the People’s Republic of China, improve the ability for supervision and administration of food safety, ensure supervision and administration of food safety; establish and improve the coordination mechanism between food safety regulatory authorities, integrate and improve the food safety information network, and realize the sharing of food safety and food inspection information and other technical resources.

Law of the People’s Republic of China on Quality and Safety of Agricultural Products

The Law of the People’s Republic of China on Quality and Safety of Agricultural Products was adopted at the 21st Meeting of the Standing Committee of the Tenth National People’s Congress on April 29, 2006. This Law was enacted in order to ensure the quality and safety of agricultural products, maintain the health of the general public, and promote the development agriculture and rural economy. Pursuant to this Law, agricultural products distribution enterprises shall establish a sound system of inspection and acceptance for their purchases. In addition, agricultural products that fail to pass the inspection based on the quality and safety standards of agricultural products cannot be marketed.

Regulations for Export Food Manufacturers

The Administrative Provisions on the Filing of Export Food Manufacturers, promulgated by the General Administration of Quality Supervision, Inspection and Quarantine of the People’s Republic of China and effective as of October 1, 2011, implements a filing system on enterprises producing, processing or storing food for export. For those export food covered by the List of Products for Carrying out Filing of Export Food Manufacturers, enterprises can be allowed to produce, process or store the food for export only after obtaining the filing certificates.

According to the Safety and Hygiene Requirements for Export Food Manufacturers, export food manufacturers shall establish safety and hygiene control system pursuant to the requirements listed in Safety and Hygiene Requirements for Export Food Manufacturers. Enterprises whose products are also covered by the List of Products for Carrying out Filing of Export Food Manufacturers shall further establish and implement HACCP system in accordance with the requirements of Hazard Analysis and Critical Control Point (HACCP) system and its Application.

23

USE OF PROCEEDS

The selling stockholder will receive all proceeds from the sale of the shares of our common stock in this offering. We will not receive any proceeds from the sale of the shares of our common stock offered pursuant to this Prospectus by the selling stockholder. We will bear all expenses other than transfer taxes of registration incurred in connection with this offering, but all commissions, selling and other expenses incurred by the selling stockholder to underwriters, agents, brokers and dealers will be borne by the selling stockholder.

24

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock is quoted on the OTC Markets under the symbol “DEYU”.  There can be no assurance that a liquid market for our securities will ever develop.  Transfer of our common stock may also be restricted under the securities or blue sky laws of various states and foreign jurisdictions.  Consequently, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

The following table summarizes the high and low closing sales prices per share of the common stock for the periods indicated as reported:

Closing Bid Prices

	High ($)	Low ($)
Fiscal Year Ending December 31, 2012

1St Quarter (January 2 – March 30)	1.75	1.25

Fiscal Year Ended December 31, 2011

1st Quarter (January 3 – March 31):	4.08	2.75

2rd Quarter (April 1 – June 30):	3.01	1.50

3nd Quarter (July 1 – September 30):	2.20	1.01

4th Quarter (October 3 – December 30):	2.10	1.01

Fiscal Year Ended December 31, 2010

1st Quarter (January 4 – March 31):	NONE	NONE

2rd Quarter (April 1 – June 30):	7.10	5.00

3nd Quarter (July 1 – September 30):	7.75	6.00

4th Quarter (October 1 – December 31):	7.00	3.00

The following table presents certain information with respect to our equity compensation plan as of December 31, 2011:

Number of
securities remaining
	Number of securities		available for future
	to be issued	Weighted-average	issuance under equity
	upon exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans
approved by security holders	—	$—	—

Equity compensation plans
not approved by security holders(1)	971,000	4.40	29,000

Total	971,000	$4.40	29,000

25

(1) On November 4, 2010, the Company’s Board of Directors approved the Company’s 2010 Share Incentive Plan.  Under the Plan, 1,000,000 shares of the Company’s common stock were originally allocated to and authorized for use pursuant to the terms of the Plan.  On November 8, 2010, a total of 931,000 non-qualified incentive stock options were approved by our Board of Directors and granted under the Plan to executives, key employees, independent directors, and consultants at an exercise price of $4.40 per share and on December 15, 2010, 40,000 non-qualified incentive stock shares were approved by our Board of Directors and granted under the Plan to a consultant at an exercise price of $4.40 per share, of which shall vest as follows:

33 1/3% of the option grants vested one (1) month after the date of grant;

33 1/3% of the option grants vested twelve (12) months after the date of grant; and

33 1/3% of the option grants will vest twenty-four (24) months after the date of grant.

On March 8, 2012, the Company’s Board of Directors allocated to and authorized for use the maximum number of shares allowable pursuant to the terms of the Plan and granted 420,000 options under the Plan, of which 264,000 were new options and 156,000 were re-granted after such options were forfeited by employees as a result of their resignations from the Company in accordance with the terms of their option agreements. All of the newly granted options vest as follows:

50% of the options granted will vest six (6) months after the date of the grant; and

50% of the options granted will vest twelve (12) months after the date of the grant.

On November 5, 2010, we filed a Registration Statement with the SEC on Form S-8 covering up to 1,000,000 shares underlying options which may be granted under the Plan. As of March 28, 2012, none of the options granted pursuant to the Plan have been exercised.

Recent Sales of Unregistered Securities; Use of Proceeds from Registered Securities

In connection with the Share Exchange, on April 27, 2010, we issued an aggregate of 8,736,932 shares of our common stock to the shareholders of City Zone.  We received in exchange from the City Zone shareholders 100% of the shares of City Zone, which exchange resulted in City Zone becoming our wholly owned subsidiary. The issuance of such securities was exempt from registration pursuant to Section 4(2) of, and Regulation D and/or Regulation S promulgated under the Securities Act of 1933, as amended.

Simultaneous with the closing the Share Exchange, we entered into the Purchase Agreement with certain accredited Investors for the issuance and sale in a private placement of Units, consisting of 2,455,863 shares of our Series A convertible preferred stock, par value $0.001 per share and Series A warrants to purchase up to 982,362 shares of our common stock, for aggregate gross proceeds of approximately $10,805,750. The issuances of the aforementioned securities were exempt from registration pursuant to Section 4(2) of, and Regulation D and/or Regulation S promulgated under the Securities Act of 1933, as amended.

On November 4, 2010, the Company’s Board of Directors approved the Company’s 2010 Share Incentive Plan.  Under the Plan, 1,000,000 shares of the Company’s common stock shall be allocated to and authorized for use pursuant to the terms of the Plan.  On November 8, 2010, a total of 931,000 non-qualified incentive stock options were approved by our Board of Directors and granted under the Plan to executives, key employees, independent directors, and consultants at an exercise price of $4.40 per share and on December 15, 2010, 40,000 non-qualified incentive stock shares were approved by our Board of Directors and granted under the Plan to a consultant at an exercise price of $4.40 per share, of which shall vest as follows:

33 1/3% of the option grants vested one (1) month after the date of grant;

33 1/3% of the option grants vested twelve (12) months after the date of grant; and

33 1/3% of the option grants will vest twenty-four (24) months after the date of grant.

26

On March 8, 2012, the Company’s Board of Directors allocated to and authorized for use the maximum number of shares allowable pursuant to the terms of the Plan and granted 420,000 options under the Plan, of which 264,000 were new options and 156,000 were re-granted after such options were forfeited by employees as a result of their resignations from the Company in accordance with the terms of their option agreements. All of the newly granted options vest as follows:

50% of the options granted will vest six (6) months after the date of the grant; and

50% of the options granted will vest twelve (12) months after the date of the grant.

On November 5, 2010, we filed a Registration Statement with the SEC on Form S-8 covering up to 1,000,000 shares underlying options which may be granted under the Plan. As of March 28, 2012, none of the options granted pursuant to the Plan have been exercised.

Holders of Common Equity

On April 27, 2012, we had 10,566,766 shares of common stock issued and outstanding to 84 holders of record, and the closing price of our common stock as quoted on the OTC Markets was $1.65 per share.  The number of record holders does not include beneficial owners of common stock whose shares are held in the names of banks, brokers, nominees or other fiduciaries.

Dividends

We have not paid cash dividends on any class of common equity since formation.

In connection with our private placement in May 2010, we issued an aggregate 2,455,863 shares of our Series A convertible preferred shares and warrants exercisable into 982,362 shares of common stock to Investors.  Pursuant to the terms of our Series A convertible preferred share designations, the holders of our Series A convertible preferred shares are entitled to receive cumulative dividends at a rate of 5% per annum, and such shares of Series A convertible preferred stock are convertible into shares of our common stock on a 1:1 basis, subject to applicable adjustments.

On July 29, 2011, we distributed 66,379 shares of Series A convertible preferred shares as a cumulative Series A convertible preferred share dividend of $212,420 in aggregate, to such holders of Series A convertible preferred stock on a pro rata basis and on January 27, 2012, we issued a Series A convertible preferred share dividend equal to $219,721, in the aggregate, to such holders of Series A convertible preferred stock on a pro rata basis.

27

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward Looking Statements

The following is management’s discussion and analysis of certain significant factors which have affected our financial position and operating results during the periods included in the accompanying consolidated financial statements, as well as information relating to the plans of our current management. This prospectus includes forward-looking statements. Generally, the words “believes ”, “anticipates”, “ may ”, “ will ”, “ should ”, “ expect ”, “ intend ”, “estimate”, “continue” and similar expressions or the negative thereof or comparable terminology are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, including the matters set forth in this prospectus or other reports or documents we file with the SEC from time to time, which could cause actual results or outcomes to differ materially from those projected. Undue reliance should not be place on these forward-looking statements which speak only as of the date hereof. We undertake no obligation to update these forward-looking statements.

The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes thereto and other financial information contained elsewhere in this prospectus.

Summary of our Business

We are a vertically integrated producer, processor, marketer and distributor of organic and other agricultural products made from corn and grains operating in Shanxi Province in the PRC. The Company has access to over 109,000 acres of farmland in Shanxi Province for breeding, cultivating, processing, warehousing and distributing grain and corn products. We have an extensive wholesale network in over 15 provinces and retail distribution network of around 20,000 supermarkets and convenience stores in 29 provinces across China. We are equipped with advanced production lines and modern warehouses with production capacity of over 105,000 tons for grain products, capacity of storage of over 100,000 tons and annual turnover of 700,000 tons for corn products.

We have experienced high growth in both revenue and net income.  Operating revenue from continuing operations for the year ended December 31, 2011 was $261,576,666, representing a 207% increase from $85,174,884 for the year ended December 31, 2010. Our net income attributable to common stockholders for the year ended December 31, 2011 was $17,335,442, representing a 50.7% increase from $11,502,253 for the year ended December 31, 2010.

Restructuring of Business Divisions

In the fourth quarter of 2011, we adjusted the structure of our business divisions in order to better allocate resources and to assess the performance of the group according to our growth strategy. Our Deep Processed Division was dissolved because of the termination of our control agreements with the VIE Group on December 20, 2011, which conducted most of the business of our Deep Processed Division. We changed the name of our Simple Processed Grain Division to the Grain Division, which conducts processed grain products being sold through our retail sales network. With the rapid growth of our bulk trading business, we set up a new division called the Bulk Trading Division, the activities of which were previously conducted in the Grain Division. We now have three business divisions: the Corn Division, the Grain Division and the Bulk Trading Division. According to FASB Accounting Standard Codification Topic 280, we prepared the financial information for these segments for the year ended December 31, 2011 and restated the comparable information for the year ended December 31, 2010.

Because our control over the VIE Group terminated on December 20, 2011, the operations results of the VIE Group have been presented as discontinued operations. Therefore, management’s discussion and analysis set forth herein below are based on the results of continuing operations.

On February 2, 2012, we acquired the Taizihu Group, which is in business of producing and selling bean-based products, fruit vinegars and juices and other grain products. The business of Taizihu Group is conducted as part of the business of the Grain Division. However, management’s discussion and analysis of results of operations for the years ended December 31, 2011 and 2010 set forth herein below do not include the operations results of Taizihu Group, for the Taizihu Group’s financial statements are not required to be consolidated prior to February 2, 2012, the acquisition date according to US GAAP.

28

Results of Operations for the Year Ended December 31, 2011 as Compared to the Year Ended December 31, 2010

	For The Years Ened
	December 31,
	2011	2010	Change	%

Net revenue	$261,576,666	$85,174,884	$176,401,782	207.1%
Cost of goods sold	(218,480,009)	(63,250,363)	(155,229,646)	245.4%
Gross Profit	43,096,657	21,924,521	21,172,136	96.6%

Selling expenses	(13,231,094)	(6,281,768)	(6,949,326)	110.6%
General and administrative expenses	(8,222,182)	(3,627,860)	(4,594,322)	126.6%
Total Operating Expense	(21,453,276)	(9,909,628)	(11,543,648)	116.5%
Operating income	21,643,381	12,014,893	9,628,488	80.1%

Interest income	42,159	17,505	24,654	140.8%
Interest expense	(805,601)	(341,555)	(464,046)	135.9%
Non-operating income	(180,294)	(18,174)	(162,120)	892.0%
Total Other Expense	(943,736)	(342,224)	(601,512)	175.8%

Income from continuing operations before income taxes	20,699,645	11,672,669	9,026,976	77.3%
Income taxes	(184,384)	913,785	(1,098,169)	(120.2)%
Income from continuing operations	20,515,261	12,586,454	7,928,807	63.0%
Loss from discontinued operations, net of income taxes	(3,891,830)	(756,480)	(3,135,350)	414.5%

Net income	16,623,431	11,829,974	4,793,457	40.5%
Net loss attributable to noncontrolling interests	1,139,928	-	1,139,928
Net income attributable to Deyu Agriculture Corp.	17,763,359	11,829,974	5,933,385	50.2%
Preferred stock dividends	(427,917)	(327,721)	(100,196)	30.6%
Net income available to common stockholders	$17,335,442	$11,502,253	$5,833,189	50.7%

Net Revenue

Our net revenue for the year ended December 31, 2011 was $261.6 million compared with $85.2 million for the year ended December 31, 2010, an increase of $176.4 million, or 207%, of which $108.2 million was attributable to corn sales, $29 million to grain sales and the remaining $39.2 million to bulk trading sales. Sales derived from our Corn Division, Grain Division and Bulk Trading Division for the year ended December 31, 2011 were $177.7 million, $40.5 million and $43.3 million respectively, accounting for 67.9%, 15.5% and 16.6% of total net revenue, respectively.

29

The following table breaks down the distribution of our sales volume and amount by division and as a percentage of gross sales:

	For The Years Ended December 31,
	2011			2010
	Volume (ton)	Net Revenue	% of total sales	Volume (ton)	Net Revenue	% of total sales	Changes	%
Corn Division	531,165	$177,723,149	67.9%	240,375	$69,516,954	81.6%	$108,206,195	155.7%
Grain Division	31,878	40,507,527	15.5%	8,565	11,474,912	13.5%	29,032,615	253.0%
Bulk Trading Division	76,125	43,345,990	16.6%	1,470	4,183,018	4.9%	39,162,971	936.2%
Total	639,168	$261,576,666	100.0%	250,410	$85,174,884	100.0%	$176,401,782	207.1%

Net revenue from our Corn Division for the year ended December 31, 2011 was approximately $177.7 million, an increase of $108.2 million, or approximately 155.7%, as compared the year ended December 31, 2010. This growth was attributable to the expansion of our sales network, the increase in our storage capacity and turnover and the obtainment of sufficient working capital. Further, our corn sales network has been extended to approximately 15 provinces in 2011 from 7 provinces in 2010, which now include sales to more livestock feed companies, corn oil/corn starch manufacturing companies and governmental procurement agencies. Our capacity of storage and turnover increased from 50,000 tons and 250,000 tons to over 100,000 tons and 700,000 tons, respectively, when the new processing center with five drying cylinders and six warehouses went into operation in June 2011. We obtained sufficient working capital from bank loans and bank notes to support corn purchases from farmers and suppliers. The average balance of our bank loans and bank notes increased to $9.3 million for the year ended December 31, 2011 from $2.2 million for the year ended December 31, 2010. Our sales volume and revenue from the Corn Division for the year ended December 31, 2011 reached 531,165 tons and $177.7 million, respectively.

Net revenue from our Grain Division for the year ended December 31, 2011 was $40.5 million, an increase of $29 million, or 253%, as compared to the year ended December 31, 2010. The increase was primarily due to growth of our market share through the expansion of our sales network and promotional activities. Our retail distribution network covered approximately 20,000 supermarkets and convenience stores as of December 31, 2011, as compared to approximately 10,000 stores as of December 31, 2010. We developed special counters in over 200 supermarkets with open and loose grains in baskets where customers can scoop the grains into plastic bags to determine the volume they want. This sales strategy targets a large number of consumers and significantly contributes to our net revenue increase. Our marketing initiatives such as promotion and hosting new product press conferences also increased our brand awareness among customers as well as sales revenue. The sales volume and revenue from our Grain Division for the year ended December 31, 2011 reached 31,878 tons and $40.5 million, respectively.

Revenue from our Bulk Trading Division for the year ended December 31, 2011 was $43 million, an increase of $39 million, or 936.2%, as compared to the year ended December 31, 2010. Our bulk trading of grain was a newly-added business commencing from the fourth quarter of 2010, which we found can fully utilize our existing resources including our supply and sales networks, warehousing and logistics. Based on our extensive wholesale network in 15 provinces and sufficient working capital from bank loans and bank notes, the sales volume and revenue from our Bulk Trading Division grew rapidly, reaching 76,124 tons and $43 million, respectively.

Cost of Goods Sold

Cost of goods sold mainly consisted of cost of raw materials, labor, utilities, manufacturing costs, manufacturing related depreciation and packaging costs. Our cost of goods sold increased by 245.4% from $63.3 million in the year ended December 31, 2010 to $218.5 million for the year ended December 31, 2011, due to increases in sales volume and purchase prices. Our total sales volume for the year ended December 31, 2011 increased to 639, 168 tons, or 155.2%, from 250,410 tons for the year ended December 31, 2010.

As a percentage of net revenue, cost of goods sold increased by 920 basis points from 74.3% for the year ended December 31, 2010 to 83.5% for the year ended December 31, 2011. We experienced a purchase cost increase on both corn and grains caused by the inflation in prices of raw materials in China. Our sales expansion strategies that we implemented by lowering the average selling price compared with the market price reduced our profit margin. The increasing percentage by 1170 basis points of bulk trading of total sales with a margin of 8.3% for the year ended December 31, 2011 also negatively affected our overall profit margin.

30

Gross Profit

The following table breaks down the gross profit and gross margin by division:

	For The Years Ened December 31,
	2011			2010
	Gross Profit	% of total Gross Profit	Margin	Gross Profit	% of total Gross Profit	Margin
Corn Division	$29,388,328	68.2%	16.5%	$15,383,113	70.2%	22.1%
Grain Division	10,095,678	23.4%	24.9%	6,478,610	29.5%	56.5%
Bulk Trading Division	3,612,651	8.4%	8.3%	62,798	0.3%	1.5%
Total	43,096,657	100.0%	16.5%	$21,924,521	100.0%	25.7%

Our gross profit increased by $21.2 million, or 96.8%, from $21.9 million for the year ended December 31, 2010 to $43.1 million for the year ended December 31, 2011. The increase was attributable to an increase in sales volume, including an increase of $14 million in the Corn Division, $3.6 million in the Grain Division and $3.6 million in the Bulk Trading Division.  Our gross margin decreased from 25.7% in the year ended December 31, 2010 to 16.5% in the year ended December 31, 2011. The decrease in gross margin was the combined result of a drop in gross margin in our Corn Division, a drop in grain sales and a low margin contributed by our bulk trading business, a newly-added business in the fourth quarter of 2010.

Gross profit in Corn Division was $29.4 million, contributing to 68.2% of total gross profit for the year ended December 31, 2011.  Gross margin for our Corn Division was 16.5% for the year ended December 31, 2011, down by 560 basis points from 22.1% for the year ended December 31, 2010. The decrease of gross margin was mainly due to the continuous increase in the purchase price of raw corn and supplemental procurement from suppliers. The purchase price of raw corn increased by about 12% during the year ended December 31, 2011, but the selling price did not increase consistently. Due to our rapid growth in corn sales, we supplemented the supply of raw materials from farmers by purchasing from other corn traders, of which the purchasing price was usually higher and it negatively affected the gross margin of the Corn Division.

Gross profit in the Grain Division was $10.1 million, contributing to 23.4% of total gross profit for the year ended December 31, 2011.  Gross margin for the Grain Division was 24.9% for the year ended December 31, 2011, compared with 56.5% for the year ended December 31, 2010. The decrease was mainly attributable to our sales expansion strategies that we implemented by lowering the average selling price compared with the market price in 2011 and increasing sales percentages of certain types of grains with lower margins such as millet and flour.

Gross profit in the Bulk Trading Division was $3.6 million, contributing to 8.4% of total gross profit for the year ended December 31, 2011. We began to conduct bulk trading business in the fourth quarter of 2010 and its gross profit for the year ended December 31, 2010 was immaterial. The gross margin for the year ended December 31, 2011 was 8.3%, which was relatively lower compared with grain retail business due to its nature of high turnover rate.

Selling Expenses

Selling expenses increased by $6.9 million, or 109.5%, for the year ended December 31, 2011 as compared to $6.3 million for the year ended December 31, 2010.  Such increase was mainly attributable to the increase of freight charges, slotting fees for entering more stores and marketing personnel expenses due to increased sales volume.

General and Administrative Expenses

General and administrative expenses increased by $4.6 million to $8.2 million in the year ended December 31, 2011, or 127.8%, compared to $3.6 million for the year ended December 31, 2010. This increase was attributable to increased employee bonuses for good business performance, increased expenses spent on professional services for us as a U.S. public company and other increased expenses due to our business expansion.

31

Interest Expense

Interest expense for the year ended December 31, 2011 was $806,000 compared to interest expense of $341,000 for the year ended December 31, 2010, an increase of $464,000, or 136%.  This increase was mainly due to the increase in short-term loans for working capital.

Provision for Income Taxes

Under the Enterprise Income Tax (“EIT”) Law of the PRC, the standard EIT rate is 25%.  Our PRC subsidiaries are subject to PRC income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which they operate.  According to the Tax Pronouncement [2008] No. 149 issued by the State Administration of Tax of the PRC, the preliminary processing industry of agricultural products is entitled to EIT exemption starting January 1, 2008.  Three of the Company’s wholly-owned subsidiaries located in Shanxi Province, namely Jinzhong Deyu, Jinzhong Yongcheng and Jinzhong Yuliang, are subject to the EIT exemption.  All of our other subsidiaries are subject to the 25% EIT rate.

Despite the fact that we earned net income from continuing operations before income tax of $20.7 million, income tax expenses were $184,000 for the year ended December 31, 2011, because most of the net income before income tax was from Jinzhong Deyu and Jinzhong Yuliang, which are subject to the EIT exemption. We recorded income tax benefit of $914,000 for the year ended December 31, 2010 mainly derived from net operating losses carry-forwards for the next five years.

Loss From Discontinued Operations, Net of Income Taxes

Loss from discontinued operations, net of income taxes was incurred from the VIE Group, which we terminated our control over on December 20, 2011.

Net Income

As a result of the above, we had net income available to common stockholders of $17.3 million for the year ended December 31, 2011 compared to a net income of $11.5 million for the year ended December 31, 2010, an increase of $5.8 million, or 50.7%.

Liquidity and Capital Resources

The following summarizes the key components of our cash flows for the year ended December 31, 2011 and 2010:

	For the Years Ended December 31,
	2011	2010

Net cash (used in) provided by operating activities of continuing operations	$(7,774,378)	$3,933,743
Net cash used in investing activities of continuing operations	(4,032,327)	(12,843,958)
Net cash provided by financing activities of continuing operations	14,542,773	11,866,345
Net cash (used in) provided by discontinued operations	(415,860)	432,520
Net increase in cash and cash equivalents	$2,320,208	$3,388,650

For the year ended December 31, 2011, net cash used in operating activities of continuing operations totaled approximately $7.7 million, while net cash provided by operating activities of continuing operations was $3.9 million for the year ended December 31, 2010. This increase of net cash used in operating activities was primarily attributable to an increase of cash used in expanding sales by granting credit to customers and purchasing inventory as a result of the key driver of continuous sales growth of our corn and grain businesses. Our corn and grain business requires immediate cash payments to farmers and their agents before our accounts receivable can be collected from customers. As our business continued to grow, our supply of raw material was supplemented by grain traders or wholesalers, some of which require advanced payments for purchasing, and more cash was used in inventory purchases accordingly. The increase in accounts receivable was $23.8 million for the year ended December 31, 2011 as compared to $6.6 million in the year ended December 31, 2010 as a result of growth of our net revenue and credit offered to new retailers and wholesalers. The continuous increase in inventories and advance to suppliers also contributed to the increase in net cash used in our operating activities of continuing operations, which was $8.7 million and $8.8 million for the years ended December 31, 2011 and 2010 respectively.

32

For the year ended December 31, 2011, net cash used in investing activities of continuing operations was approximately $4 million, a decrease of approximately $8.8 million, or 68.8%, from approximately $12.8 million for the year ended December 31, 2010.  The decrease was the result of the less payments made in 2011 as prepayments were made primarily in 2010 for acquisition of farmland use rights, for majority construction cost of the warehouses, office building and cylinder units in Shanxi Province which commenced in 2010 and was completed in 2011.  Cash used in investing activities of continuing operations in the year ended December 31, 2011 was primarily for purchasing machinery and equipment, while cash used in investing activities of continuing operations in year ended December 31, 2010 was primarily for paying for land use rights and construction of warehouses.

Net cash provided by financing activities of continuing operations for the year ended December 31, 2011 was approximately $14.5 million, an increase of approximately $2.6 million, or 21.8%, from approximately $11.9 million for the year ended December 31, 2010.  This net cash provided by financing activities of continuing operations for the year ended December 31, 2011 mainly consisted of net proceeds from short term loans from banks, related parties and bank acceptance notes, while the net cash provided by financing activities of continuing operations for the year ended December 31, 2010 was mainly consisted of net proceeds from private placement, short term loans from banks and related parties.

Net cash used by discontinued operations for the year ended December 31, 2011 was $416,000 and net cash provided by discontinued operations for the year ended December 31, 2010 was $433,000.

We believe that our current levels of cash, cash flows from operations, and bank, related party and unrelated party borrowings will be sufficient to meet our anticipated cash needs for at least the next 12 months. However, we may need additional cash resources in the future if we experience changed business conditions or other developments. We may also need additional cash resources in the future if we find and wish to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. If we ever determine that our cash requirements exceed our amounts of cash and cash equivalents on hand, we may seek to issue debt or equity securities or obtain a credit facility. Any future issuance of equity securities could cause dilution to our shareholders. Any incurrence of indebtedness could increase our debt service obligations and cause us to be subject to restrictive operating and financial covenants. It is possible that, when we need additional cash resources, financing will only be available to us in amounts or on terms that would not be acceptable to us, if at all.

Summary of Certain Liquidity Events

In connection with an exchange agreement, on April 27, 2010, we issued an aggregate of 8,736,932 shares of our common stock to the shareholders of City Zone.  We received in exchange from the City Zone shareholders 100% of the shares of City Zone, which exchange resulted in City Zone becoming our wholly owned subsidiary.  Immediately after the Exchange, we entered into a Purchase Agreement with certain accredited Investors for the issuance and sale in a private placement of units, consisting of, 2,455,863 shares of our Series A convertible preferred stock and Series A warrants to purchase up to 982,362 shares of our common stock, for aggregate gross proceeds of approximately $10,805,750.

On November 4, 2010, the Company’s Board of Directors approved the Company’s 2010 Share Incentive Plan.  Under the Plan, 1,000,000 shares of the Company’s common stock shall be allocated to and authorized for use pursuant to the terms of the Plan.  On November 8, 2010, a total of 931,000 non-qualified incentive stock options were approved by our Board of Directors and granted under the Plan to executives, key employees, independent directors, and consultants at an exercise price of $4.40 per share and on December 15, 2010, 40,000 non-qualified incentive stock shares were approved by our Board of Directors and granted under the Plan to a consultant at an exercise price of $4.40 per share, of which shall vest as follows:

33

33 1/3% of the option grants vested one (1) month after the date of grant;

33 1/3% of the option grants vested twelve (12) months after the date of grant; and

33 1/3% of the option grants will vest twenty-four (24) months after the date of grant.

On March 8, 2012, the Company’s Board of Directors allocated to and authorized for use the maximum number of shares allowable pursuant to the terms of the Plan and granted 420,000 options under the Plan, of which 264,000 were new options and 156,000 were re-granted after such options were forfeited by employees as a result of their resignations from the Company in accordance with the terms of their option agreements. All of the newly granted options vest as follows:

50% of the options granted will vest six (6) months after the date of the grant; and

50% of the options granted will vest twelve (12) months after the date of the grant.

On November 5, 2010, we filed a Registration Statement with the SEC on Form S-8 covering up to 1,000,000 shares underlying options which may be granted under the Plan. As of March 19, 2012, none of the options granted pursuant to the Plan have been exercised.

Contractual Obligations

The following table presents the Company’s material contractual obligations as of December 31, 2011:

Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Bank Loans	$14,413,480	$14,413,480	$-	$-	$-
Notes payable	1,588,840	1,588,840	-	-	-
Operating Lease Obligations	1,389,727	134,402	175,615	170,819	908,892
	$17,392,047	$16,136,722	$175,615	$170,819	$908,892

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

Critical Accounting Policies and Estimates

This discussion and analysis of financial condition and results of operations has been prepared by management based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP.  The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates our critical accounting policies and estimates, including those related to revenue recognition, valuation of accounts receivable, property and equipment, long-lived assets, intangible assets, derivative liabilities and contingencies.  Estimates are based on historical experience and on various assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. These judgments and estimates affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses during the reporting periods. We consider the following accounting policies important in understanding our operating results and financial condition:

Use of Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management makes its estimates based on historical experience and various other assumptions and information that are available and believed to be reasonable at the time the estimates are made. Therefore, actual results could differ from those estimates under different assumptions and conditions.

34

 Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, cash in bank and all highly liquid investments with original maturities of three months or less.

As a result of the financings associated with the Exchange, we had, as of December 31, 2010, $125,560 in a trust account. The use of these funds requires the written approval of our placement agent and us. The funds in the escrow account were designated for certain expenses, such as investor relations, accounting/consulting fees, SEC fees, and stock transfer agent fees. This amount was classified as restricted cash under current assets on our balance sheet as of December 31, 2010, while the restriction was released in 2011.

As of December 31, 2011, $1,588,840 of cash was restricted as a pledge for $1,588,840 (RMB 10,000,000) of notes payable obtained from Jinzhong City Yuci District Rural Credit Union Co., Ltd. in August 2011 and $262,159 of cash was restricted as a pledge for $2,121,101 (RMB13,350,000) for a bank loan obtained from China Merchants Bank (Dongzhimen branch) in November 2011.

Accounts Receivable

Accounts receivable are recorded at net realizable value consisting of the carrying amount less allowance for doubtful accounts, as needed.  We assess the collectability of accounts receivable based primarily upon the creditworthiness of the customer as determined by credit checks and analysis, as well as the customer’s payment history.  Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends, and changes in customer payment patterns to evaluate the adequacy of these reserves.  As of December 31, 2011 and 2010, there were no customers with accounts receivable greater than six months past due.

Inventories

The Company's inventories are stated at lower of cost or market.  Cost is determined on moving-average basis.  Costs of inventories include purchase and related costs incurred in delivering the products to their present location and condition.  Market value is determined by reference to selling prices after the balance sheet date or to management’s estimates based on prevailing market conditions.  Management periodically evaluates the composition of its inventories at least quarterly to identify slow-moving and obsolete inventories to determine if valuation allowance is required.  As of December 31, 2011 and 2010, management did not identify any slow moving or obsolete inventory. For the years ended December 31, 2011 and 2010, loss on reduction of inventory to the lower of cost or market was $56,140 and $0, respectively.

Assets Held for Sales

A long-lived asset to be sold shall be classified as held for sale in the period in which all of the following criteria are met: (a) Management, having the authority to approve the action, commits to a plan to sell the asset. (b) The asset is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets. (c) An active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated. (d) The sale of the asset is probable, and transfer of the asset is expected to qualify for recognition as a completed sale, within one year, except as permitted by paragraph ASC 360-10-45-11. The term probable refers to a future sale that is likely to occur. (e) The asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value. The price at which a long-lived asset is being marketed is indicative of whether the entity currently has the intent and ability to sell the asset. A market price that is reasonable in relation to fair value indicates that the asset is available for immediate sale, whereas a market price in excess of fair value indicates that the asset is not available for immediate sale. (f) Actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

35

A loss shall be recognized for any initial or subsequent write-down to fair value less cost to sell. A gain shall be recognized for any subsequent increase in fair value less cost to sell, but not in excess of the cumulative loss previously recognized (for a write-down to fair value less cost to sell). The loss or gain shall adjust only the carrying amount of a long-lived asset, whether classified as held for sale individually or as part of a disposal group.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost less accumulated depreciation.  Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized.  When property, plant, and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations.

 Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Useful Life (in years)
Automobiles	5
Buildings	10-30
Office equipment	5
Machinery and equipment	5-10
Furniture & fixtures	5

Construction-In-Progress

Construction-in-progress consists of amounts expended for warehouse construction.  Construction-in-progress is not depreciated until such time as the assets are completed and put into service.  Once warehouse construction is completed, the cost accumulated in construction-in-progress is transferred to property, plant, and equipment.

Long-Lived Assets

The Company applies the provisions of FASB ASC Topic 360 (ASC 360), "Property, Plant, and Equipment" which addresses financial accounting and reporting for the impairment or disposal of long-lived assets.  The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with ASC 360, at least on an annual basis.  ASC 360 requires the impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts.  In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets.  Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal.

Goodwill and Intangible Assets

Good is calculated as the purchase premium after adjusting for the fair value of net assets acquired.  Goodwill is not amortized but is reviewed for potential impairment on an annual basis, or when events or circumstances indicate a potential impairment, at the reporting unit level.  A reporting unit, as defined under applicable accounting guidance, is a business segment or one level below a business segment.  Under applicable accounting guidance, the goodwill impairment analysis is a two-step test.  The first step of the goodwill impairment test involves comparing the fair value of each reporting unit with its carrying amount including goodwill.  If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value, the second step must be performed to measure potential impairment.

36

The second step involves calculating an implied fair value of goodwill for each reporting unit for which the first step indicated possible impairment.  The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination, which is the excess of the fair value of the reporting unit, as determined in the first step, over the aggregate fair values of the assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination.  Measurement of the fair values of the assets and liabilities of a reporting unit is consistent with the requirements of the fair value measurements accounting guidance, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  The adjustments to measure the assets, liabilities, and intangibles at fair value are for the purpose of measuring the implied fair value of goodwill and such adjustments are not reflected in the consolidation balance sheet.  If the implied fair value of goodwill exceeds the goodwill assigned to the reporting unit, there is no impairment.  If the goodwill assigned to a reporting unit exceeds the implied fair value of goodwill, an impairment charge is recorded for the excess.  An impairment loss recognized cannot exceed the amount of goodwill assigned to a reporting unit.  An impairment loss establishes a new basis in the goodwill and subsequent reversals of goodwill impairment losses are not permitted under applicable accounting guidance.

The goodwill in the balance sheet as of December 31, 2010 was generated from the acquisition of Haoliangxin by Deyufarm on July 24, 2010. In 2010, goodwill was tested for impairment and it was determined that goodwill was not impaired as of December 31, 2010. Pursuant to the Termination Agreements for the VIE Group, the Company deconsolidated the VIE Group and no goodwill was presented on the balance sheet as of December 31, 2011, and either as of December 31, 2010 after reclassification of the assets and liabilities of discontinued operations.

For intangible assets subject to amortization, an impairment loss is recognized if the carrying amount of the intangible asset is not recoverable and exceeds fair value.  The carrying amount of the intangible asset is considered not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use of the asset.

Fair Value Measurements

FASB ASC 820, “Fair Value Measurements” (formerly SFAS No. 157) defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  It requires that an entity measure its financial instruments to base fair value on exit price and maximize the use of observable units and minimize the use of unobservable inputs to determine the exit price.  It establishes a hierarchy which prioritizes the inputs to valuation techniques used to measure fair value.  This hierarchy increases the consistency and comparability of fair value measurements and related disclosures by maximizing the use of observable inputs and minimizing the use of unobservable inputs by requiring that observable inputs be used when available.  Observable inputs are inputs that reflect the assumptions market participants would use in pricing the assets or liabilities based on market data obtained from sources independent of the Company.  Unobservable inputs are inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.  The hierarchy prioritizes the inputs into three broad levels based on the reliability of the inputs as follows:

•	Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. Valuation of these instruments does not require a high degree of judgment as the valuations are based on quoted prices in active markets that are readily and regularly available.

•	Level 2 – Inputs other than quoted prices in active markets that are either directly or indirectly observable as of the measurement date, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 – Valuations based on inputs that are unobservable and not corroborated by market data. The fair value for such assets and liabilities is generally determined using pricing models, discounted cash flow methodologies, or similar techniques that incorporate the assumptions a market participant would use in pricing the asset or liability.

37

This guidance applies to other accounting pronouncements that require or permit fair value measurements.  On February 12, 2008, the FASB finalized FASB Staff Position (FSP) No. 157-2, Effective Date of FASB Statement No. 157 (ASC 820).  This Staff Position delays the effective date of SFAS No. 157 (ASC 820) for nonfinancial assets and liabilities to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years, except for those items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  The adoption of SFAS No. 157 (ASC 820) had no effect on the Company's financial position or results of operations.

 We also analyze all financial instruments with features of both liabilities and equity under ASC 480-10 (formerly SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”) and ASC 815-40 (formerly EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”).  We have determined ASC 480-10 (formerly SFAS 150) and ASC 815-40 (formerly EITF 00-19) has no material effect on our financial position or results of operations.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with the SEC Staff Accounting Bulletin No. 104 (“SAB 104”).  The Company recognizes product revenue when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) our price to the customer is fixed or determinable and (iv) collection of the resulting accounts receivable is reasonably assured.  The Company recognizes revenue for product sales upon transfer of title to the customer.  Customer purchase orders and/or contracts are generally used to determine the existence of an arrangement.  Shipping documents and the completion of any customer acceptance requirements, when applicable, are used to verify product delivery or that services have been rendered.  The Company assesses whether a price is fixed or determinable based upon the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment.

The Company’s revenue is recognized net of value-added tax (VAT), reductions to revenue for estimated product returns, and sales discounts based on volume achieved in the same period that the related revenue is recorded.  The estimates are based on historical sales returns, analysis of credit memo data, and other factors known at the time.  For the years ended December 31, 2011 and 2010, sales discounts from continuing operations were $70,987 and $0, respectively.  Commencing from year 2010, the Company had terminated the offering of sales discounts to customers.

We offer a right of exchange on our grain products sold through our relationship with grocery store networks.  The consumer who purchases the product may exchange it for the same kind and quantity of product originally purchased.  In accordance with FASB ASC 605-15-25-1 and 605-15-15-2, these are not considered returns for revenue recognition purposes.  For the years ended December 31, 2011 and 2010, the returns of our product were not material.

Advertising Costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place.  Advertising costs from continuing operations for the year ended December 31, 2011 and 2010 were $952,472 and $83,576 respectively.

Research and Development

The Company expenses its research and development costs as incurred.  Research and development costs from continuing operations for the years ended December 31, 2011 and 2010 were $98,393 and $73,860, respectively.

38

Stock-Based Compensation

In December 2004, the Financial Accounting Standard Board, or the FASB, issued the Statement of Financial Accounting Standards, or SFAS, No. 123(R), “Share-Based Payment”, which replaces SFAS No. 123 and supersedes APB Opinion No. 25.  SFAS No. 123(R) is now included in the FASB’s ASC Topic 718, “Compensation – Stock Compensation.”  Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees or independent contractors are required to provide services.  Share-based compensation arrangements include stock options and warrants, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans.  In March 2005, the SEC issued Staff Accounting Bulletin No. 107, or SAB 107, which expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff’s views regarding the valuation of share-based payment arrangements for public companies.  SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods.  On April 14, 2005, the SEC adopted a new rule amending the compliance dates for SFAS No. 123(R).  Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS No. 123.

The Company has fully adopted the provisions of FASB ASC 718 and related interpretations as provided by SAB 107.  As such, compensation cost is measured on the date of grant as the fair value of the share-based payments.  Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC Topic 740, “Income Taxes.”  ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur.  The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination.  For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.  The adoption had no effect on the Company’s consolidated financial statements.

Foreign Currency Translation and Comprehensive Income

U.S. GAAP requires that recognized revenue, expenses, gains and losses be included in net income.  Certain statements, however, require entities to report specific changes in assets and liabilities, such as gain or loss on foreign currency translation, as a separate component of the equity section of the balance sheet.  Such items, along with net income, are components of comprehensive income.  The functional currency of the Company is Renminbi (“RMB”).  The unit of RMB is in Yuan.  Translation gains are classified as an item of other comprehensive income in the stockholders’ equity section of the consolidated balance sheet.

Statement of Cash Flows

In accordance with FASB ASC Topic 230, “Statement of Cash Flows,” cash flows from the Company’s operations are calculated based upon the local currencies.  As a result, amounts related to assets and liabilities reported on the consolidated statement of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

Discontinued Operations

Certain prior period amounts have been reclassified in these consolidated financial statements to conform to the 2011 presentation of discontinued operations of the VIE Group for the deep processed grain business.

39

Reclassifications

Except for the classification for discontinued operations, certain classifications have been made to the prior year financial statements to conform to the current year presentation.  The reclassifications have no impact on the Company’s 2010 consolidated statement of operations and retained earnings.

Recent Pronouncements

In January 2010, FASB issued an amendment regarding improving disclosures about fair value measurements. This new guidance requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. There was no impact from the adoption of this guidance to our consolidated financial position or results of operations as the amendment only addresses disclosures.

In April 2010, FASB issued an amendment to Stock Compensation. The amendment clarifies that an employee stock-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity shares trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The adoption of this guidance had no impact on our consolidated financial position or results of operations since our stock-based payment awards have an exercise price denominated in the same currency of the market in which our Company shares are traded.

In May 2011, FASB issued an amendment (ASU No. 2011-04) to Fair Value Measurement (ASC Topic 820). In 2006, the FASB and the International Accounting Standards Board (IASB) published a Memorandum of Understanding, which has served as the foundation of the Board’s efforts to a common set of high quality global accounting standards. Consistent with the Memorandum of Understanding and the Board’s commitment to achieving the goal, the amendments in this Update are the result of the work by the FASB and the IASB to develop common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and IFRS. The adoption of this guidance had no impact on our consolidated financial position or results of operations.

In May 2011, FASB issued an amendment (ASU No. 2011-05) to Comprehensive Income (ASC Topic 220). The amendment require that all nonowner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. The Company had adopted this guidance to our consolidated financial statements as of and for the year ended December 31, 2011.

In September 2011, FASB issued an amendment (ASU No. 2011-08) to Intangibles–Goodwill and Other (ASC Topic 350). The amendments in the Update permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. However, if an entity concludes otherwise, then it is required to perform the first step of the two-step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit, as described in paragraph 350-20-35-4. If the carrying amount of a reporting unit exceeds its fair value, then the entity is required to perform the second step of the goodwill impairment test to measure the amount of the impairment loss, if any, as described in paragraph 350-20-35-9. The Company had adopted this guidance to our consolidated financial statements as of and for the year ended December 31, 2011.

40

In December 2011, FASB issued an Update (ASU No. 2011-10) to Property, Plant, and Equipment (ASC Topic 360). Under the amendments in this Update, when a parent (reporting entity) ceases to have a controlling financial interest (as described in Subtopic 810-10) in a subsidiary that is in substance real estate as a result of default on the subsidiary’s nonrecourse debt, the reporting entity should apply the guidance in Subtopic 360-20 to determine whether it should derecognize the in substance real estate. Generally, a reporting entity would not satisfy the requirements to derecognize the in substance real estate before the legal transfer of the real estate to the lender and the extinguishment of the related nonrecourse indebtedness. That is, even if the reporting entity ceases to have a controlling financial interest under Subtopic 810-10, the reporting entity would continue to include the real estate, debt, and the results of the subsidiary’s operations in its consolidated financial statements until legal title to the real estate is transferred to legally satisfy the debt. The adoption of this guidance had no impact on our consolidated financial position or results of operations.

In December 2011, FASB issued an Update (ASU No. 2011-11) to Balance Sheet (ASC Topic 210) regarding disclosures about offsetting assets and liabilities. Pursuant to this Update, entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. This scope would include derivatives, sale and repurchase agreements and reverse sale and repurchase agreements, and securities borrowing and securities lending arrangements. The adoption of this guidance had no impact on our consolidated financial position or results of operations.

41

BUSINESS

Overview

We are a vertically integrated producer, processor, marketer and distributor of organic and other agricultural products made from corn and grains operating in Shanxi Province in the People's Republic of China. The Company has access to over 109,000 acres of farmland in Shanxi Province for breeding, cultivating, processing, warehousing, and distributing grain and corn products. We have an extensive wholesale network in over 15 provinces and a retail distribution network of approximately 20,000 supermarkets and convenience stores in 29 provinces across China. We are equipped with advanced production lines and modern warehouses with production capacity of over 105,000 tons for grain products, capacity of storage of over 100,000 tons and annual turnover of 700,000 tons for our corn products.

Our farming operations are conducted through our wholly-owned PRC subsidiaries, Jinzhong Deyu Agriculture Trading Co. Limited (“Jinzhong Deyu”), Jinzhong Yongcheng Agriculture Trading Co. Limited (“Yongcheng”) and Jinzhong Yuliang Agriculture Trading Co. Limited (“Yuliang”). Yongcheng and Yuliang focus on processing and distributing our corn and corn byproducts. Our grain processing and distribution are conducted through our wholly-owned PRC subsidiaries, Jinzhong Deyu, Shanxi Taizihu Food Co. Ltd. (“Taizihu”), Shanxi Huichun Bean Products Co., Ltd. Our other wholly-owned PRC subsidiaries, Detian Yu Biotechnology (Beijing) Co., Ltd. ("Detian Yu") and Tianjin Guandu Food Co., Ltd. ("Tianjin Guandu"), and our majority-owned PRC subsidiary Hebei Yugu Grain Co., Ltd. ("Hebei Yugu") together with Jinzhong Deyu are engaged in bulk trading of rice, flour, wheat and other agriculture products and the distribution of our processed grain products.

A brief description of our products is set forth below, by division:

•	Corn Division –Yongcheng and Yuliang process and distribute corn and corn byproducts. Yongcheng and Yuliang acquire unprocessed corn and perform value-added processes to the corn such as cleaning, drying and packaging. Consumers range from livestock feed companies to corn oil/corn starch manufacturing companies and governmental procurement agencies in China.

•	Grain Division –Jinzhong Deyu acquires unprocessed grains including millet, green bean, soy bean, black rice and many other varieties of grains traditionally grown and consumed in China and performs value-added processes to the grains such as peeling, cleaning, grinding and packaging. Taizihu and Huichun mainly produce and distribute deep processed grain products, including bean based products, fruit vinegars and juices and other grain products. The finished products of this division are then sold directly to supermarkets and convenience stores in China and overseas.

•	Bulk Trading Division –Jinzhong Deyu, Detian Yu, Tianjin Guandu and Hebei Yugu conduct bulk trading through procuring and wholesaling rice, flour, wheat, kidney beans, green beans and other agricultural products. The majority of our customers for this division are food manufacturers, grain trading companies, wholesalers and governmental procurement agencies in China.

Operating revenue from continuing operations for the year ended December 31, 2011 was $261,576,666, representing a 207% increase from $85,174,884 for the year ended December 31, 2010. Our net income available to common stockholders for the year ended December 31, 2011 was $17,335,442, representing a 50.7% increase from $11,502,253 for the year ended December 31, 2010.

Our principal office is located at 8th Floor, Block 5, Aolinjiatai Building, 1 Kehuiqian Street, Chaoyang District, Beijing, China 100192. Our telephone number in China is +(8610)-5224 1802 and our fax number is +(8610)-5224 1822. Our telephone number in the United States is (646) 820-8060. Our corporate website is www.deyuagri.com (information on our website is not made a part of prospectus).

42

Corporate History

2010 Share Exchange and Preferred Stock Financings

On April 27, 2010, Deyu (then known as Eco Building International, Inc.) completed the acquisition of City Zone Holdings Limited, an emerging organic and non-organic agricultural products distributor in Shanxi Province, China, engaged in procuring, processing, marketing and distributing various grain and corn products (“City Zone”), by means of a share exchange (the “Exchange”).  As a result of the Exchange, City Zone became a wholly-owned subsidiary of Deyu.

Simultaneously with the acquisition, we completed a private placement offering in the gross amount of $8,211,166 of the sale of securities to accredited investors at $4.40 per unit, with each “Unit” consisting of one share of our Series A convertible preferred stock and one warrant to purchase 0.4 shares of our common stock with an exercise price of $5.06 per share. We executed a Securities Purchase Agreement in connection with the offering, which is referenced as Exhibit 10.1 herein.

On May 10, 2010, we closed on the second and final round of the private placement offering as disclosed in our Current Report on Form 8-K filed with the SEC on May 3, 2010 through the sale of 589,689 Units comprised of 589,689 shares of our Series A convertible preferred stock and 235,882 five-year warrants with an exercise price of $5.06 per share, to certain accredited investors for total gross proceeds of $2,594,607. We raised an aggregate amount of $10,805,750 in the two rounds of offerings.

In connection with the financing transaction, we entered into (i) a Registration Rights Agreement, (ii) a Lock-Up Agreement and (iii) a Securities Escrow Agreement for a make good arrangement with our management (together with the Securities Purchase Agreement, these agreements shall be referred to as the “Financing Documents”).

The private placement closed simultaneously with the signing of the Financing Documents and our issuing of 2,455,863 shares of Series A convertible preferred stock and warrants exercisable into 982,362 shares of common stock to certain investors (collectively, the “Investors”).  Pursuant to its terms, the Series A convertible preferred stock receive cumulative dividends at a rate of 5% per annum and can be converted into common stock on a 1:1 basis, subject to applicable adjustments.  Pursuant to its terms, the warrants can be converted into 982,362 shares of common stock at an exercise price of $5.06 per share (the "Warrants").  The Warrants will expire on April 27, 2015.

Pursuant to the Registration Rights Agreement, we agreed to file a registration statement on Form S-1 (or other applicable Form) within 60 days of the close of such financing.  We filed a Registration Statement on Form S-1 with the SEC on June 15, 2010, and on October 21, 2010, the SEC declared the Form S-1 effective.

We also entered into a Lock-Up Agreement with the Investors, pursuant to which the common stock owned by the management of City Zone was locked-up for the six (6) month period following the effectiveness of the Registration Statement is declared effective. The Lock-Up Agreement expired on April 21, 2011.

Lastly, pursuant to the Securities Escrow Agreement, our majority shareholder (which is also the selling stockholder in this prospectus, Expert Venture Limited) pledged 2,455,863 shares of common stock of the Company (the “Make Good Shares”) to secure the obligation that we reach certain earnings thresholds for the fiscal years ended 2010 and 2011.  Since the Make Good Shares have already been issued to Expert Venture Limited, any transfer of the shares pursuant to the terms of the Make Good Agreement will not cause any dilution to existing shareholders. One half (or 1,227,932 shares) of the Make Good Shares were allocated to the 2010 earnings requirement and the other half (1,227,931 shares) of the Make Good Shares were allocated to the 2011 earnings requirement. For the fiscal year 2010, we met our threshold requirement of reporting net income of at least 95% of $11,000,000. If we meet the threshold in 2011 of reporting net income of at least 95% of $15,000,000 (i.e., at least $14,250,000), the remainder of the Make Good Shares will be returned to Expert Venture Limited, however if we fail to meet our threshold, then the Make Good Shares will be released from escrow based on the following terms and conditions:

•	If we achieve net income of less than 50% of $15,000,000 (or $7,500,000), then 1,227,931 shares shall be released to the investors on a pro rata basis (based on the amount of each investors investment).

43

•	If we achieve net income of between 50% and less than 95% of $15,000,000, then a portion of the 1,227,931 shares held in escrow shall be disbursed to the Investors (the remaining shares will be returned to Expert Venture Limited). The number of shares released to the investors shall be determined by doubling the percentage missed between the actual net income as compared to the make good target and then multiplying that by the 1,227,931 escrow shares.

Additionally, as a result of the Exchange, we changed our fiscal year end to December 31.

On May 19, 2010, we filed with the Secretary of State for the State of Nevada a Certificate of Amendment to our Articles of Incorporation changing our name from “Eco Building International, Inc.” to “Deyu Agriculture Corp.” FINRA declared the name change effective on June 2, 2010.

Deyufarm VIE Control Agreements

On November 16, 2010, Detian Yu entered into a series of control agreements (collectively, the “Control Agreements”) with each of (a) Beijing Jundaqianyuan Investment Management Co., Ltd. (“Junda”), a PRC company and equity interest holder in Deyufarm Innovation Food (Beijing) Co., Ltd., a PRC company (“Deyufarm”) and (b) Jinzhong Longyue Investment Consultancy Services Co., Ltd. (“Longyue”), a PRC company and equity interest holder in Deyufarm whereby Detian Yu provided management and consulting services and business cooperation opportunities services to each of Junda and Longyue in exchange for service fees from each of Junda and Longyue equal to 100% (in the aggregate) of the net income after tax of each of Junda and Longyue.  Together, Junda and Longyue own 64.2857% of Deyufarm, and each derive 100% of their income from the profits generated by Deyufarm through its wholly-owned subsidiary, Sichuan Haoliangxin Instant Food Co., Ltd., a PRC company, and Beijing Xinggu Deyufarm Food Co. Ltd., a PRC company (together with Deyufarm, Junda and Longyue, the “VIE Group”). A complete description of the transaction is set forth in the Registrant’s Current Report on Form 8-K as filed with the SEC on November 17, 2010.

On December 20, 2011, Detian Yu executed a series of termination agreements whereby Detian Yu terminated its control over the VIE Group (collectively, the “Termination Agreements”), effective immediately. The Company’s Board of Directors and a majority of the preferred shareholders of the Company approved the disposition of the VIE Group.

Other Recent Developments

On June 16, 2011, Tianjin Guandu (previously named Tianjin Detianyu Food Co., Ltd. before October 24, 2011), a newly formed wholly-owned subsidiary of Detian Yu with RMB10,000,000 ($1,544,497) registered capital entered into a Cooperation Agreement with the Administrative Committee of Sino-Singapore Tianjin Eco-city (the “Agency”), the representative organization of the Tianjin Municipal Government. The agreement provides for a cooperative relationship between Tianjin Guandu and the Agency regarding Tianjin Guandu’s establishment of its operations in Tianing’s Eco-city, particularly with respect to certain tax arrangements. Tianjin Guandu is in the business of wholesale distribution of simple-processed and deep-processed packaged food products and staple foods.

On July 25, 2011, we incorporated and registered Hebei Yugu, a 70%-owned subsidiary of Detian Yu with RMB10,000,000 ($1,563,824) in registered capital, in Gaocheng City of Shijiazhuang, Hebei Province, China. Hebei Yugu is primarily engaged in wholesale distribution of grains, beans and potatoes.

On February 2, 2012, RedSun Technology (Shenzhen) Co. Limited ( “Redsun”), a wholly-owned subsidiary of the Company, acquired 100% of the issued and outstanding registered share capital of Taizihu and its subsidiary, Huichun (together with Taizihu, the “Taizihu Group”) in consideration of RMB34,705,000 ($5,502,181). The Taizihu Group is in the business of producing and selling bean based products, fruit vinegars and juices and other grain products. The Company will file the audited financial statements of the Taizihu Group and pro forma financial information required to be filed with the SEC not later than April 19, 2012 in accordance with the rules of the SEC.

44

Corporate Structure

The Company’s current corporate structure is set forth below:

Competitive Advantages

Cultivation Base

Our grains are mainly grown in the hilly area near Taihang Mountain, at an altitude of between 5,000 to 8,000 feet above sea level. This region has a wide temperature variation between night and day and a long daily exposure to sunlight. These geographic characteristics produce grains that are rich in nutrients, especially minerals, rutin, cellulose, amino acids, chlorophyll, lecithin and linoleic acid.

45

Partnership with Farmers

Agricultural land for large scale farming of grains is becoming a rarity in China. With the support of our local government, we have adopted the operation mode of “Company + Farmers + Base on a large scale”. We have the cultivation base of 109,000 acres in Jinzhong in Shanxi Province for the supply of corn and grain by obtaining the land use rights of 17, 000 acres of farmland with average remaining use life of 38 years and signing agricultural co-operative agreements with the governments of the counties and villages for the development of 92,000 acres for 20 years. We have established stable partnerships with over 60,000 farmers to grow crops on the farmland. We provide instruction to the farmers for planting crops and technical support for seeding and cultivation. The scale cultivation ensures our stable supply of raw material with high quality.

Advanced Production Lines

We have a modern processing center for corn with five drying cylinders and six warehouses, the construction of which was completed in 2011. Our total capacity of storage and annual turnover of corn has exceeded 100,000 tons and 700,000 tons, respectively. We are also equipped with fully automatic and advanced production lines for grain processing with a total production capacity of over 105,000 tons. The advanced production lines and production technologies help produce grain products with high quality by maintaining the nutritional components of the products.

Warehousing and Logistics

We operate six self-owned warehouses, one rental warehouse and some temporary warehouses with total storage capacity of over 100,000 tons of food products and an annual turnover of 700,000 tons. This capacity helps us to reach economies of scale with low cost of processing and storage. Our production bases are located in Jinzhong and Quwo in Shanxi Province with convenient transportation. The Jinzhong facilities and warehouses are in proximity to Shitai Railway and Provincial Road 317. The Quwo facilities are several kilometers away from Houma, a transportation hub. We have exclusive lease agreements with three railway lines for freight transportation in Jinzhong: (a) Shanxi Cereal & Oil Group, Mingli Reservation Depot; (b) Shanxi Yuci Cereal Reservation Depot; and (c) Yuci Dongzhao Railway Freight Station.  These advantageous geographical positions and exclusive agreements help us ensure speedy delivery of our products at a low cost.

Established Sales Network

We have cultivated an extensive wholesale network for corn and bulk trading with customers including various livestock feed companies, food manufacturers, corn oil/corn starch manufacturing companies, grain trading companies, wholesalers and governmental procurement agencies in approximately 15 provinces. Meanwhile, our retail sales network for processed grain covers approximately 20,000 supermarkets and convenience stores with distribution to over 29 provinces in China, including the cities of Beijing, Tianjin, Jinan, Fuzhou, Chengdu and Shijiazhuang, in some of the world’s widely known supermarkets. We believe the rapid development of our sales network has increased our revenue as well as our brand awareness.

Our Current Products and Product Characteristics

Our products in our Corn Division are simple processed corn. Our products in our Grain Division include approximately 200 types of products sold for retail distribution in supermarkets and convenience stores, including: (1) simple processed grain products packaged under our registered trademarks “Deyu” and “Shitie”; (2) bean based products under the brand name “Huicun” including vegetarian products and instant noodles made from soybeans, black beans and green beans; and (3) fruit vinegars and juices under the brand “Longquan Villa”. Our products in our Bulk Trading Division include rice, flour, wheat, kidney beans, green beans, chicken and other agricultural products. The following table lists our major products in our Grain Division:

Category	Product	Weight/Unit	Unit
Packed grains	Millet, soy bean, mung bean, black rice and corn grits, etc.	400 to 800g	Bag
Packed flour	Mung bean flour, corn flour, buckwheat flour and sorghum flour, etc.	800 to 2,400g	Bag
Grain gift boxes	Millet & grains mix	400 to 425g	Bag
Vacuum-packed grains	Millet, sorghum, sticky rice, black rice, black bean, soy bean, mung bean, black rice, etc.	370 to 440g	Bag
Large-pack beans	Soy bean, mung bean, red bean, kidney bean, black bean, etc.	25kg	Bag
Large-pack rice	Millet, sorghum, coix seed, black rice, sticky rice and buckwheat rice, etc.	25kg	Bag
Large-pack flour	Sorghum flour, corn four, mung bean flour, bulkwheat flour, oat flour, etc.	25kg	Bag
Bean-based products	Vegetarian chicken wings, vegetarian prawns, vegetarian bean mushroom, thick-strip bean-based noodles, thin-strip bean-based noodles and various bean-based instant noodles.	60-500g	Bag
Fruit vinegar and juices	Apple vinegar, jujube vinegar, grape vinegar, golden pear juice, kiwi vinegar, strawberry juice, etc.	250-400g	Bottle

46

Packaged Grains of “Deyu”	Grain Gift Boxes of “Deyu”

Bean-based Products of “Huichun”	Fruit Vinegars & juices of “Longquan Villa”

We also sell unpackaged products of various kinds of grains at special counters under the brand name “Deyu” in supermarkets where customers can scoop the grains into plastic bags to determine the volume they want.

Special Counter Selling Unpacked Grains in Supermarket

47

Our farmland is located in the center of Shanxi Province, which has a relatively dry climate and which is ideal for grain cultivation. Grain crop growth relies principally on the climate and rainfall, and is not dependent on the application of chemical fertilizers or pesticides. Our simple and deep processing of grains maintain the grain’s original nutritional components.  A portion of Jinzhong Deyu’s grain products are certified as “organic” by the Beijing Zhonglu Huaxia Organic Food Certification Centre, the chief organic food certification organization accredited and approved by the Certification and Accreditation Administration of the PRC (CNCA).

We provide technological guidance and support to our farmers regarding seed dissemination, cultivation methods, ecological fertilizer, irrigation, cultivation, weeding and harvesting. We believe working closely with our farmers helps ensure that we receive high quality raw materials for production. We also utilize an advanced product control system to help ensure high-quality finished products.

Key Customers

No single customer accounted for greater than 10% of the Company’s consolidated gross revenue or consolidated accounts receivable as of December 31, 2011. For the year ended December 31, 2010, one customer accounted for 18% of the Company’s consolidated gross revenue while no other single customer accounted for greater than 10%. The same customer accounted for 3% of the Company’s consolidated accounts receivable as of December 31, 2010 while no single customer accounted for greater than 10%.

Our customers are mainly in China, composed mainly of (1) livestock feed companies, corn oil/corn starch manufacturing companies and governmental procurement agencies in our Corn Division; (2) distributors, chains of supermarkets and convenience stores in our Grain Division; and (3) grain trading companies, wholesalers and governmental procurement agencies in our Bulk Trading Division. Our bean-based products are also sold through our export agencies to Japan, USA, Germany, Canada and other countries in Asia.

For our Corn Division, the portion of revenues derived from new or small customers has increased and the overall number of customers also increased. For our Grain Division, our customers are diversified among distributors and chain of supermarkets. For our Bulk Trading Division, a newly-added business in the fourth quarter of 2010, we have established stable relationships with Tianjin Yimingda Grain Division (a wholesaler), which is one of our largest customers and accounts for 28.3% of gross sales of Bulk Trading Division. We believe we can continue to keep stable relationships with existing customers and enlarge our customer base in the future.

Sources of Raw Materials and Key Suppliers

We procure raw materials at our cultivation base in Jinzhong, Shanxi Province, which produces grains rich in nutrients, especially minerals, rutin, cellulose, amino acids, chlorophyll, lecithin and linoleic acid. Shanxi Province is located on the Loess Plateau in the western part of China. The city of Jinzhong is located in the center of Shanxi Province. We believe the topography of the region creates optimal conditions for growing grains. Favorable weather conditions, combined with our geographical conditions lead to high-quality products. There has been no serious flood or drought in the region in the past 100 years.  The temperature difference between day and night is greater than 10 degrees Celsius. The weather is dry and cold. There are about 158 days without frost during the year and the growing period is longer than 135 days. The weather conditions are especially favorable for growing corn and grains. Grains are highly drought resistant. We rely on natural rainfall, and no irrigation is required throughout the year and no application of chemical fertilizer or pesticides is needed. Irrigation by underground water is only required under exceptional circumstances.

The growing season for our corn and grain in the Shanxi Province is 135+ days, which requires only one planting per year of the farmland.  Our warehouses have storage capacity of 100,000+ tons and a turnover capacity of 700,000+ tons. We believe that our storage capacity, combined with our ability to expand our network of cooperative farmers and farmer’s agents, as well as the ability to expand our purchasing into other geographical areas in Shanxi Province, reduces our risks which may be attributable to raw material seasonality.

We purchase raw material directly from farmers, farmer’s agents and other various suppliers. We did not have any suppliers who accounted for 10% or more of total purchases of raw materials or 10% or more of total trade payables during the fiscal years ended December 31, 2011 and 2010.

48

Market Opportunity

Corn and Corn Byproducts

Corn is used extensively in feeds, food for human consumption and highly processed products. According to the United States Department of Agriculture (“USDA”), the demand for corn in the global and Chinese markets has continued to increase with annual growth for 2009 through 2012 of 3% and 7%, respectively, and the growth is expected to continue in the next five years. Further, the global demand for corn has substantially exceeded supply from 2009 through 2012. China is the world’s second-leading consumer and producer of corn, second only to the United States, accounting for over 20% of the world’s consumption. The following table shows the statistics of supply and demand for the global and Chinese markets from 2009 to 2012 (including estimated and forecasted):

Year	Beginning Balance	Supply	Demand	Gap Between Supply and Demand	Closing Balance	Demand Growth Rate
Global
2009/2010	147,340	819,230	822,500	(3,270)	144,070	2%
2010/2011 (estimated)	144,080	827,350	843,370	(16,020)	128,060	3%
2011/2012 (forecasted)	128,060	867,520	868,610	(1,090)	126,970	3%

China
2009/2010	5,118	16,527	16,515	12 (Note)	5,130	6%
2010/2011 (estimated)	5,130	17,823	17,611	212 (Note)	5,342	7%
2011/2012 (forecasted)	5,342	19,475	19,120	355 (Note)	5,697	9%

Note: The domestic supply is supplemented by imports.

(Units: '000 tons, Source: USDA)

Corn is primarily used as raw feed material for pigs, cattle, chicken and other livestock. Corn byproducts, including corn stalks, are also used as an important source of feed. Since 1997, feed production has maintained steady growth. China is now the world’s second largest feed producer according to USDA.

In many developed countries, corn is generally regarded as a “health food”.  In the United States, it is believed that over 10% of health foods are made with corn or corn byproducts. Corn oil squeezed from corn germ contains over 10 types of fatty acids, more than 50% of which are acids rich in vitamins A and E. Corn oil is low in cholesterol and is believed to have positive effects on high blood pressure and heart disease. Corn oil is also widely used in the pharmaceutical and chemical industries. In recent years, demand for corn for food products in international markets has grown.

Corn is also used as raw material for highly processed industrial products. Corn can be used to produce ethanol as renewable fuels. Global energy shortages make corn an attractive alternative energy source.  With the requirement of environmental protection, the demand for corn from ethanol producers has increased dramatically in recent years.

Grain Products

Grain products contain high levels of vitamin B1, dietary fiber and trace elements. Coarse grains are believed to be beneficial to people with diabetes or high blood pressure. The Chinese Nutrition Society, commissioned by the Ministry of Health in 2011 to formulate dietary guidelines, recommends consumption of 250-400 grams per day of processed grain foods for adults. They also recommended that adults consume 50-100 grams per day of coarse grains and whole grain foods and consume 30-50 grams per day of bean or bean-based products. Over 70% of adults in China, amounting to approximately 665 million people, are urban residents. Based on these guidelines, the demand for coarse grain products and bean-based products by people in urban cities could reach 18.2 million tons and 9.7 million tons per year, respectively.

49

As a result of the economic growth and improved living standards in China, the dietary components of the Chinese population have changed dramatically. In general, the population pays more attention to diet and nutrition. Management believes that the increased awareness of the value and benefits of grain products has resulted in an increased demand for our grain products.

Competitive Landscape

In the corn market and grain bulk trading industry, our current major competitors are smaller and local focus traders such as Jinzhong Dexinchang Trading Co., Ltd., Jinjian Rice Industry Co., Ltd. and Beijing Guchuang Food Co., Ltd., which are mainly engaged in the corn and grain bulk procurement and wholesale businesses.

In the grain consumption marketplace, we primarily compete with smaller grain processers and food manufacturers, which are local in focus, have a single production line, little brand recognition and limited distribution networks.  The following table lists our competitors with their main products:

Competitors	Products of Competitors Produced and /or sold by Competitors
Shanxi Jin Wei Yuan Grains Company Limited	packaged and unpackaged grain
Shanxi Qinzhou Huang Millet Group Limited Company	packaged and unpackaged millet, soybean
Heshun Xinma Grains Development Co., LTD	packaged and unpackaged millet,beans, flour
Hebei Gaopaidian DouDou Food (Group) Co., Ltd.	bean products
Shandong Daogongfang Food Co., Ltd.	bean products
Yantai Yiyuan Beverage Co., Ltd.	fruit vinegars, especially apple vinegars
Zhengzhou Luer Biotechnology Development Co., Ltd.	fruit vinegars and fruit juices

Sales Network

Corn Products and Bulk Trading Products

We have established a diversified customer base in approximately 15 provinces in China, including Shanxi, Hebei, Henan, Shandong, Anhui, Shaanxi, Sichuan, Hunan, Hubei, Guangdong, Jiangsu, Liaoning, Beijing, Tianjin and Chongqing, with stable partnerships with various livestock feed companies, corn oil/corn starch manufacturing companies and food manufacturers, grain trading companies, wholesalers and governmental procurement agencies.

Grain Products

We have established a marketing center in Beijing focused on promoting our products throughout China. In addition, we plan to expand our sales network to include offices in the cities of Shenzhen, Hangzhou, Chengdu, Tianjin and Chongqing. Our main sales channels are as follows:

•	Supermarkets: At present, our sales network covers approximately 20,000 supermarkets and convenience stores with distribution to over 29 provinces in China, including the cities of Beijing, Tianjin, Jinan, Fuzhou, Chengdu and Shijiazhuang, in some of the world’s most widely known supermarket chains.

•	Sales channels of unpackaged products: We also sell unpackaged products of various kinds of grains at special counters under the brand name “Deyu” in over 200 supermarkets open and loosely in baskets where customers can scoop the grains into plastic bags to determine the volume they want, and such sales strategy targets a large number of consumers.

•	Overseas sales: Our bean-based products are also sold through our export agencies to Japan, USA, Germany, Canada and other countries in Asia.

50

Processing and Warehousing Capacities

General

We maintain facilities in central and southern Shanxi Province with total site coverage of approximately 1,780,000 square feet (approximately 165,000 square meters) and constructed area of 482,000 square feet (approximately 45,000 square meters). Our facilities are equipped with advanced crop production, processing and packaging lines as well as modern equipment.

Corn Production Capacity

Our Corn Division’s warehousing, processing and logistics center is located in Jinzhong with site coverage of 504,000 square feet (approximately 46,000 square meters) and constructed area of 129,000 square feet (approximately 12,000 square meters). The construction of this processing center was completed in June 2011 with five drying cylinders and six warehouses for the storage of 70,000 tons. We have a large rental cave-type warehouse named Shanxi 661 Warehouse with storage capacity of 30,000 tons. We also have contracts for temporary warehouses near railway stations which supplement our storage capacity. Our total capacity of storage and annual turnover reach over 100,000 tons and 700,000 tons, respectively.

We process drying and water removal treatments for corn before the corn is stored in our warehouses. The five drying cylinders are equipped with the most advanced equipment for corn drying. After the drying process, the corn is packaged in bags and moved into warehouses. Then, the products undergo insecticide and anti-bacterial treatments. After being sealed and air ventilated, the products are then stored in enclosed warehouses.

Our six newly-constructed warehouses are equipped with advanced detection and air ventilation devices to ensure cereals are being kept in good condition. Ventilation ducts are installed on the ground level of the warehouses. Once moisture is detected, air ventilation driven by a blower will help disseminate the overall heat on the cereals. Infrared temperature sensors and 360-degree high resolution cameras have been installed in each warehouse to allow the control room to conduct 24-hour monitoring for real-time analysis of water, moisture, mildew and pests so that we can quickly take corrective measures.

The cave-type warehouse that we rent is fully enclosed and have thermostatic and moisture proof characteristics. The cave-type warehouse is built with 1.5 meter thick walls and moisture proof layers. They maintain a temperature of 10 degrees Celsius throughout the year, which is well-suited for food storage. Since no air conditioning is required, the operating costs of these warehouses are low. These warehouses are also equipped with infrared sensors that can accurately detect temperature changes and the presence of rodents, insects, and other pests.

Grain Production Capacity

We are equipped with three fully automatic production lines for millet, grain and flour at our Jinzhong production base in the center of Shanxi Province, with site coverage of approximately 199,000 square feet (approximately 18,000 square meters) and a constructed area of 118,000 square feet (approximately 11,000 square meters). These lines include various kinds of rice milling machines, filtering machines, elevators, color selection machines, exhaust fans, automatic packing machines and other equipment. The production capacity of grain is over 60,000 tons.

Another production base in Quwo, in the southern part of Shanxi Province, has site coverage of over 1,076,000 square feet (approximately 100,000 square meters) and a constructed area of 234,000 square feet (approximately 22,000 square meters). This base is equipped with three kinds of advanced production lines: (1) two production lines for bean-based products with an annual production capacity of 15,000 tons; (2) two production lines for other grain products with an annual production capacity of over 26,000 tons; and (3) two production lines for fruit vinegar and fruit juices with an annual production capacity of 4,000 tons. These production lines are comprised of advanced grain milling, degreasing, automatic drying, packaging, inspection and testing equipment. At present, less than one third of the land at this production base has been developed. We believe we can develop more production lines for future demand without acquiring land use rights for more land.

51

To ensure high quality, we have installed fully automated production equipment at our facilities.  Characteristics of our production lines and equipment are as follows:

•	Production equipment for grain processing is fully automated. We use elevators to move raw materials through the production process. The production process is fully enclosed for protection against any pollution or contamination. We have installed equipment with advanced color selection technology for grains. We believe the device is stable and reliable, and it features automatic temperature control, automatic removal of dust and impurities, automatic air pressure detection, self injection and light testing. We have a cooling system that helps millet maintain its nutritious components, color and appearance. Selective application of the polishing process helps maintain nutritional components.

•	Soybean food series production uses advanced technology of dry heat extrusion equipment in oil extraction, oil purification filling, milling, squeezing and other equipment which undertake processes of peeling, crushing, oil extraction, milling, forming, drying, shaping, sterilization, packaging and other processes in the production of various soybean products while retaining most of the raw nutrients.

•	Production lines for our fruit vinegar and fruit juice include water treatment equipment, sugar devices, dispensing equipment, homogenization equipment, sterilization equipment and aseptic filling equipment. We use Ro water treatment equipment and remote infrared automatic filling equipment. Sterilization technology adopts aseptic filling and high temperature sterilization processes to ensure high quality of products and advanced, reliable, automatic and stable quality for the entire production line.

Our modern equipment and technology, combined with advanced processing techniques, helps to ensure that grain production is high-quality, natural, green and ecological.  Additionally, a portion of our grains can be categorized as organic by the Beijing Zhonglu Huaxia Organic Food Certification Centre. We believe the careful management of breeding, cultivation, production, packaging and storage also leads to high quality products.

We implement strict quality control with each process in purchasing, storage, processing, packaging and distribution. We keep all items that are examined in the course of quality control inspections for one year in accordance with National Technology Quality Supervision Bureau requirements. We cooperate fully with the Bureau during their random testing and examination of our products.

Research and Development

We hire a number of agricultural experts as consultants in sectors including food processing, breeding, cultivation, nutrition and disease prevention. Together with the Shanxi Agricultural Sciences Institute, Shanxi Agricultural University and their Institute of Seeds and Planting, we have established a joint laboratory for research breeding and cultivation. This laboratory also provides quality testing of our products and provides suggestions for the improvement of our products.

Our R&D team and laboratory uses a hybridization technique for breeding rather than a genetically modified approach. They have special characteristics such as strong drought resistance and resistance to pests. None of the seeds are cultivated using pesticides or chemical fertilizers. This not only reduces costs, but also increases the output and, most importantly, allows us to ensure that a portion of our crops are recognized as “organic”.

Research and development expenses were $98,393 and $73,860 for the years ended December 31, 2011 and 2010, respectively.

Target Market

We focus on promoting the concept of “healthy and green”.  Target customers of our Grain Division include urban city residents who pursue healthy diets. Management believes health-oriented food products are also important to families in tier 1 and tier 2 cities in China.  Beijing, Shanghai and Guangzhou are considered tier 1 cities in China because they were the first to be opened up to competitive economic development and are the most populous, affluent and competitive.  Tier 2 cities, such as Tianjin, Suzhou, Dalian, Qingdao and Hangzhou, have a smaller population and are not as developed as tier 1 cities.

52

Operating Model

We have adopted the operating model of “Company + Farmers + Base” supplemented by advanced production, strong warehousing capacity and exclusive logistics. We have access to over 109,000 acres (650,000 mu) of farmland in the center of Shanxi Province as our plantation base and we have established partnerships with over 60,000 farmers for the cultivation of high quality grains and corn. Based on our supply base, we have developed the “Deyu” operating chain of breading, cultivating, processing, warehousing and distributing our products. Our operating model is illustrated by the chart below:

Our Growth Strategy

Our principal growth strategy is to expand our market share in the corn and grains businesses by pursuing the following key strategies:

Increase our market share by expanding our sales network and sales promotion. We plan to continue to build up our sales and marketing forces to develop more sales outlets in supermarkets and convenience stores. We also plan to hold more promotional activities to increase sales in each of our stores and to increase our brand awareness.

Continue to develop bulk trading business based on our existing resources. We have accumulated ample resources and advantages such as extensive network of supply and sales, strong warehousing capacity and exclusive logistics. In 2011, our newly-added bulk trading business grew rapidly. We plan to continue to develop our bulk trading business by fully utilizing and diversifying our grain varieties, especially certain rare grain varieties in China such as kidney beans, green beans and sunflower seeds by anticipating the demand trend in the market.

53

Extend our operating model to other producing areas. During the past several years, we have operated our business through a model of “Company + Farmers + Base” supplemented by advanced production, strong warehousing capacity and exclusive logistics. Given the strong momentum of expanding our economies of scale and increasing demand, we need to expand our supply base of raw materials. We have begun to consider extending our operating model to other producing areas of corn and grain. We have already established subsidiaries in Hebei and Tianjin, and we plan to form a new subsidiary in Northern China to expand our business.

Enrich our product lines through new product innovation or business acquisition. We plan to continue to update existing product lines according to consumer diet trends. We are also considering introducing new products through establishing partnerships with other grain producers or through business acquisitions.

Expand overseas sales network and export product portfolio. We plan to expand our overseas sales network primarily established by Huichun as well as to diversify our export products portfolio. We plan to focus on bean-based products, refined packaged grains and large packaged grains.

Government Regulation

Corn Purchase and Sale Business

We are engaged in the purchase and sale of raw corn products. The supervising authority for the purchase and sale of raw corn products is the State Administration of Grain in China. Pursuant to Regulation 6 of the Food Distribution Management Regulations announced by the State Council of PRC, the State Council Development and Reform Department and the National Food Administration Departments (the commissions of the National Food Authority) are responsible for the mid and long-term planning of China’s overall balance of foods, regulation, restructuring of important food species and food distribution. The National Food Administration Department is responsible for food distribution, guidance to the industry, oversight of the food distribution laws, regulations, policies and implementation of rules and regulations. Pursuant to Regulation 9, food operators must obtain permits and register pursuant to relevant registration regulations. We have obtained the necessary Food Products Purchase Permit and operate in compliance with the relevant standards of food quality, storage, logistics and facilities.

Grain Production and Sales Business

Our production, purchases and sales of grain food products are subject to the following rules and regulations in China:

•	“The Food Safety Law of the People’s Republic of China” (the “Food Safety Law”)
•	“Regulations on the Implementation of the Food Safety Law of the People’s Republic of China” (the “Regulations”)
•	“Law of the People’s Republic of China on Quality and Safety of Agricultural Products” and the Food Distribution Management Ordinance.

We are engaged in exporting grain food products in oversea markets and therefore our production, purchase and sales of grain food products are also subject to the following rules or regulations as they pertain to the food products exporting business:

•	“Administrative Provisions on the Filing of Export Food Manufacturers)”
•	“Hygiene Requirements for Export Food Manufacturers”
•	“List of Products Requiring HACCP Audit for Filing of Export Food Manufacturers”
•	“List of Products Requiring HACCP Audit for Filing of Export Food Manufacturers”

We are engaged in the sale of packaged grain products. The supervising authority for such products is the Beijing Bureau of the Industry and Commerce. Pursuant to Regulation 29 of the Food Safety Laws, entities engaging in food production, food distribution and food service, must obtain a Food Production Permit, Food Distribution Permit and Food Service Permit. Those entities that have obtained the Food Production Permit are authorized to operate a food production business and are not required to apply for a Food Distribution Permit. However, we have also obtained the Food Distribution Permit from the Beijing Bureau of Industry and Commerce.

54

We are also engaged in the production and sale of grain foods. The supervising authority for such production is the Technology Quality Supervision Bureau of Shanxi Province. Pursuant to Food Safety Laws and ancillary regulations, China’s Head Office of the Technology Quality Supervision Bureau supervises technology quality of enterprises which are engaged in food production. The Bureau issues Food Production Permits, undertakes mandatory examinations of technology quality for entry into the industry and is responsible for investigation of incidents regarding food safety. Pursuant to Regulation 29 of the Food Safety Laws, entities engaging in food production, food distribution and food service, must obtain the Food Production Permit, Food Distribution Permit and Food Service Permit. Those who have obtained the Food Production Permit are authorized to operate food production businesses and are not required to apply for a Food Distribution Permit. Deyu has also obtained the nation’s Industrial Production Permit from the Technology Quality Supervision Bureau (Cereals: QS140701040051 and Flour: QS140701016210). Our food labeling complies with the Interim Measures for Labeling of Food Products of Enterprises in Shanxi Province and GB7718-1994 Standards for Food Products Labeling and has obtained the relevant registration certificate (Record number SB/1407000-009-01).

Intellectual Property

With the exception of our registered trademarks “Deyu”, “Shitie”, “Huichun”, “LongQhan Villa” and “Fushite”, we do not own any patents, trademarks, licenses or franchises on our products or processes. We produce processed foods and therefore patents, trademarks and licenses are not necessary for our business operations.  We also own the rights to the domain name www.deyuagri.com, which is currently in good standing.

Employees

We currently have approximately 690 full time employees and various numbers of part-time employees working on a seasonal basis.

55

DESCRIPTION OF OUR PROPERTIES

Our production facilities are located in Jinzhong and Quwo of Shanxi Province with total site coverage of approximately 1,780,000 square feet (approximately 165,000 square meters) and constructed area of 482,000 square feet (approximately 45,000 square meters). We owned a modern processing center with five drying cylinders for corn and the six warehouses for storage of 70,000 tons and have a large rental warehouse named the Shanxi 661 Warehouse with a storage capacity of 30,000 tons, of which the total capacity of annual turnover may reach more than 700,000 tons. We have eight production lines for grain processing with total production capacity of over 105,000 tons. Our facilities are equipped with advanced crop production, processing and packaging lines as well as modern equipment.

According to government regulations of the PRC, the PRC Government owns all land.  We own the following land use rights for farmland and/or industrial lands: (1) land use rights of farmland in Jinzhong Shanxi consisting of 17,000 acres (approximately 70,000,000 square meters) for the remaining average of 38 years; (2) land use right of the industrial land in Quwo, Shanxi consisting of 1,076,000 square feet (approximately 100,000 square meters) for the remaining 45 years, which belongs to the Taizihu Group acquired by the Company on February 2, 2012; (3) land use right of the industrial land in Yuci District of Jinzhong, Shanxi consisting of 504,000 square feet (approximately 47,000 square meters) for the remaining 49 years; (4) land use right of the industrial land in Shanzhuangtou, Jinzhong Deyu of 125,000 square feet (approximately 12,000 square meters), for which the term was terminated on March 14, 2011; however according to the Certification issued by the Jinzhong Municipal Bureau of Land and Resources on March 30, 2011, the Company holds the legal title of the land use rights during the period of the renewal process; (5) land use right of the industrial land in Shanzhuangtou, Jinzhong Deyu of 73,000 square feet (approximately 6,800 square meters) for estimated 50 years, which we obtained on March 19, 2012.

56

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

57

MANAGEMENT

Directors and Executive Officers

Provided below is a list of the names, ages and positions of all our directors and executive officers as of the date of this prospectus:

Name	Age	Position
Jianming Hao	37	Chairman of the Board of Directors, President and Chief Executive Officer
Amy He	33	Acting Chief Financial Officer
Jianbin Zhou	43	Chief Operating Officer
Michael Han	41	Corporate Secretary
Al Carmona	53	Independent Director and member of Audit Committee
Longjiang Yuan	48	Independent Director and member of Audit Committee
Timothy Stevens	60	Independent Director and Chairman of Audit Committee
Hong Wang	37	Director

Provided below is a list of the names, ages and positions of certain of our significant employees as of the date of this prospectus:

Name	Age	Position
Junde Zhang	40	Vice President for the Grain Division
Yongqing Ren	30	Vice President for the Corn Division
Yunlin Ding	39	Vice President

Family Relationships

There is no family relationship between any of the officers, directors and significant employees of the Company.

Election of Directors and Officers

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the Board.

Our directors are reimbursed for expenses incurred by them in connection with attending Board meetings, but they do not receive any other compensation for serving on the Board.

Biographies of Officers and Directors

Mr. Jianming Hao, 37, Chief Executive Officer and Chairman of the Board of Directors

Mr. Hao is our CEO and Chairman. Between December 2001 and May 2004, Mr. Hao served as the Finance Manager of China Merchants Dichain (Asia) Ltd., a Hong Kong listed company. Between May 2004 and November 2007, Mr. Hao served as a director and Vice President of Shenzhen Litong Investments Ltd.  Since November 2007, he has been a director of Jinzhong Deyu Agriculture Trading Co. Limited, which is now a subsidiary of Deyu Agriculture Corp.  Mr. Hao received a Master’s degree in Finance from Nankai University. He is also a certified public accountant in China.

Ms. Amy He, 33, Acting Chief Financial Officer

Effective February 3, 2012, the Company appointed Ms. Amy He to serve as the Company’s Acting Chief Financial Officer.  Ms. He, who is resident in the Company’s headquarters in Beijing, has served as the Company’s Financial Controller since October 2011. Prior to that, Ms. He served as an audit manager for Deloitte Touche Tohmatsu CPA Ltd. in China from July 2005 through September, 2011, where she served multinational corporations and Chinese corporate clients, including private companies and public listed companies in the United States. Ms. He earned a Master’s Degree in Management from the Chinese Academy of Sciences and a Bachelor’s Degree in Accounting from Tsinghua University in China.

58

Mr. Jianbin Zhou, 43, Chief Operating Officer

Mr. Zhou is our Chief Operating Officer. Between January 2005 and December 2006, Mr. Zhou served as the General Manager of Beijing Kangqiaoshidai Education Development Co., Ltd. Between January 2007 and October 2008, he was the General Manager of Antai Global (Beijing) Risk Management Co., Ltd. Mr. Zhou also served as the Vice President of Dongsheng International (Beijing) Investment Co., Ltd. between October 2008 and August 2009. Mr. Zhou has been a director of Detian Yu since August 2009.  Mr. Zhou is the holder of an undergraduate degree.

Mr. Michael Han, 41, Corporate Secretary

Effective January 10, 2011, the Company appointed Mr. Michael Han to serve as the Company’s Corporate Secretary. From April 2009 through January 2011, Mr. Han served as Vice President for Beijing Jinhuanya Management Consulting Co., Ltd., a PRC company. From April 2006 through March 2009, Mr. Han previously served as Vice President and Manager of the Administration Department of General Circuits (Beijing) Ltd., a PRC company, where he was in charge of Administration, Finance, Marketing and International Sales and Business Development. From April 2001 through March 2006, Mr. Han served as Senior Key Account Manager of Shougang NEC Electronics Co., Ltd., a PRC electronics company. Mr. Han earned his Bachelors of Science degree in Metal Forming & Metal Materials from the College of Beijing Iron & Steel Technology and his Master’s in Business Administration degree from Tsinghua University. There is no family relationship between Mr. Han and any of the other officers and directors of the Company.

Mr. Al Carmona, 53, Independent Director and Member of Audit Committee

Mr. Carmona is an independent director of the Company.  During the last 25 years, Mr. Carmona has been with Mars & Co, a high end international strategy consulting firm, during which he served as Executive Vice President and Senior Advisor and has coordinated their Global Business Development Council. With the assistance of Mr. Carmona, Mars & Co. grew to over 250 professionals worldwide. Mr. Carmona has deep experience in a wide variety of areas including cost and supply chain optimization, brand strategy, pricing and demand building optimization, competitive analysis, portfolio optimization, business unit turnarounds, as well as acquisition and divestiture analysis.  Mr. Carmona has a Bachelor of Science degree in Chemical Engineering from Princeton University and a MBA degree from the Wharton Business School, University of Pennsylvania.

Mr. Longjiangg Yuan, 48, Independent Director and Member of Audit Committee

Mr. Yuan is an independent director of the Company. He is an acknowledged expert in agricultural technology and has been serving as the vice director of the Science and Technology Bureau of the Chinese Academy of Agricultural Sciences, the largest and highest agriculture institute in China (“CAAS”). Prior to joining the Company, Mr. Yuan spent 17 years in the Institute of Crop Science of the CAAS, where he was also the senior director of the R&D team for paddy rice genetic breeding technologies as well as a scientist in the science commission. He is the director of the Crop Science Society of China and an expert for the National Crop Variety Approval Committee. From 2002 to 2004, Mr. Yuan was an independent director of the board of Shanxi Tunyu Seed Industry Co., Ltd.  Over the years, Mr. Yuan has participated in and led 13 national R&D programs and has developed 17 new crop breeds. He has published more than 20 academic thesis and 5 books on agricultural sciences. Mr. Yuan was also granted 2 scientific and technological progress awards by the Ministry of Agriculture of China.  Mr. Longjiangg Yuan holds a master’s degree in Plant Genetic Breeding from the Graduate School of the Chinese Academy of Agricultural Sciences and a bachelor’s degree in Agriculture from Wan Nan Agriculture University.

59

Mr. Timothy C. Stevens, 60, Independent Director and Chairman of Audit Committee

Mr. Stevens is an independent director of the Company. Mr. Stevens has over 30 years of executive leadership, management, and client service experience with the world’s leading law, public accounting, and management consulting firms. Since January 2011, Mr. Stevens has served as Chief Operating Officer of an international law firm in Hong Kong. Prior to that since 2004, Mr. Stevens served as the Executive Director of Saul Ewing LLP, a Philadelphia law firm where he oversaw all aspects of its day to day business operations with a focus on improving the bottom line and supporting the Firm’s growth strategy and other key objectives. From 1999 to 2003, he served as the Chief Operating Officer and a member of the Management Committee in the Hong Kong and China offices of the international law firm Baker & McKenzie where he was responsible for all operations (other than client service) for Baker & McKenzie’s large Hong Kong and China practice. From 1995 to 1998, Mr. Stevens served in the Chairman’s office as the Finance and Administrative Partner of PricewaterhouseCoopers China, the world’s largest auditing firm, where he supervised the business plans, office openings and expansions as well as the financial management of the firm.  Mr. Stevens graduated from Clifton College and Bristol University in the United Kingdom. He received the ACA qualification from the UK Chartered Accountants’ Qualification Program in 1974. Mr. Stevens is a licensed CPA in Massachusetts as well as being a Hong Kong FCPA.

Mr. Hong Wang, 37, Director

Mr. Wang was appointed to serve as a director of the Company effective April 30, 2012. Mr. Wang has served as Vice President of Detian Yu since October 2009. Prior to that, Mr. Wang served as General Manager of Shanxi Dongsheng Guarantee Company Limited from February 2009 through October 2009. Prior to that, Mr. Wang worked for the Labaor Bureau of Jinzhong in Shanxi Province from July 1996 through January 2009. Mr. Wang received his bachelor's degree from the Chinese Agriculture University in 1996.

Mr. Junde Zhang, 40, Vice President of the Grain Division

Mr. Zhang is our Vice President responsible for the operation of the Grain Division. Since April 2004, he has been the Production Director and the General Manager of our Cereal Crops Division. Mr. Zhang is a successful entrepreneur and was appointed as a member of the Yuci People’s Congress. He was awarded the honorable title of Industrial Restructuring Leader by the Yuci Municipal Government. Mr. Zhang is the holder of an undergraduate degree and has over 10 years of experience in grain breeding, cultivation, processing, marketing and management.

Mr. Yongqing Ren, 30, Vice President of the Corn Division

Mr. Ren has been the Vice President and General Manager of our Corn Division since April 2004. He was conferred the honorable title of Industrial Restructuring Leader for two consecutive years and the prize of Top Ten Youth Career Development Contributor by the Yuci Municipal Government. Mr. Ren is the holder of an undergraduate degree. He is well experienced in corn breeding, cultivation, processing, marketing and management.

Mr. Yunlin Ding, 39, Vice President

Effective February, 3, 2012, the Company appointed Mr. Yunlin Ding to serve as Vice President of Company. Immediately prior to Mr. Ding’s appointment as the Company’s Vice President, he served as Vice President of Detian Yu since July 2009. Mr. Ding also served as vice general manager of the investment department of Beida Qingniao Group, a company organized under the laws of China and the holding company for three companies listed in China and two companies listed in Hong Kong, from February 2002 to July 2009. Mr. Ding earned a Bachelor’s Degree and a Master’s Degree in Economics from Nankai University in 1996 and 1999, respectively.

Director Qualifications and Experience

The Board considers various characteristics, such as experience, qualifications, attributes and skills, in making its decision to appoint and nominate directors to the Board.

Mr. Hao has the experience, qualifications, attributes and skills to qualify him to serve as a director.  His experience running the Company and its subsidiaries has contributed to his knowledge of the business and his understanding of the grain and corn products industry.  Because of this experience, we expect that he will act in the best interest of the Company.

60

Mr. Carmona has the experience, qualifications, attributes and skills to qualify him to serve as a director.  His past work experience working with companies to optimize their operations and maximize profits gives us the confidence that he will be an asset to our Board of Directors.  Because of this experience, we expect that he will act in the best interest of the Company.

Mr. Yuan has the experience, qualifications, attributes and skills to qualify him to serve as a director.  His past work experience and research experience in the genetic breeding field will be an asset to us as we strive to maximize our grain and corn production and manufacturing. Because of this experience, we expect that he will act in the best interest of the Company.

Mr. Stevens has the experience, qualifications, attributes and skills to qualify him to serve as a director.  His past work experience overseeing the world’s leading law, public accounting and management consulting firms will be an asset to us and he will be in a strong position to oversee our operations and corporate governance.  Mr. Stevens has financial management expertise, he is a certified public accountant (Massachusetts) and he is a chartered accountant (England and Wales). Because of this experience, we expect that he will act in the best interest of the Company.

Mr. Wang has the experience, qualifications, attributes and skills to qualify him to serve as a director.  His experience running the Company and its subsidiaries has contributed to his knowledge of the business and his understanding of the grain and corn products industry.  Because of this experience, we expect that he will act in the best interest of the Company.

Legal Proceedings

Unless otherwise indicated, to the knowledge of the Company after reasonable inquiry, no current director or executive officer of the Company during the past ten years, has (i) been convicted in a criminal proceeding (excluding traffic violations or other minor offenses), (ii) been a party to any judicial or administrative proceeding (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws, (iii) filed a petition under federal bankruptcy laws or any state insolvency laws or has had a receiver appointed for the person’s property or (iv) been subject to any judgment, decree or final order enjoining, suspending or otherwise limiting for more than 60 days, the person from engaging in any type of business practice , acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity or engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws, (v) been found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated, (vi) been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated, (vii) been the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (a) any Federal or State securities or commodities law or regulation, (b) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or (c) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity, or (viii) been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

61

There are no material pending legal proceedings to which any of the individuals listed above is party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

62

CORPORATE GOVERNANCE

Director Independence and Board Committees

Director Independence

Our stock is currently quoted on the OTC Markets. The OTC Markets does not have rules regarding director independence. Accordingly, although our audit committee charter states that each member shall meet the independence requirements set out by the applicable listing standards of the securities exchange, securities association, SRO, or stock market on which the Company’s securities are quoted or listed for trading, we determined that the NASDAQ Marketplace independence requirements were an appropriate standard to determine independence because these requirements are stricter than the current OTC Markets requirements. Additionally, we adopted these stricter standards to strengthen our corporate governance and improve internal controls.

Subject to certain exceptions, under the listing standards of the NASDAQ Marketplace, a listed company’s board of directors must consist of a majority of independent directors. Currently, our board of directors has determined that each of the non-management directors, Al Carmona, Longjiang Yuan and Timothy Stevens, are “independent” directors as defined by the listing standards of NASDAQ currently in effect and approved by the U.S. Securities and Exchange Commission and all applicable rules and regulations. All members of the Audit Committee satisfy the “independence” standards applicable to members of such committee. The board of directors made this affirmative determination regarding these directors’ independence based on discussions with the directors and on its review of the directors’ responses to a standard questionnaire regarding employment and compensation history; affiliations, family and other relationships; and transactions with the Company. The board of directors considered relationships and transactions between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. The purpose of the board of director’s review with respect to each director was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the NASDAQ rules.

Audit Committee

On August 19, 2010, we established our Audit Committee. The Audit Committee consists of Timothy Stevens, Al Carmona and Longjiang Yuan, each of whom is an independent director. Timothy Stevens, Chairman of the Audit Committee, is an “audit committee financial expert” as defined under Item 407(d) of Regulation S-K. The purpose of the Audit Committee is to represent and assist our board of directors in its general oversight of our accounting and financial reporting processes, audits of the financial statements and internal control and audit functions. The Audit Committee’s responsibilities include:

•	The appointment, replacement, compensation, and oversight of work of the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services; and

•	Reviewing and discussing with management and the independent auditor various topics and events that may have significant financial impact on our company or that are the subject of discussions between management and the independent auditors.

The board of directors has adopted a written charter for the Audit Committee.  During the fiscal year ended December 31, 2011, the Audit Committee met six times.

Procedures for Determining Executive Compensation

On August 19, 2010, our Board of Directors approved the adoption of the independent director oversight of executive officer compensation.  Pursuant to NASDAQ Rule 5605(d), all matters regarding executive officer compensation shall be submitted for approval or recommendation by a majority of the independent directors.

63

Procedures for Selection of Director Nominees

On August 19, 2010, the Board of Directors of the Company approved the adoption of the procedures for the selection of director nominees.  Pursuant to NASDAQ Rule 5605(e)(1), a majority of the independent directors shall recommend and select the director nominees.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC.  Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, all reports under Section 16(a) required to be filed by its officers and directors and greater than 10% beneficial owners were filed as of the date of this filing, except that Charlie Lin failed to file a Form 3 in connection with his appointment as Chief Financial Officer of the Company on January 10, 2011.

Code of Ethics

On August 19, 2010, our Board of Directors adopted a Code of Conduct applicable to all directors, officers and employees. Pursuant to NASDAQ Rule 5610, the Code of Conduct complies with the definition of a “code of ethics” set out in Section 406(c) of the Sarbanes-Oxley Act of 2002.

64

EXECUTIVE COMPENSATION

The following table sets forth all cash compensation paid by us, as well as certain other compensation paid or accrued, in 2010 and 2011, to each of the following named executive officers:

				Stock and Option	All Other
	Fiscal	Salary	Bonus	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	number	($)	($)

Jianming Hao	2010	26,435	-	150,000	63,444	89,879
(President and Chief Executive Officer) (5)	2011	16,695	-	-	64,985	81,680

Wenjun Tian (4)	2010	26,435	-	150,000	63,444	89,879
(Former President)	2011	19,171	-	-	64,985	84,156

Amy He (2)	2010	-	-	-	-	-
(Acting Chief Financial Officer)	2011	3,864	-	-	14,854	18,718

David Lethem	2010	64,334	-	25,000	-	64,334
(Former Chief Financial Officer)	2011	-	-	-	-	-

Charlie Lin (2)	2010	-	-	-	-	-
(Former Chief Financial Officer)	2011	125,333	-	-	23,333	148,667

Jianbin Zhou	2010	43,807	-	40,000	15,106	58,913
(Chief Operating Officer)	2011	56,305	77,363	-	-	133,669

Michael Han	2010	13,595	-	-	-	13,595
Corporate Secretary	2011	37,541	-	-	-	37,541

Junde Zhang (1)	2010	5,287	-	40,000	37,009	42,296
(Vice President of the Grain Division)	2011	-	108,309	-	54,154	162,463

Yongqing Ren (1)	2010	5,287	-	40,000	37,009	42,296
(Vice President of the Corn Division)	2011	-	123,782	-	54,154	177,936

Yunling Ding (1)(3)	2010	26,304	-	15,000	-	-
(Vice President)	2011	37,738	-	-	-	37,738

Li Ren (1)(3)	2010	30,967	-	30,000	15,106	46,073
(Vice President of Branding and Marketing)	2011	56,305	-	-	-	56,305

Weizhong Cai(3)	2010	1,133	-	-	-	1,133
(Chief Scientist)	2011	-	-	-	-	-

(1) Based on the compensation received by Mr. Junde Zhang, Mr. Yongqing Ren and Mr. Li Ren, they are qualified as executive officers for purposes of this table.

65

(2) Effective February 3, 2012, Ms. Amy He was promoted to Acting Chief Financial Officer of the Company. Ms. He replaced Mr. Charlie Lin, whose employment and employment agreement with the Company officially terminated on March 5, 2012 in accordance with the notification procedures set forth in his employment agreement.

(3) Effective February 3, 2012, Mr. Li Ren resigned as the Company’s Vice President - Brand and Marketing and Mr. Weizhong Cai resigned as the Company’s Chief Scientist, and Mr. Yunlin Ding was appointed the Vice President of Company.

(4) Effective April 30, 2012, Mr. Tian resigned as the Company’s President and as a member of the Board of Directors.

(5) Effective April 30, 2012, Mr. Hao was appointed to serve as President of the Company.

Outstanding Equity Awards at the End of the Fiscal Year

The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2011:

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards:Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable	—	—	—	—	—	—	—
Jianming Hao	100,000	50,000	-	4.4	5-Nov-20	-	—	-	-

Wenjun Tian (1)	100,000	50,000	-	4.4	5-Nov-20	-	-	-	-

Amy He	-	-	-	-	-	-	-	-	-

Charlie Lin	-	-	-	-	-	-	-	-	-

Jianbin Zhou	26,666	13,334	-	4.4	5-Nov-20	-	-	-	-

Michael Han	-	-	-	-	5-Nov-20	-	-	-	-

Junde Zhang	26,666	13,334	-	4.4	5-Nov-20	-	-	-	-

Yongqing Ren	26,666	13,334	-	4.4	5-Nov-20	-	-	-	-

Yunling Ding	10,000	5,000	-	4.4	5-Nov-20	-	-	-	-

Li Ren (2)	20,000	10,000	-	4.4	5-Nov-20	-	-	-	-

Weizhong Cai	-	-	-	-	-	-	-	-	-

(1) Effective April 30, 2012, Mr. Tian resigned as the Company’s President and as a member of the Board of Directors.

(2) As a result of the termination of employment (the "Termination") of Mr. Li Ren as the Vice President effective February, 3, 2012, and pursuant to the terms of the Plan, the unexercised options will expire and be forfeited three months after the Termination.

66

Option Exercises and Stock Vested

None.

Director Compensation

Our directors are reimbursed for expenses incurred by them in connection with attending Board of Directors’ meetings.  The following table presents compensation distributed to our independent directors during the years ended December 31, 2011 and December 31, 2010 for serving on the Board of Directors:

	Fees Earned or Paid in Cash	Option Awards (1)	All Other	Total
	($)	($)	Compensation ($)	($)
2011
Timothy Stevens	$43,810	$-	$-	$43,810
Al Carmona	31,000	-	-	31,000
Longjiang Yuan	7,736	-	-	7,736
	$82,546	$-	$-	$82,546

2010
Timothy Stevens	$12,375	$35,997	$-	$48,372
Al Carmona	6,000	26,998	-	32,998
Longjiang Yuan	-	8,999	-	8,999
	$18,375	$71,994	$-	$90,369

(1) The numbers for 2010 represents the aggregated fair value to option awards granted to the directors as at the grant date of the options granted in November 18, 2010, which is determined in accordance with ASC Topic 718.  For information regarding the fair value of option awards as at the grant date of the options, please refer to Note 15 of the Consolidated Financial Statements – Share-Based Compensation.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan.  All decisions regarding compensation are determined by our Board of Directors.

Options and Stock Appreciation Rights

On November 4, 2010, the Company’s Board of Directors approved the Company’s 2010 Share Incentive Plan.  Under the Plan, 1,000,000 shares of the Company’s common stock shall be allocated to and authorized for use pursuant to the terms of the Plan.  On November 8, 2010, a total of 931,000 non-qualified incentive stock options were approved by our Board of Directors and granted under the Plan to executives, key employees, independent directors, and consultants at an exercise price of $4.40 per share and on December 15, 2010, 40,000 non-qualified incentive stock shares were approved by our Board of Directors and granted under the Plan to a consultant at an exercise price of $4.40 per share, of which shall vest as follows:

33 1/3% of the option grants vested one (1) month after the date of grant;

33 1/3% of the option grants vested twelve (12) months after the date of grant; and

33 1/3% of the option grants will vest twenty-four (24) months after the date of grant.

On March 8, 2012, the Company’s Board of Directors allocated to and authorized for use the maximum number of shares allowable pursuant to the terms of the Plan and granted 420,000 options under the Plan, of which 264,000 were new options and 156,000 were re-granted after such options were forfeited by employees as a result of their resignations from the Company in accordance with the terms of their option agreements. All of the newly granted options vest as follows:

50% of the options granted will vest six (6) months after the date of the grant; and

67

50% of the options granted will vest twelve (12) months after the date of the grant.

On November 5, 2010, we filed a Registration Statement with the SEC on Form S-8 covering up to 1,000,000 shares underlying options which may be granted under the Plan. As of March 19, 2012, none of the options granted pursuant to the Plan have been exercised.

Employment Agreement

On January 10, 2011, we entered into an employment agreement with Charlie Lin pursuant to which Mr. Lin was hired as our Chief Financial Officer. Effective March 5, 2012, Mr. Lin’s employment and his employment agreement were terminated.

Payment of Post-Termination Compensation

We do not have change-in-control agreements with any of our directors or executive officers, and we are not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment.

68

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Sales Transactions

The Company (a) sold grain products in the aggregate amount of $3.3 million to Beijing Yilian Gifts Tech Development Co., Ltd. ("BYGT"), the Executive Director of which is Jianming Hao, the Company's Chief Executive Officer and (b) sold corn in the aggregate amount of $1.1 million to Tieling Zhongnong Agriculture Technology Development Co., Ltd. ("TZAT"), the legal representative of which is Yongqin Ren, the Company's Vice President of the Corn Division, during the fiscal year ended December 31, 2011.  The Company also purchased a batch of sunflower seed for $2.6 million from TZAT in June 2011 and returned the goods at original cost for quality rejection. The prices in the transactions with such related parties were determined according to market price at the time of purchase and sale.

Due from Related Parties

The Company sold grain products to BYGT for $3.3 million in the year 2011 and the amounts due from/ to BYGT as of December 31, 2011 and March 28, 2012 were $468,976 and $285,210 under this transaction, respectively.

The Company paid social insurance and office rental for Deyufarm Innovation Food (Beijing) Co., Ltd. ("Deyufarm"), a former variable interest entity of the Company, for $89,929 in December 2011. The amounts due from Deyufarm as of December 31, 2011 and March 28, 2012 under this transaction were $89,929 and $0, respectively.

The Company sold grain products to Beijing Doukounianhua Biotechnology Co., Ltd., the legal representative of which is Jianbin Zhou, the Company's Chief Operating Officer, for total $24,666 in December 2011.  As of December 31, 2011 $24,666 was due under this transaction and remained outstanding as of March 28, 2012.

The Company sold grain products to Jinshang International Finance Leasing Co., Ltd., a shareholder and the Executive Director of which is Wenjun Tian, the Company’s former President and a Director, for $3,537 in September 2011.  As of December 31, 2011, $3,537 was due under this transaction and remained outstanding as of March 28, 2012. Effective April 30, 2012, Mr. Tian resigned as the Company’s President and as a member of the Board of Directors.

Due to Related Parties

Dongsheng International Investment Co., Ltd., the President and Executive Director of which is Wenjun Tian, the Company's President and a Director, loaned the Company in the aggregate amount of $2.9 million in the year ended December 31, 2011.  Such loan is unsecured, bears no interest and no due date is specified.  As of December 31, 2011 and March 28, 2012, $2.9 million and $2.5 million were due under this loan, respectively.

Wenjun Tian, the Company's former President and a Director, loaned the Company in the aggregate amount of $2.5 million in the year ended December 31, 2011.  Such loan is unsecured, bears no interest and no due date is specified.  As of December 31, 2011, $2.5 million was due under this advance and remained outstanding as of March 28, 2012.

Deyufarm paid the miscellaneous expenses for the Company for $3,338 in the year of 2011.  As of December 31, 2011 and March 28, 2012, $3,338 and $0 was due under this transaction, respectively.

69

Guarantee Transactions

On May 10, 2011, Wenjun Tian, Jianming Hao and an unrelated third party provided a one year guarantee on a $7.9 million short-term bank loan payable to Bank of Communications by Detian Yu, bearing interest at a floating rate of prime rate plus 30% of prime rate, of which prime rate was based on the one-year loan interest rate released by The People's Bank of China.  The actual interest rate as of December 31, 2011 was 8.5280%.  The maturity date is May 9, 2012. Detian Yu paid $0 towards principal and $408,296 towards interest on the loan during the fiscal year ended December 31, 2011. $7.9 million was outstanding under the loan as of December 31, 2011 and March 28, 2012.

On August 9, 2011, Yuci Jinmao Food Processing Factory, the legal representative of which is Junlian Zheng, the wife of Junde Zhang, the Vice President of the Company, provided a two-year guarantee on a $1.4 million short-term bank loan payable to Jinzhong City Yuci District Rural Credit Union Co., Ltd. by Jinzhong Yongcheng, bearing interest at a floating rate of prime rate plus 130% of prime rate, of which prime rate was based on the six-month to one-year loan interest rate released by The People's Bank of China.  The actual interest rate as of December 31, 2011 was 15.084%.  The maturity date is August 7, 2012.  Jinzhong Yongcheng paid $0 towards principal and $73,291 towards interest on the loan during the fiscal year ended December 31, 2011. $1.4 million was outstanding under the loan as of December 31, 2011 and March 28, 2012,

On August 9, 2011, Yuci Jinmao Food Processing Factory, the legal representative of which is Junlian Zheng, the wife of Junde Zhang, the Vice President of the Company, provided a two-year guarantee on a $1.4 million short-term bank loan payable to Jinzhong City Yuci District Rural Credit Union Co., Ltd. by Jinzhong Yuliang, bearing interest at a floating rate of prime rate plus 130% of prime rate, of which prime rate was based on the six-month to one-year loan interest rate released by The People's Bank of China.  The actual interest rate as of December 31, 2011 was 15.084%.  The maturity date is August 7, 2012.  Jinzhong Yuliang paid $0 towards principal and $73,291 towards interest on the loan during the fiscal year ended December 31, 2011. $1.4 million was outstanding under the loan as of December 31, 2011 and March 28, 2012.

On January 13, 2010, Jinzhong Deyu provided a two year guarantee on a $1.3 million short-term bank loan payable to Jinzhong Economic Development District Rural Credit Union by Jingzhong Yuliang, bearing interest at a floating rate of prime rate plus 129.83% of prime rate, of which prime rate was based on the six-month to one-year loan interest rate released by The People's Bank of China.  The loan was originally due March 8, 2011.  In January 2011, the Company entered into an agreement with the bank for an extension and the new term was from February 1, 2011 to October 1, 2011.  The adjustable interest rate was a rate per annum equal to the prime rate plus 117.23% of prime rate.  The prime rate was based on the one to three year loan interest rate released by The People's Bank of China.  The loan was fully paid off on May 11, 2011, with Jingzhong Yuliang paying the principal amount of $1.3 million plus $8,865 in accrued interest.

On January 13, 2010, Jinzhong Deyu and Jinzhuong Yuliang provided a two-year guarantee on a $1.3 million short-term bank loan payable to Shanxi Province Rural Credit Union by Jingzhong Yongcheng, bearing interest at a floating rate of prime rate plus 107% of prime rate, of which prime rate was based on the six-month to one-year loan interest rate released by The People's Bank of China.  The loan was originally due January 13, 2011.  In January 2011, the Company entered into an agreement with the bank for an extension and the new term was from January 14, 2011 to June 11, 2011.  The adjustable interest rate was a rate per annum equal to the prime rate plus 107% of prime rate.  The prime rate was based on the one to three year loan interest rate released by The People's Bank of China.  The loan was fully paid off on May 11, 2011, with Jingzhong Yongcheng paying the principal amount of $1.3 million plus $6,750 in accrued interest.

Promoters and Certain Control Persons

None.

Conflicts of Interest

We have certain potential conflicts of interest that are inherent in the relationships between our officers and directors.

From time to time, one or more of our affiliates may form or hold an ownership interest in and/or manage other businesses both related and unrelated to the type of business that we own and operate. These persons expect to continue to form, hold an ownership interest in and/or manage additional other businesses which may compete with ours with respect to operations, including financing and marketing, management time and services and potential customers. These activities may give rise to conflicts between or among the interests of us and other businesses with which our affiliates are associated. Our affiliates are in no way prohibited from undertaking such activities, and neither we nor our shareholders will have any right to require participation in such other activities.

70

Further, because we intend to transact business with some of our officers, directors and affiliates, as well as with firms in which some of our officers, directors or affiliates have a material interest, potential conflicts may arise between the respective interests of us and these related persons or entities. We believe that such transactions will be effected on terms at least as favorable to us as those available from unrelated third parties.

With respect to transactions involving real or apparent conflicts of interest, we have adopted policies and procedures which require that: (a) the fact of the relationship or interest giving rise to the potential conflict be disclosed or known to the directors who authorize or approve the transaction prior to such authorization or approval, (b) the transaction be approved by a majority of our disinterested outside directors and (c) the transaction be fair and reasonable to us at the time it is authorized or approved by our directors.

71

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of, April 27, 2012: (i) by each of our directors, (ii) by each of the named executive officers, (iii) by all of our executive officers and directors as a group, and (iv) by each person or entity known by us to beneficially own more than 5% of any class of our outstanding shares. As of April 27, 2012, there were 10,566,766 shares of our common stock outstanding:

		Amount and	Fully Diluted
		Nature of Beneficial	Percentage of Outstanding
Title of Class	Name and Address of Beneficial Owner (1)(2)	Ownership (number of shares)	Shares of Common Stock (3)
Certain Beneficial Owners - Over 5% Ownership
Common Stock	Expert Venture Limited (4)(5)	5,534,513	38.81%
Common Stock	Sure Glory Holdings Limited (6)	748,636	5.25%
Common Stock	Charming Action Management Limited (7)	616,364	4.32%
Directors and Executive Officers and Significant Employees
Common Stock	Jianming Hao (10)	658,986	4.62%
Common Stock	Wenjun Tian (11)	1,760,354	12.34%
Common Stock	Charlie Lin (21)	0	0%
Common Stock	Amy He (20)	0	0%
Common Stock	Jianbin Zhou (12)	26,666	*
Common Stock	Michael Han	0	0%
Common Stock	Yongqing Ren (13)	1,133,570	7.95%
Common Stock	Junde Zhang (14)	1,133,570	7.95%
Common Stock	Yunlin Ding (15)	10,000	*
Common Stock	Li, Ren (16)	20,000	*
Common Stock	Al Carmona (17)	83,733	*
Common Stock	Longjiang Yuan (18)	3,333	*
Common Stock	Timothy Stevens (19)	13,333	*
Common Stock	Hong Wang (8)(9)	664,142	4.66%
Officers and Significant Employees and Directors as a Group		5,507,687	38.62%

* Less than 1%.

(1)	Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or investment power within 60 days.
(2)	Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares.

(3)	Applicable percentage of ownership is based on 10,566,766 shares of common stock outstanding as of April 27, 2012, together with 1,995,475 shares of common stock issuable upon the conversion of convertible preferred stock, 1,154,272 shares of common stock issuance upon the exercise of warrants, and 543,333 shares of common stock issuance upon the exercise of exercisable stock options within sixty (60) days as of the date hereof for beneficial owner.

(4)	The registered address of Expert Venture Limited is P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands.

(5)	Mr. Yam Sheung Kwok is the sole and controlling person of Expert Venture Limited, owning all 1,000 shares of Expert Venture Limited (subject to the share transfer agreements discussed below).

72

(6)	The registered address of Sure Glory Holdings Limited is P.O. Box 957, Offshore incorporation Centre, Road Town, Tortola, British Virgin Islands. Mr. Dai Ai Wei is the sole and controlling person of Sure Glory Holdings Limited, owning the sole share of Sure Glory Holdings Limited.

(7)	The registered address of Charming Action Management Limited is Portcullis TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands. Miss Jin Juan Dai is the sole and controlling person of Charming Action Management Limited, owning the sole share of Charming Action Management Limited.

(8)	Effective April 30, 2012, Mr. Wang was appointed to serve as a Director of the Company. The registered address of Hong Wang is 7/F, B Tower, Jinshangguoji Building, Jinzhong, China.

(9)	Pursuant to a share transfer agreement, Mr. Hong Wang has the option, subject to certain performance targets (discussed in more detail below), to purchase from Mr. Yam Sheung Kwok, the current sole shareholder of Expert Venture Limited, up to 120 shares of Expert Venture Limited. Accordingly, upon exercise of such option, Mr. Wang will indirectly (through his ownership of Expert Venture Limited) own and control 664,142 shares, which equal 4.66% of the fully-diluted percentage of outstanding shares. Since the performance targets set forth in the share transfer agreement have been met, the option has vested and become exercisable to Mr. Wang. As a result, the number of shares of beneficial ownership has included 664,142 shares of common stock that have become transferrable to Mr. Wang after adjusting proportionally to the reduction of total number of shares held by Expert Venture Limited since April 2010.

(10)	Pursuant to a share transfer agreement, Mr. Jianming Hao, our Chairman and Chief Executive Officer, has the option, subject to certain performance targets, to purchase from Mr. Yam Sheung Kwok, the current sole shareholder of Expert Venture Limited, up to 101 shares of Expert Venture Limited. Accordingly, upon exercise of such option, Mr. Hao will indirectly (through his ownership of Expert Venture Limited own and control 558,986 shares, which equal 3.92% of the fully-diluted percentage of outstanding shares. Since the performance targets set forth in the share transfer agreement have been met, the option has vested and become exercisable to Mr. Hao. As a result, the number of shares of beneficial ownership has included 558,986 shares of common stock that have become transferrable to Mr. Hao after adjusting proportionally to the reduction of total number of shares held by Expert Venture Limited since April 2010. In addition, the Company has granted to Mr. Hao options to purchase 250,000 shares of our common stock under the Plan, 100,000 of which have vested.

(11)	Pursuant to a share transfer agreement, Mr. Wenjun Tian, our Executive Director, will have an option, subject to certain performance targets (discussed in more detail below), to purchase from Mr. Yam Sheung Kwok, the current sole shareholder of Expert Venture Limited, up to 300 shares of Expert Venture Limited, which constitutes 30% of Expert Venture Limited. Accordingly, upon exercise of such option, Mr. Tian will indirectly (through his ownership of Expert Venture Limited) own and control 1,660,354 shares, which equal 11.64% of the fully-diluted percentage of outstanding shares. Since the performance targets set forth in the share transfer agreement have been met, the option has vested and become exercisable to Mr. Tian. As a result, the number of shares of beneficial ownership has included 1,660,354 shares of common stock that have become transferrable to Mr. Tian after adjusting proportionally to the reduction of total number of shares held by Expert Venture Limited since April 2010. In addition, the Company has granted to Mr. Tian options to purchase 150,000 shares of our common stock under the Plan, 100,000 of which have vested. Effective April 30, 2012, Mr. Tian resigned as the Company’s President and as a member of the Board of Directors.

(12)	The Company has granted to Mr. Zhou options to purchase 40,000 shares of common stock under the Company’s share option plan, 26,667 of which have vested.

73

(13)	Pursuant to a share transfer agreement, Mr. Yongqing Ren will have an option, subject to certain performance targets (discussed in more detail below), to purchase from Mr. Yam Sheung Kwok, the current sole shareholder of Expert Venture Limited, up to 200 shares of Expert Venture Limited. Accordingly, upon exercise of such option, Mr. Ren will indirectly (through his ownership of Expert Venture Limited) own and control 1,106,903 shares, which equal 7.76% of the fully-diluted percentage of outstanding shares. Since the performance targets set forth in the share transfer agreement have been met, the option has vested and become exercisable to Mr. Ren. As a result, the number of shares of beneficial ownership has included 1,106,903 shares of common stock that have become transferrable to Mr. Ren after adjusting proportionally to the reduction of total number of shares held by Expert Venture Limited since April 2010. In addition, the Company has granted to Mr. Ren options to purchase 40,000 shares of our common stock under the Plan, 26,667 of which have vested.

(14)	Pursuant to a share transfer agreement, Mr. Junde Zhang will have an option, subject to certain performance targets (discussed in more detail below), to purchase from Mr. Yam Sheung Kwok, the current sole shareholder of Expert Venture Limited, up to 200 shares of Expert Venture Limited. Accordingly, upon exercise of such option, Mr. Zhang will indirectly (through his ownership of Expert Venture Limited) own and control 1,106,903 shares, which equal 7.76% of the fully-diluted percentage of outstanding shares of common stock. Since the performance targets set forth in the share transfer agreement have been met, the option has vested and become exercisable to Mr. Zhang. As a result, the number of shares of beneficial ownership has included 1,106,903 shares of common stock that have become transferrable to Mr. Zhang after adjusting proportionally to the reduction of total number of shares held by Expert Venture Limited since April 2010. In addition, the Company has granted to Mr. Zhang options to purchase 40,000 shares of our common stock under the Plan, 26,667 of which have vested.

(15)	The Company has granted to Mr. Yunling Ding options to purchase 55,000 shares of our common stock under the Plan, 10,000 of which have vested.

(16)	The Company has granted to Mr. Li Ren options to purchase 30,000 shares of our common stock under the Plan, 20,000 of which have vested. As a result of the termination of employment of Mr. Li Ren effective February, 3, 2012, such options shall expire three months after termination such employee in accordance with the terms of the Plan unless exercised by Mr. Li Ren prior to such time.

(17)	Al Carmona was an investor in the financing that closed immediately following the Share Exchange. As of March 27, 2012, Mr. Al Carmona owned 46,547 shares of Series A Convertible Preferred Shares, 9,186 shares of common stock and a warrant exercisable into 18,000 shares of common stock at an exercise price of $5.06. In addition, the Company has granted to Mr. Carmona options to purchase 75,000 shares of our common stock under the Plan, 10,000 of which have vested.

(18)	The Company has granted to Mr. Longjiang Yuan options to purchase 5,000 shares of our common stock under the Plan, 3,333 of which have vested.

(19)	The Company has granted to Mr. Stevens options to purchase 80,000 shares of our common stock under the Plan, 13,333 of which have vested.

(20)	The Company has granted to Ms. Amy He options to purchase 60,000 shares of our common stock under the Plan, none of which have vested.

(21)	Mr. Lin’s employment as Chief Financial Officer terminated on March 5, 2012.

Change in Control Arrangements

We are not aware of any arrangements that could result in a change of control.

74

SELLING STOCKHOLDER

We are registering the shares of common stock in order to permit Expert Venture Limited to offer the shares for resale from time to time. Expert Venture Limited is not a licensed broker-dealer or an affiliate of a licensed broker-dealer.

We do not know when or in what amounts Expert Venture Limited may offer shares for sale. Expert Venture Limited may elect not to sell any or all of the shares offered by this prospectus. Because Expert Venture Limited may offer all or some of the shares, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by Expert Venture Limited after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, all of the shares covered by this prospectus will be sold by Expert V Venture Limited.

The following table presents information regarding Expert Venture Limited. The information concerning beneficial ownership has been taken from our stock transfer records and information provided by Expert Venture Limited and is dated as of April 27, 2012. Beneficial ownership has been calculated in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable within 60 days of April 27, 2012.

Selling Stockholder	Shares Beneficially Owned Before Offering	Fully Diluted Percentage of Outstanding Shares Beneficially Owned Before Offering (2)	Shares to be Sold in the Offering Assuming the Selling Stockholder Sells Maximum Number of Shares in the Offering	Fully Diluted Percentage of Outstanding Shares Beneficially Owned After Offering (2)

Expert Venture Limited (1)	5,534,513	38.81%	250,000	37.06%

(1)  The registered address of Expert Venture Limited is P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands. Mr. Yam Sheung Kwok is the sole and controlling person of Expert Venture Limited, owning all 1,000 shares of Expert Venture Limited (subject to the share transfer agreements discussed below in the subsection entitled “Share Transfer Agreements”). Mr. Kwok has sole voting and disposition power over the shares being offered under this prospectus.

(2) Applicable percentage of ownership is based on 10,566,766 shares of common stock outstanding as of April 27, 2012, together with 1,995,475 shares of common stock issuable upon the conversion of convertible preferred stock, 1,154,272 shares of common stock issuance upon the exercise of warrants, and 543,333 shares of common stock issuance upon the exercise of exercisable stock options within sixty (60) days as of the date hereof for beneficial owner.

75

2010 Share Exchange

On April 27, 2010, we entered into a Share Exchange Agreement (“Exchange Agreement”) by and among (i) City Zone Holdings Limited, an emerging organic and non-organic agricultural products distributor in Shanxi Province, China, engaged in procuring, processing, marketing and distributing various grain and corn products (“City Zone”), (ii) City Zone’s shareholders, including, without limitation, Expert Venture Limited, a company organized under the laws of the British Virgin Islands and the selling stockholder hereunder and (iii) certain of our principal shareholders, whereby Expert Venture Limited and the other City Zone shareholders transferred to us all of the shares of City Zone in exchange for the issuance of an aggregate 8,736,932 shares of our common stock, of which 6,238,205 were issued to Expert Venture Limited. As a result of the Exchange Agreement, Expert Venture Limited and other minority shareholders of City Zone owned a majority of our outstanding shares, City Zone became our wholly-owned subsidiary and we acquired 100% of the processing and production operations of City Zone and its subsidiaries, the business and operations of which now constitutes the primary business and operations of the Company.   The 250,000 shares of our common stock being registered hereunder were part of the issuance by us to Expert Venture Limited pursuant to the Exchange Agreement.

2010 Private Placement

Simultaneously with the acquisition of City Zone, we completed a private placement offering in the gross amount of $8,211,166 of the sale of securities to accredited investors at $4.40 per unit, with each “Unit” consisting of one share of our Series A convertible preferred stock and one warrant to purchase 0.4 shares of our common stock with an exercise price of $5.06 per share. On May 10, 2010, we closed on the second and final round of the private placement offering as disclosed in our Current Report on Form 8-K filed with the SEC on May 3, 2010 through the sale of 589,689 Units comprised of 589,689 shares of our Series A convertible preferred stock and 235,882 five-year warrants with an exercise price of $5.06 per share, to certain accredited investors for total gross proceeds of $2,594,607. We raised an aggregate amount of $10,805,750 in the two rounds of offerings.

In connection with the financing transaction, we entered into (i) a Securities Purchase Agreement, (ii) a Registration Rights Agreement, (iii) a Lock-Up Agreement and (iv) a Securities Escrow Agreement for a make good arrangement with our management (collectively, the “Financing Documents”).

The private placement closed simultaneously with the signing of the Financing Documents and our issuing of 2,455,863 shares of Series A convertible preferred stock and warrants exercisable into 982,362 shares of common stock to certain investors (collectively, the “Investors”).  Pursuant to its terms, the Series A convertible preferred stock receive cumulative dividends at a rate of 5% per annum and can be converted into common stock on a 1:1 basis, subject to applicable adjustments.  Pursuant to its terms, the warrants can be converted into 982,362 shares of common stock at an exercise price of $5.06 per share (the "Warrants").  The Warrants will expire on April 27, 2015.

Pursuant to the Registration Rights Agreement, we agreed to file a registration statement on Form S-1 (or other applicable Form) within 60 days of the close of such financing.  We filed a Registration Statement on Form S-1 with the SEC on June 15, 2010 (, and on October 21, 2010, the SEC declared the Form S-1 effective.

We also entered into a Lock-Up Agreement with the Investors, pursuant to which the common stock owned by the management of City Zone was locked-up for the six (6) month period following the effectiveness of the Registration Statement is declared effective. The Lock-Up Agreement expired on April 21, 2011.

Lastly, pursuant to the Securities Escrow Agreement, Expert Venture Limited pledged 2,455,863 shares of common stock of the Company (the “Make Good Shares”) to secure the obligation that we reach certain earnings thresholds for the fiscal years ended 2010 and 2011. One half (or 1,227,932 shares) of the Make Good Shares were allocated to the 2010 earnings requirement and the other half (1,227,931 shares) of the Make Good Shares were allocated to the 2011 earnings requirement. For the fiscal year 2010, we met our threshold requirement of reporting net income of at least 95% of $11,000,000. If we meet the threshold in 2011 of reporting net income of at least 95% of $15,000,000 (i.e., at least $14,250,000), the remainder of the Make Good Shares will be returned to Expert Venture Limited, however if we fail to meet our threshold, then the Make Good Shares will be released from escrow based on the following terms and conditions:

•	If we achieve net income of less than 50% of $15,000,000 (or $7,500,000), then 1,227,931 shares shall be released to the investors on a pro rata basis (based on the amount of each investors investment).

•	If we achieve net income of between 50% and less than 95% of $15,000,000, then a portion of the 1,227,931 shares held in escrow shall be disbursed to the Investors (the remaining shares will be returned to Expert Venture Limited). The number of shares released to the investors shall be determined by doubling the percentage missed between the actual net income as compared to the make good target and then multiplying that by the 1,227,931 escrow shares.

76

The 250,000 shares being registered hereunder are not part of the 2,455,863 shares pledged by Expert Venture Limited pursuant to the Securities Escrow Agreement.

Share Transfer Agreements

Pursuant to a share transfer agreement dated April 26, 2010, Mr. Hong Wang, a Director of the Company, has the option, subject to certain performance targets (discussed in more detail below), to purchase from Mr. Yam Sheung Kwok, the current sole shareholder of Expert Venture Limited, up to 120 shares of Expert Venture Limited. Accordingly, upon exercise of such option, Mr. Wang will indirectly (through his ownership of Expert Venture Limited) own and control 664,142 shares, which equal 4.66% of the fully-diluted percentage of outstanding shares as of the date of this prospectus. Since the performance targets set forth in the share transfer agreement have been met, the option has vested and become exercisable to Mr. Wang. As a result, the number of shares of beneficial ownership has included 664,142 shares of common stock that have become transferrable to Mr. Wang after adjusting proportionally to the reduction of total number of shares held by Expert Venture Limited since April 2010.

Pursuant to a share transfer agreement dated April 26, 2010, Mr. Jianming Hao, the Chairman of the Board and the President and Chief Executive Officer of the Company, has the option, subject to certain performance targets, to purchase from Mr. Yam Sheung Kwok, the current sole shareholder of Expert Venture Limited, up to 101 shares of Expert Venture Limited. Accordingly, upon exercise of such option, Mr. Hao will indirectly (through his ownership of Expert Venture Limited) own and control 558,986 shares, which equal 3.92% of the fully-diluted percentage of outstanding shares as of the date of this prospectus. Since the performance targets set forth in the share transfer agreement have been met, the option has vested and become exercisable to Mr. Hao. As a result, the number of shares of beneficial ownership has included 558,986 shares of common stock that have become transferrable to Mr. Hao after adjusting proportionally to the reduction of total number of shares held by Expert Venture Limited since April 2010. In addition, the Company has granted to Mr. Hao options to purchase 250,000 shares of our common stock under the Plan, 100,000 of which have vested.

Pursuant to a share transfer agreement dated April 26, 2010, Mr. Wenjun Tian, a former Director and former President of the Company, will have an option, subject to certain performance targets (discussed in more detail below), to purchase from Mr. Yam Sheung Kwok, the current sole shareholder of Expert Venture Limited, up to 300 shares of Expert Venture Limited, which constitutes 30% of Expert Venture Limited. Accordingly, upon exercise of such option, Mr. Tian will indirectly (through his ownership of Expert Venture Limited) own and control 1,660,354 shares, which equal 11.64% of the fully-diluted percentage of outstanding shares as of the date of this prospectus. Since the performance targets set forth in the share transfer agreement have been met, the option has vested and become exercisable to Mr. Tian. As a result, the number of shares of beneficial ownership has included 1,660,354 shares of common stock that have become transferrable to Mr. Tian after adjusting proportionally to the reduction of total number of shares held by Expert Venture Limited since April 2010. In addition, the Company has granted to Mr. Tian options to purchase 150,000 shares of our common stock under the Plan, 100,000 of which have vested. Effective April 30, 2012, Mr. Tian resigned as the Company’s President and as a member of the Board of Directors.

Pursuant to a share transfer agreement dated April 26, 2010, Mr. Yongqing Ren, Vice President of the Corn Division of the Company, will have an option, subject to certain performance targets (discussed in more detail below), to purchase from Mr. Yam Sheung Kwok, the current sole shareholder of Expert Venture Limited, up to 200 shares of Expert Venture Limited. Accordingly, upon exercise of such option, Mr. Ren will indirectly (through his ownership of Expert Venture Limited) own and control 1,106,903 shares, which equal 7.76% of the fully-diluted percentage of outstanding shares as of the date of this prospectus. Since the performance targets set forth in the share transfer agreement have been met, the option has vested and become exercisable to Mr. Ren. As a result, the number of shares of beneficial ownership has included 1,106,903 shares of common stock that have become transferrable to Mr. Ren after adjusting proportionally to the reduction of total number of shares held by Expert Venture Limited since April 2010. In addition, the Company has granted to Mr. Ren options to purchase 40,000 shares of our common stock under the Plan, 26,667 of which have vested.

77

Pursuant to a share transfer agreement dated April 26, 2010, Mr. Junde Zhang, Vice President of the Grain Division of the Company, will have an option, subject to certain performance targets (discussed in more detail below), to purchase from Mr. Yam Sheung Kwok, the current sole shareholder of Expert Venture Limited, up to 200 shares of Expert Venture Limited. Accordingly, upon exercise of such option, Mr. Zhang will indirectly (through his ownership of Expert Venture Limited) own and control 1,106,903 shares, which equal 7.76% of the fully-diluted percentage of outstanding shares of common stock. Since the performance targets set forth in the share transfer agreement have been met, the option has vested and become exercisable to Mr. Zhang. As a result, the number of shares of beneficial ownership has included 1,106,903 shares of common stock that have become transferrable to Mr. Zhang after adjusting proportionally to the reduction of total number of shares held by Expert Venture Limited since April 2010. In addition, the Company has granted to Mr. Zhang options to purchase 40,000 shares of our common stock under the Plan, 26,667 of which have vested.

78

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our authorized stock consists of 85,000,000 shares, of which 75,000,000 are authorized shares of common stock, par value $0.001 per share and of which 10,000,000 are authorized shares of preferred stock, par value $0.001 per share.

Common Stock

Holders of common stock are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of the Company out of funds legally available therefore. Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of our common stock are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up. There are no conversion, redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable. Our Board of Directors is not classified.

Also, holders of common stock do not have preemption rights, liability for further calls or to assessment by the Company, any restriction on alienability of the securities to be registered, or any provision discriminating against any existing or prospective holder of such securities. The rights of the shareholders may not be modified other than by a vote of a majority of the shares outstanding, voting as a class.

Series A Convertible Preferred Stock

In connection with our private placement in May 2010, we executed a Securities Purchase Agreement whereby we issued shares of Series A convertible preferred stock to investors.  The holders of Series A Preferred are entitled to receive cumulative dividends in preference to the holders of common stock at an annual rate of 5% of the applicable per Series A Preferred original purchase price (the “Dividend Preference” and the “Dividends”).  If, after the Dividend Preference has been fully paid or declared and set apart, the Company shall make any additional distributions, then the holders of Series A Preferred shall participate with the holders of common stock on an as-converted basis with respect to such distributions.  Dividends shall be payable in cash or stock, at the Company’s option.

Upon any liquidation, dissolution or winding up of the Company, the holders of Series A Preferred will be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to $4.40 per share (the amount, the “Liquidation Preference Amount”), before any payment shall be made or any assets distributed to the holders of the common stock (the “Liquidation Preference”).

Each holder of Series A Preferred has the right, at the option of the holder at any time on or after the issuance of the Series A Preferred, without the payment of additional consideration, to convert Series A Preferred into a number of fully paid and nonassessable shares of common stock equal to: (i) the Liquidation Preference Amount of such share divided by (ii) the Conversion Price in effect as of the date of the conversion.

For a period of two (2) years following the issuance of the Series A Preferred, the conversion price of Series A Preferred will be subject to adjustment for issuances of common stock (or securities convertible or exchangeable into shares of common stock) at a purchase price less than the conversion price of the Series A Preferred.   The Series A Preferred Stock does not contain any repurchase or redemption rights.

The Series A Warrants

In connection with our private placement in May 2010, we also issued Series A Warrants to investors and the placement agent which are exercisable into shares of common stock. Each Series A Warrant:

(a)	entitles the holder to purchase one (1) share of common stock;

79

(b)	Is exercisable at any time after consummation of the transactions contemplated by the SPA and shall expire on the date that is five (5) years following the original issuance date of the Series A Warrants;

(c)	is exercisable, in whole or in part, at an exercise price of $5.06 per share of common stock for the investors and $4.84 for the placement agent and

(d)	is exercisable only for cash (except that there will be a cashless exercise option if, after twelve months from the Issue Date, (i) the Per Share Market Value of one share of common stock is greater than the Warrant Price (at the date of calculation) and (ii) a registration statement under the Securities Act of 1933 providing for the resale of the common stock issuable upon exercise of Warrant Shares is not in effect, in lieu of exercising the Series A Warrant by payment of cash).

Capitalized terms in the section herein above not otherwise defined herein have the meanings set forth in the Series A Warrants.

Dividend Policy

We have not paid cash dividends on any class of common equity since formation and we do not anticipate paying any dividends on our outstanding common stock in the foreseeable future. We plan to retain any earnings to finance the development of the business and for general corporate purposes.

Nevada Anti-Takeover Laws and our Corporate Policy

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada corporation by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to us.

The anti-takeover provisions of Sections 78.411 through 78.445 of the Nevada Corporation Law apply to our Company. Section 78.438 of the Nevada law prohibits companies from merging with or selling more than 5% of its assets or stock to any shareholder who owns or owned more than 10% of any stock or any entity related to a 10% shareholder for three years after the date on which the shareholder acquired the shares, unless the transaction is approved by the our Board. The provisions also prohibit companies from completing any of the transactions described in the preceding sentence with a 10% shareholder who has held the shares more than three years and its related entities unless the transaction is approved by our Board or a majority of our shares, other than shares owned by that 10% shareholder or any related entity. These provisions could delay, defer or prevent a change in control of our Company.

Indemnification and Limitation of Liability

Under the terms of our articles of incorporation and bylaws, we will indemnify our officers, directors, employees, and agents against all liabilities and expenses actually and reasonably incurred in connection with service for or on behalf of the corporation to the fullest extent allowed by Chapter 78 of the Nevada Revised Statutes, unless it is ultimately determined by a court of competent jurisdiction that (i) they failed to act in a manner they believed in good faith to be in, or not opposed to, the best interests of the corporation, and (ii) with respect to any criminal proceeding, had reasonable cause to believe their conduct was lawful. In addition, the applicable provisions mandate that we indemnify our officers and directors who have been successful on the merits or otherwise in the defense of any such action, suit, or proceeding against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with such defense. The Articles also eliminate, to the fullest extent permitted by Nevada law, the liability of directors and officers to the corporation or our stockholders for monetary or other damages for breach of fiduciary duties as a director or officer.

80

Transfer Agent and Registrar

West Coast Stock Transfer is currently the transfer agent and registrar for our common stock. Its address is 2010 Hancock Street, Suite A, San Diego, CA 92110. Its phone number is (619) 664-4780.

81

PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued to permit the resale of these shares of common stock by the selling stockholder of the common stock from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock.  We will bear all fees and expenses incident to the registration of the shares of common stock.

The selling stockholder may sell all or a portion of the shares of common stock held by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	in transactions through broker-dealers that agree with the Selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

In addition, the selling stockholder may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

82

The selling stockholder may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholder(s) to include the pledgee, transferee or other successors in interest as selling stockholder under this prospectus. The selling stockholder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be approximately $25,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the selling stockholder will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

83

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Burton Bartlett & Glogovac, Reno, Nevada.

EXPERTS

KCCW Accountancy Corp., Certified Public Accountants, an independent registered public accounting firm, has audited, as set forth in its report thereon appearing elsewhere herein, our financial statements at December 31, 2011 and 2010 and for the years then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus in reliance upon the independent registered public accounting firm’s report on their given authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

84

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

85

DEYU AGRICULTURE CORP AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011

86

Audit • Tax • Consulting • Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of:

Deyu Agriculture Corp.

We have audited the accompanying consolidated balance sheets of Deyu Agriculture Corp. (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Deyu Agriculture Corp. as of December 31, 2011 and 2010 and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ KCCW Accountancy Corp.

Diamond Bar, California

March 27, 2012

KCCW Accountancy Corp.

22632 Golden Springs Dr. #230, Diamond Bar, CA 91765, USA

Tel: +1 909 348 7228 • Fax: +1 626 529 1580 • info@kccwcpa.com

87

DEYU AGRICULTURE CORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010
Assets

Current Assets
Cash and cash equivalents	$8,741,703	$5,665,858
Restricted cash	1,850,999	125,560
Accounts receivable, net	36,167,136	11,160,959
Due from related parties	587,108	-
Inventory	20,314,090	16,541,999
Advance to supplier	7,233,371	1,178,532
Prepaid expenses	391,537	1,324,251
Assets held for sale	1,634,274	-
Other current assets	2,204,934	669,134
Current assets of discontinued operations	-	5,806,884
Total Current Assets	79,125,152	42,473,177

Property, plant, and equipment, net	12,355,946	4,287,372
Construction-in-progress	-	6,732,189
Other assets	727,535	10,394,246
Intangible assets, net	10,651,844	-
Non-current assets of discontinued operations	-	2,042,168

Total Assets	$102,860,477	$65,929,152

Liabilities and Equity

Current Liabilities
Short-term loan	$14,413,480	$2,631,364
Accounts payable	1,833,190	197,012
Note payables	1,588,840	-
Advance from customers	8,488,272	6,451,782
Accrued expenses	1,149,205	1,291,227
Preferred stock dividends payable	219,721	238,620
Due to related parties	5,445,115	-
Other current liabilities	583,196	23,779
Current liabilities of discontinued operations	-	11,654,915
Total Current Liabilities	33,721,019	22,488,699

Equity
Series A convertible preferred stock, $.001 par value, 10,000,000 shares authorized, 1,997,467 and 2,106,088 shares outstanding, respectively	1,997	2,106
Common stock, $.001 par value; 75,000,000 shares authorized, 10,564,774 and 10,349,774 shares issued and outstanding, respectively	10,565	10,350
Additional paid-in capital	20,367,138	18,770,230
Other comprehensive income	4,831,353	2,272,633
Retained earnings	43,491,465	22,385,134
Total Stockholders' Equity	68,702,518	43,440,453
Noncontrolling Interests	436,940	-
Total Equity	69,139,458	43,440,453

Total Liabilities and Equity	$102,860,477	$65,929,152

The accompanying notes are an integral part of these consolidated financial statements.

88

DEYU AGRICULTURE CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Years Ended
	December 31,
	2011	2010

Net revenue	$261,576,666	$85,174,884
Cost of goods sold	(218,480,009)	(63,250,363)
Gross Profit	43,096,657	21,924,521

Selling expenses	(13,231,094)	(6,281,768)
General and administrative expenses	(8,222,182)	(3,627,860)
Total Operating Expense	(21,453,276)	(9,909,628)
Operating income	21,643,381	12,014,893

Interest income	42,159	17,505
Interest expense	(805,601)	(341,555)
Non-operating income	(180,294)	(18,174)
Total Other Expense	(943,736)	(342,224)

Income from continuing operations before income taxes	20,699,645	11,672,669
Income taxes	(184,384)	913,785
Income from continuing operations	20,515,261	12,586,454
Loss from discontinued operations, net of income taxes	(3,891,830)	(756,480)

Net income	16,623,431	11,829,974

Net loss attributable to noncontrolling interests:
Net loss from continuing operations	38,673	-
Net loss from discontinued operations	1,101,255	-
Total net loss attributable to noncontrolling interests	1,139,928	-
Net income attributable to Deyu Agriculture Corp.	17,763,359	11,829,974
Preferred stock dividends	(427,917)	(327,721)
Net income available to common stockholders	17,335,442	11,502,253
Foreign currency translation gain	2,751,687	1,363,322
Comprehensive income	20,087,129	12,865,575
Less: Other comprehensive income attributable to noncontrolling interests	(130,653)	-
Comprehensive income attributable to Deyu Agriculture Corp.	$19,956,475	$12,865,575

Amounts attributable to common stockholders:
Net income from continuing operations, net of income taxes	$20,126,017	$12,258,733
Discontinued operations, net of income taxes	(2,790,575)	(756,480)
Net income attributable to common stockholders	$17,335,442	$11,502,253

Net income attributable to common stockholders per share - basic:
Income from continuing operations	$1.91	$1.45
Loss from discontinuing operations	(0.27)	(0.09)
Net income attributable to common stockholders	$1.64	$1.36

Net income attributable to common stockholders per share - diluted:
Income from continuing operations	$1.64	$1.23
Loss from discontinuing operations	(0.22)	(0.07)
Net income attributable to common stockholders	$1.42	$1.16

Weighted average number of common shares outstanding - basic	10,522,432	8,445,880
Weighted average number of common shares outstanding - diluted	12,497,164	10,249,041

The accompanying notes are an integral part of these consolidated financial statements.

89

DEYU AGRICULTURE CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Series A Convertible Preferred Stock		Common Stock		Additional Paid-in	Other Comprehensive	Retained	Noncontrolling
	Shares	Amount	Shares	Amount	Capital	Income	Earnings	Interest	Total

Balance at December 31, 2009	-	$-	4,930,000	$4,930	$8,978,527	$909,311	$11,805,468	$-	$21,698,236
Common stocks cancelled prior to reverse acquisition	-	-	(3,666,933)	(3,667)	3,667	-	-	-	-
Common stocks issued for reverse acquisition	-	-	8,736,932	8,737	(8,737)	-	-	-	-
Convertible preferred stocks issued for cash in private placement	2,455,863	2,456	-	-	8,226,221	-	-	-	8,228,677
Warrants issued to investors with issuance of convertible preferred stocks	-	-	-	-	851,342	-	-	-	851,342
Warrants issued to placement agent on issuance of convertible preferred stocks	-	-	-	-	170,104	-	-	-	170,104
Conversion of convertible preferred stocks to common stocks	(349,775)	(350)	349,775	350	-	-	-	-	-
Share-based compensation	-	-	-	-	549,106	-	-	-	549,106
Net carrying amounts of the VIE Group at initial recognition						-	(922,587)	-	(922,587)
Net changes in foreign currency translation adjustment	-	-	-	-	-	1,363,322	-	-	1,363,322
Net earnings for the year ended December 31, 2010	-	-	-	-	-	-	11,502,253	-	11,502,253
Balance at December 31, 2010	2,106,088	2,106	10,349,774	10,350	18,770,230	2,272,633	22,385,134	-	43,440,453

Subsidiary equity interest acquired by noncontrolling interest	-	-	-	-	877,892	(62,314)	-	2,989,303	3,804,882
Subsidiary capital injected by noncontrolling interest	-	-	-	-	-	-	-	469,147	469,147
Conversion of convertible preferred stocks to common stocks	(175,000)	(175)	175,000	175	-	-	-	-	-
Convertible preferred stocks issued for payment of preferred stock dividends	66,379	66	-	-	212,354	-	-	-	212,420
Share-based compensation	-	-	-	-	428,702	-	-	-	428,702
Common stocks issued for services	-	-	40,000	40	77,960	-	-	-	78,000
Net changes in foreign currency translation adjustment	-	-	-	-	-	2,621,034	-	130,653	2,751,687
Deconsolidation of the VIE Group							3,770,889	(2,012,236)	1,758,653
Net earnings for the year ended December 31, 2011	-	-	-	-	-	-	17,335,442	(1,139,928)	16,195,514
Balance at December 31, 2011	1,997,467	$1,997	10,564,774	$10,565	$20,367,138	$4,831,353	$43,491,465	$436,940	$69,139,458

The accompanying notes are an integral part of these consolidated financial statements.

90

DEYU AGRICULTURE CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Years Ended
	December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income available to common stockholders	$17,335,442	$11,502,253
Loss from discontinued operations attributable to Deyu Agriculture Corp.	2,790,575	756,480
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	979,297	489,379
Share-based compensation	428,702	549,106
Preferred stock dividends accrued	219,721	232,642
Dividends paid with Series A preferred stock	212,420	-
Common stocks issued for services	78,000	-
Deferred income tax expense (benefit)	184,384	(913,785)
Noncontrolling interests	(38,673)	-
Loss on disposal of fixed assets	-	7,573
Decrease (increase) in current assets:
Accounts receivable	(23,824,017)	(6,645,744)
Related-parties trade receivable	(494,752)	-
Inventories	(2,873,705)	(7,816,702)
Advance to suppliers	(5,840,601)	(947,913)
Prepaid expense and other current assets	(539,339)	(853,455)
Increase (decrease) in liabilities:
Accounts payable	1,584,038	192,077
Advance from customers	1,677,638	6,284,419
Accrued expense and other liabilities	346,492	1,097,413
Net cash (used in) provided by operating activities of continuing operations	(7,774,378)	3,933,743
Net cash used in operating activities of discontinued operations	(3,858,325)	(3,727,140)
Net cash (used in) provided by operating activities	(11,632,703)	206,603

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of machinery and equipment	(3,759,859)	(1,987,716)
Construction and remodeling of factory and warehouses	(109,856)	(3,281,762)
Purchase of software and other assets	(8,902)	(960,175)
Advances to related parties	(76,995)	-
Prepayments for acquisition of land use rights	(76,715)	(6,889,032)
Proceeds from disposal of fixed assets	-	274,727
Net cash used in investing activities of continuing operations	(4,032,327)	(12,843,958)
Net cash used in investing activities of discontinued operations	(2,476,523)	(117,583)
Net cash used in investing activities	(6,508,850)	(12,961,541)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from capital contributions	464,180	1,831,718
Net proceeds from short-term loans from related parties	3,101,839	3,101,989
Cash restricted for credit line of bank acceptance notes	(1,802,568)	-
Release of cash restricted held at a trust account	125,560	-
Payment of preferred dividends	(243,678)	-
Net proceeds from short-term loans from bank	11,349,219	-
Net proceeds from short-term bank acceptance notes	1,547,269	-
Net proceeds from short-term loan from others	952	(1,079,701)
Net repayments of short-term loans from related parties	-	(1,113,632)
Proceeds from private placement, net of restricted cash held in escrow	-	8,827,123
Release of restricted cash related to private placement	-	298,848
Net cash provided by financing activities of continuing operations	14,542,773	11,866,345
Net cash used in financing activities of discontinued operations	5,918,988	4,277,243
Net cash used in financing activities	20,461,761	16,143,588

EFFECT OF EXCHANGE RATE CHANGE ON CASH AND CASH EQUIVALENTS	352,429	204,593

NET INCREASE IN CASH & CASH EQUIVALENTS	2,672,637	3,593,243
NET INCREASE IN CASH & CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS	(403,208)	489,886
NET INCREASE IN CASH & CASH EQUIVALENTS FROM CONTINUING OPERATIONS	3,075,845	3,103,357

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	5,665,858	2,562,501
CASH & CASH EQUIVALENTS, ENDING BALANCE	$8,741,703	$5,665,858

SUPPLEMENTAL DISCLOSURES:
Income tax paid	$62	$-
Interest paid	$809,448	$323,829
NONCASH INVESTING AND FINANCING ACTIVITIES:
Construction completed and transferred to property, plant, and equipment	$5,914,602	$-
Construction completed and transferred to land use rights	$2,320,904	$-
Obtained certificates of farmland use rights	$8,221,569	$-

The accompanying notes are an integral part of these consolidated financial statements.

91

DEYU AGRICULTURE CORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	NATURE OF BUSINESS AND BASIS OF FINANCIAL STATEMENT PREPARATION

Deyu Agriculture Corp. (the “Company”), formerly known as Eco Building International, Inc., was incorporated under the laws of the State of Nevada on December 23, 2008.  We completed the acquisition of City Zone Holdings Limited (“City Zone”), an agricultural products distributor in the Shanxi Province of the People’s Republic of China (the “PRC”) engaged in procuring, processing, marketing, and distributing various grain and corn products, by means of a share exchange, effective April 27, 2010.  As a result of the share exchange, City Zone became our wholly-owned subsidiary.  We currently conduct our business primarily through the operating PRC subsidiaries, including Jinzhong Deyu Agriculture Trading Co., Ltd. (“Jinzhong Deyu”), Jinzhong Yuliang Agriculture Trading Co., Ltd. (“Jinzhong Yuliang”), Jinzhong Yongcheng Agriculture Trading Co., Ltd. (“Jinzhong Yongcheng”), Shanxi Taizihu Food Co., Ltd. (“Taizihu”) and Shanxi HuiChun Bean Products Co., Ltd. (“Huichun” and together with Taizihu, the “Taizihu Group”, see Note 20) and Betian Yu Biotechnology (Beijing) Co., Ltd. (“Detian Yu”) and its subsidiaries.

On May 11, 2010, our Board of Directors adopted a resolution to change our name to "Deyu Agriculture Corp."  FINRA declared the name change effective on June 2, 2010.

Reverse Acquisition

On April 27, 2010, we entered into a Share Exchange Agreement (“Share Exchange”) under which we issued 8,736,932 shares of common stock, par value $0.001 per share, to Expert Venture Limited (“Expert Venture”), a company organized under the laws of the British Virgin Islands, and the other shareholders of City Zone (“the “City Zone Shareholders”).  As a result of the Share Exchange, City Zone became our wholly-owned subsidiary and City Zone Shareholders acquired a majority of our issued and outstanding common stocks.  Concurrent with the Share Exchange, Mr. Jianming Hao (“Mr. Hao”), the managing director of City Zone and all of its operating subsidiaries, was appointed our Chief Executive Officer.

As a result, the Share Exchange has been accounted for as a reverse acquisition using the purchase method of accounting, whereby City Zone is deemed to be the accounting acquirer (legal acquiree) and we are to be the accounting acquiree (legal acquirer).  The financial statements before the date of the Share Exchange are those of City Zone with our results being consolidated from the date of the Share exchange.  The equity section and earnings per share have been retroactively restated to reflect the reverse acquisition and no goodwill has been recorded.

City Zone was incorporated in the British Virgin Islands on July 27, 2009 under the BVI Business Companies Act, 2004.  In November 2009, pursuant to a restructuring plan set out below, City Zone has become the holding company of a group of companies comprising Most Smart, Shenzhen Redsun, Shenzhen JiRuHai, Beijing Detian Yu, Jinzhong Deyu, Jinzhong Yongcheng, and Jinzhong Yuliang.

Restructuring

In November 2009, pursuant to a restructuring plan (“Restructuring”) intended to ensure compliance with the PRC rules and regulations, City Zone, through a series of acquisitions and wholly-owned subsidiaries, acquired 100% equity interests in Jinzhong Deyu, Jinzheng Yuliang, and Jinzhong Yongcheng.  The former shareholders and key management of Jinzhong Deyu, Jinzhong Yongcheng, and Jinzhong Yuliang became the ultimate controlling parties and key management of City Zone.  This restructuring exercise has been accounted for as a recapitalization of Jinzhong Deyu, Jinzhong Yongcheng, and Jinzhong Yuliang with no adjustment to the historical basis of the assets and liabilities of these companies, while the historical financial positions and results of operations are consolidated as if the restructuring occurred as of the beginning of the earliest period presented in the accompanying consolidated financial statements.  For the purpose of consistent and comparable presentation, the consolidated financial statements have been prepared as if City Zone had been in existence since the beginning of the earliest and throughout the whole periods covered by these consolidated financial statements.

92

Variable Interest Entities

On November 16, 2010, Detian Yu entered into a series of contractual arrangements (the “Contractual Arrangements”) with each of Beijing Jundaqianyuan Investment Management Co., Ltd. (“Junda”), Jinzhong Longyue Investment Consultancy Services Co., Ltd. (“Longyue”), and their shareholders, pursuant to which Detian Yu effectively took over management of the business activities of Junda and Longyue.

Junda is a limited liability company incorporated in the PRC on June 13, 2010 with registered capital of $14,637 (or RMB 100,000) by Jianming Hao, Chairman and Chief Executive Officer of the Company, and Wenjun Tian, President and Executive Director of the Company.  As of December 31, 2010, Junda’s equity interest was 100% held by several executives and managers of the Company, including (a) Jianming Hao, owning 33% of Junda, (b) Wenjun Tian, owning 34% of Junda, (c) Jianbin Zhou, the Chief Operating Officer of the Company, owning 10% of Junda, (d) Li Ren, Vice President of Branding and Marketing of the Company, owning 5% of Junda, (e) Yongqing Ren, Vice President of the Corn Division of the Company, owning 3% of Junda and (f) Junde Zhang, Vice President of the Grain Division of the Company, owning 3% of Junda.  As a result, the execution of the Contractual Arrangements with Junda is considered a related party transaction.

The Contractual Arrangements are comprised of a series of agreements with a term of ten (10) years, including:

•	Exclusive Management and Consulting Service Agreements, through which Detian Yu shall provide to each of Junda and Longyue management consulting services in relation to the business of Junda and Longyue in exchange for 35% of the net income after taxes of Junda and Longyue every fiscal year.

•	Business Cooperation Agreements, through which Detian Yu shall provide business cooperation opportunities and services including clients, cooperation partners and market information in the fields of grain processing, sales and financing to each of Junda and Longyue in exchange for cooperation fees and commissions from each of Junda and Longyue equal to 65% of the net income after tax of each of Junda and Longyue in every fiscal year.

•	Business Operations Agreements, through which Detian Yu has exclusive authority of all decision-making of ongoing operations, including establishing compensation levels and hiring and firing of key personnel. In order to ensure normal operation of Junda and Longyue, Detian Yu agrees to act as the guarantor and provide guarantee on the performance of the obligations of Junda and Longyue under all contracts executed by Junda and Longyue.

•	Share Pledge Agreements, through which the shareholders of Junda and Longyue have agreed to pledge all of their respective equity interests in Junda or Longyue (as the case may be) as security for the performance of all of the obligations or debts under the Exclusive Management and Consulting Service Agreements and Business Cooperation Agreements assumed by Junda and Longyue, and under a counter-guarantee to all the payments made by Detian Yu for the performance of the guarantees assumed by Detian Yu under the Business Operation Agreements.

•	Power of Attorney, signed by each of the shareholders of Junda and Longyue, authorizes a designee appointed by Detian Yu to exercise all of their respective voting rights as a shareholder.

•	Equity Acquisition Option Agreements, through which the shareholders of Junda and Longyue granted Detian Yu an irrevocable and unconditional right to purchase, or cause a designated party of Detian Yu to purchase, part or all of the equity interests in Junda and Longyue from such shareholders, when and to the extent that, applicable PRC laws permit. The consideration for the equity acquisition option for Junda is RMB 80,000,000 and the consideration for the equity option for Longyue is RMB 120,000,000.

93

On February 21, 2011, Deyufarm received capital injection of $3,800,505 (RMB 24,971,218) from SBCVC Fund III Company Limited ("SBCVC"), a company organized under the laws of Hong Kong, in exchange for 35.69% of Deyufarm's equity interest pursuant to the two Investment and Relevant Issues Agreements entered into by each of Junda and Longyue with Deyufarm and SBCVC on September 15, 2010. According to the Investment and Relevant Issues Agreements, SBCVC shall invest an equivalent of RMB 25,000,000 of US dollars to Deyufarm. Before or in the meantime that SBCVC completes such investment to Deyufarm, Longyue shall have invested RMB 35,000,000 to Deyufarm through a capital increase and obtained the relevant capital verification report. Any time within 2 years after completing an investment to Deyufarm, SBCVC has the right to require Deyufarm to repurchase in advance, or Junda or Longyue to purchase part of or all the equity interests of Deyufarm owned by SBCVC. The board of directors of Deyufarm shall be comprised of 3 directors, and Junda, Longyue and SBCVC shall each nominate one director. The board of directors shall nominate a financial administrator agreed to by SBCVC. Forty-eight (48) months after SBCVC completes its investment in Deyufarm, the parties shall consummate a qualified IPO of Deyufarm.

On February 25, 2011, Deyufarm received an additional capital injection of $4,495 (RMB 28,782) from SBCVC for 0.02% of Deyufarm's equity interest.

After the above two capital injections, SBCVC, Junda and Longyue currently own 35.71%, 14.29% and 50% of the equity interests in Deyufarm, respectively. The total registered capital of Deyufarm increased from $6,688,635 (RMB45,000,000) to $10,493,516 (RMB 70,000,000). SBCVC’s 35.71% equity interest in Deyufarm.

On December 20, 2011, Detian Yu entered into a series of termination agreements (collectively, the “Termination Agreements”) with each of Junda, Longyue and their shareholders, pursuant to which Detian Yu gave up the control management of the business activities of Junda and Longyue. According to the Termination Agreements, each side agreed to terminate the Contractual Arrangements entered into on November 16, 2010.

Consolidation Scope:

Details of our subsidiaries subject to consolidation are as follows:

	Domicile and		Percentage
	Date of	Registered	of
Name of Subsidiary	Incorporation	Capital	Ownership	Principal Activities
City Zone Holdings Limited ("City Zone")	British Virgin Islands, July 27, 2009	$20,283,581	100%	Holding company of Most Smart

Most Smart International Limited ("Most Smart")	Hong Kong,March 11, 2009	$1	100%	Holding company of Shenzhen Redsun

Redsun Technology (Shenzhen) Co., Ltd. ("Shenzhen Redsun")	The PRC, August 20, 2009	$30,000	100%	Holding company of Shenzhen JiRuHai, Taizhihu and Huichun

Shenzhen JiRuHai Technology Co., Ltd.("Shenzhen JiRuHai")	The PRC, August 20, 2009	$14,638	100%	Holding company of Beijing Detian Yu

Detian Yu Biotechnology (Beijing) Co., Ltd. ("Detian Yu")	The PRC, November 30, 2006	$7,637,723	100%	Wholesale distribution of simple-processed and deep-processed packaged food products and staple food. Holding company of the following first five entities

Jinzhong Deyu Agriculture Trading Co., Ltd. ("Jinzhong Deyu")	The PRC, April 22, 2004	$1,492,622	100%	Organic grains preliminary processing and wholesale distribution

Jinzhong Yongcheng Agriculture Trading Co., Ltd. ("Jinzhong Yongcheng")	The PRC, May 30, 2006	$1,025,787	100%	Corns preliminary processing and wholesale

94

Jinzhong Yuliang Agriculture Trading Co., Ltd. ("Jinzhong Yuliang")	The PRC, March 17, 2008	$1,019,516	100%	Corns preliminary processing and wholesale distribution

Tianjin Guandu Food Co., Ltd. ("Tianjin Guandu") (1)	The PRC, June 21, 2011	$1,544,497	100%	Wholesale distribution of simple-processed and deep-processed packaged food products and staple food

Hebei Yugu Grain Co., Ltd. ("Hebei Yugu")	The PRC, July 25, 2011	$1,563,824	70%	Wholesale distribution of grain products and operating or acting as an agent of import & export business for grain products

Beijing Jundaqianyuan Investment Management Co., Ltd. ("Junda")(2)	The PRC, June 13, 2010	$14,637	Variable interest	Shareholding of Deyufarm (14.29%)

Jinzhong Longyue Investment Consultancy Services Co., Ltd. ("Longyue")(2)	The PRC, June 2, 2010	$4,393	Variable interest	Shareholding of Deyufarm (50%)

Deyufarm Innovation Food (Beijing) Co., Ltd. ("Deyufarm")(2)	The PRC, June 13, 2010	$10,493,516	Variable interest	Wholesale distribution of packaged food products and instant millet beverage. Holding company of the following two companies

Sichuan HaoLiangXin Instant Food Co., Ltd. ("HaoLiangXin")(2)	The PRC, April 25, 2008	$1,202,460	Variable interest	Manufacturing and wholesale distribution of instant grain vermicelli and buckwheat tea products

Beijing Xinggu Deyufarm Food Co., Ltd. ("Xinggu Deyufarm")(2)	The PRC, November 25, 2010	$1,515,152	Variable interest	Manufacturing of instant grain vermicelli products

Shanxi Taizihu Food Co., Ltd. (“Taizihu”) (3)	The PRC, July 27, 2003	$1,208,233	100%	producing and selling fruit beverages and soybean products

Shanxi HuiChun Bean Products Co., Ltd. (“Huichun”)(3)	The PRC, September 2, 2007	$2,636,192	100%	producing and selling fruit beverages and soybean products

(1) Tianjing Guandu Food Co., Ltd, ("Tianjing Guandu"), previously was Tianjing Detianyu Food Co., Ltd. changed its company name and completed the name change registration on October 24, 2011.

(2) Detian Yu terminated its control over the Junda, Longyue, Deyufarm, Haoliangxin, Xinggu Deyufarm, (collectively, the “VIE Group”) on December 20, 2011. The operation results of the VIE Group are included in the consolidated financial statements from January 1 to December 20, 2011

(3) Taizihu and Huichun became the wholly-owned subsidiaries of the Company on February 2, 2012 through a business acquisition (see Note 20), but they are not within the consolidation scope as of December 31, 2011

95

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements include the financial statements of Deyu Agriculture Corp., its subsidiaries, and those variable interest entities where the Company is the primary beneficiary.  All significant intercompany account balances and transactions have been eliminated in consolidation.  Results of operations of companies purchased are included from the dates of acquisition.

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.  The Company’s function currency is the Chinese Yuan, or Renminbi (“RMB”); however, the accompanying consolidated financial statements have been translated and presented in United States Dollars (“USD”).

On April 27, 2010, as a result of the consummation of the Share Exchange, we changed our fiscal year end from May 31 to December 31 to conform to the fiscal year end of City Zone.

Use of estimates

The preparation of the consolidated financial statements in conformity with generally accepted  accounting  principles requires management to make estimates and  assumptions  that  affect  the  reported  amounts  of  assets and liabilities and disclosure of contingent assets and liabilities at the date  of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Management makes its estimates based on historical experience and various other assumptions and information that are available and believed to be reasonable at the time the estimates are made.  Therefore, actual results could differ from those estimates under different assumptions and conditions.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, cash in bank and all highly liquid investments with original maturities of three months or less.

As a result of the financings associated with the reverse merger, we had, as of December 31, 2010, $125,560 in a trust account. The use of these funds requires the written approval of our placement agent and us. The funds in the escrow account were designated for certain expenses, such as investor relations, accounting/consulting fees, SEC fees, and stock transfer agent fees. This amount was classified as restricted cash under current assets on our balance sheet as of December 31, 2010, while the restriction has been released in 2011.

As of December 31, 2011, $1,588,840 of cash was restricted as a pledge for $1,588,840 (RMB 10,000,000) of notes payable obtained from Jinzhong City Yuci District Rural Credit Union Co., Ltd. in August 2011 and $262,159 of cash was restricted as a pledge for $ 2,121,101 (RMB 13,350,000) of bank loan obtained from China Merchants Bank at Dongzhimen branch in November 2011.

Accounts receivable

Accounts receivable are recorded at net realizable value consisting of the carrying amount less allowance for doubtful accounts, as needed.  We assess the collectability of accounts receivable based primarily upon the creditworthiness of the customer as determined by credit checks and analysis, as well as the customer’s payment history.  Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends, and changes in customer payment patterns to evaluate the adequacy of these reserves.  As of December 31, 2011 and 2010, there were no customers with accounts receivable greater than six months past due.

96

Inventories

The Company's inventories are stated at lower of cost or market.  Cost is determined on moving-average basis.  Costs of inventories include purchase and related costs incurred in delivering the products to their present location and condition.  Market value is determined by reference to selling prices after the balance sheet date or to management’s estimates based on prevailing market conditions.  Management periodically evaluates the composition of its inventories at least quarterly to identify slow-moving and obsolete inventories to determine if valuation allowance is required.  As of December 31, 2011 and 2010, management had identified no slow moving or obsolete inventory. For the years ended December 31, 2011 and 2010, loss on reduction of inventory to the lower of cost or market was $56,140 and $0, respectively.

Assets held for sales

A long-lived asset to be sold shall be classified as held for sale in the period in which all of the following criteria are met: (a) Management, having the authority to approve the action, commits to a plan to sell the asset. (b) The asset is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets. (c) An active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated. (d) The sale of the asset is probable, and transfer of the asset is expected to qualify for recognition as a completed sale, within one year, except as permitted by paragraph ASC 360-10-45-11. The term probable refers to a future sale that is likely to occur. (e) The asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value. The price at which a long-lived asset is being marketed is indicative of whether the entity currently has the intent and ability to sell the asset. A market price that is reasonable in relation to fair value indicates that the asset is available for immediate sale, whereas a market price in excess of fair value indicates that the asset is not available for immediate sale. (f) Actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

A loss shall be recognized for any initial or subsequent write-down to fair value less cost to sell. A gain shall be recognized for any subsequent increase in fair value less cost to sell, but not in excess of the cumulative loss previously recognized (for a write-down to fair value less cost to sell). The loss or gain shall adjust only the carrying amount of a long-lived asset, whether classified as held for sale individually or as part of a disposal group.

Property, plant, and equipment

Property, plant, and equipment are stated at cost less accumulated depreciation.  Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized.  When property, plant, and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations.

 Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Useful Life (in years)
Automobiles	5
Buildings	10-30
Office equipment	5
Machinery and equipment	5-10
Furniture & fixtures	5

Construction-in-progress

Construction-in-progress consists of amounts expended for warehouse construction.  Construction-in-progress is not depreciated until such time as the assets are completed and put into service.  Once warehouse construction is completed, the cost accumulated in construction-in-progress is transferred to property, plant, and equipment.

Long-lived assets

The Company applies the provisions of FASB ASC Topic 360 (ASC 360), "Property, Plant, and Equipment" which addresses financial accounting and reporting for the impairment or disposal of long-lived assets.  The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with ASC 360, at least on an annual basis.  ASC 360 requires the impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets.  Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal.

97

Goodwill and intangible assets

Good is calculated as the purchase premium after adjusting for the fair value of net assets acquired.  Goodwill is not amortized but is reviewed for potential impairment on an annual basis, or when events or circumstances indicate a potential impairment, at the reporting unit level.  A reporting unit, as defined under applicable accounting guidance, is a business segment or one level below a business segment.  Under applicable accounting guidance, the goodwill impairment analysis is a two-step test.  The first step of the goodwill impairment test involves comparing the fair value of each reporting unit with its carrying amount including goodwill.  If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value, the second step must be performed to measure potential impairment.

The second step involves calculating an implied fair value of goodwill for each reporting unit for which the first step indicated possible impairment.  The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination, which is the excess of the fair value of the reporting unit, as determined in the first step, over the aggregate fair values of the assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination.  Measurement of the fair values of the assets and liabilities of a reporting unit is consistent with the requirements of the fair value measurements accounting guidance, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  The adjustments to measure the assets, liabilities, and intangibles at fair value are for the purpose of measuring the implied fair value of goodwill and such adjustments are not reflected in the consolidation balance sheet.  If the implied fair value of goodwill exceeds the goodwill assigned to the reporting unit, there is no impairment.  If the goodwill assigned to a reporting unit exceeds the implied fair value of goodwill, an impairment charge is recorded for the excess.  An impairment loss recognized cannot exceed the amount of goodwill assigned to a reporting unit.  An impairment loss establishes a new basis in the goodwill and subsequent reversals of goodwill impairment losses are not permitted under applicable accounting guidance.

The goodwill in the amount of $1,103,309 recorded in the consolidated balance sheet of the VIE Group as of December 31, 2010 (see Note 3) was generated from the acquisition of Haoliangxin by Deyufarm on July 24, 2010. In 2010, goodwill was tested for impairment and it was determined that goodwill was not impaired as of December 31, 2010. Pursuant to the Termination Agreements for the VIE Group, the Company deconsolidated the VIE Group and no goodwill was presented on the consolidated balance sheets as of December 31, 2011 and 2010 of the Company after reclassification of the assets and liabilities of discontinued operations.

For intangible assets subject to amortization, an impairment loss is recognized if the carrying amount of the intangible asset is not recoverable and exceeds fair value.  The carrying amount of the intangible asset is considered not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use of the asset.

Fair value measurements

FASB ASC 820, “Fair Value Measurements” (formerly SFAS No. 157) defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  It requires that an entity measure its financial instruments to base fair value on exit price and maximize the use of observable units and minimize the use of unobservable inputs to determine the exit price.  It establishes a hierarchy which prioritizes the inputs to valuation techniques used to measure fair value.  This hierarchy increases the consistency and comparability of fair value measurements and related disclosures by maximizing the use of observable inputs and minimizing the use of unobservable inputs by requiring that observable inputs be used when available.  Observable inputs are inputs that reflect the assumptions market participants would use in pricing the assets or liabilities based on market data obtained from sources independent of the Company.  Unobservable inputs are inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.  The hierarchy prioritizes the inputs into three broad levels based on the reliability of the inputs as follows:

98

•	Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. Valuation of these instruments does not require a high degree of judgment as the valuations are based on quoted prices in active markets that are readily and regularly available.

•	Level 2 – Inputs other than quoted prices in active markets that are either directly or indirectly observable as of the measurement date, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 – Valuations based on inputs that are unobservable and not corroborated by market data. The fair value for such assets and liabilities is generally determined using pricing models, discounted cash flow methodologies, or similar techniques that incorporate the assumptions a market participant would use in pricing the asset or liability.

This guidance applies to other accounting pronouncements that require or permit fair value measurements.  On February 12, 2008, the FASB finalized FASB Staff Position (FSP) No. 157-2, Effective Date of FASB Statement No. 157 (ASC 820).  This Staff Position delays the effective date of SFAS No. 157 (ASC 820) for nonfinancial assets and liabilities to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years, except for those items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  The adoption of SFAS No. 157 (ASC 820) had no effect on the Company's financial position or results of operations.

 We also analyze all financial instruments with features of both liabilities and equity under ASC 480-10 (formerly SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”) and ASC 815-40 (formerly EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”).  We have determined ASC 480-10 (formerly SFAS 150) and ASC 815-40 (formerly EITF 00-19) has no material effect on our financial position or results of operations.

Revenue recognition

The Company’s revenue recognition policies are in compliance with the SEC Staff Accounting Bulletin No. 104 (“SAB 104”).  The Company recognizes product revenue when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) our price to the customer is fixed or determinable and (iv) collection of the resulting accounts receivable is reasonably assured.  The Company recognizes revenue for product sales upon transfer of title to the customer.  Customer purchase orders and/or contracts are generally used to determine the existence of an arrangement.  Shipping documents and the completion of any customer acceptance requirements, when applicable, are used to verify product delivery or that services have been rendered.  The Company assesses whether a price is fixed or determinable based upon the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment.

The Company’s revenue is recognized net of value-added tax (VAT), reductions to revenue for estimated product returns, and sales discounts based on volume achieved in the same period that the related revenue is recorded.  The estimates are based on historical sales returns, analysis of credit memo data, and other factors known at the time.  For the years ended December 31, 2011 and 2010, sales discounts from continuing operations were $70,987 and $0, respectively.

We offer a right of exchange on our grain products sold through our relationship with grocery store networks.  The consumer who purchases the product may exchange it for the same kind and quantity of product originally purchased.  In accordance with FASB ASC 605-15-25-1 and 605-15-15-2, these are not considered returns for revenue recognition purposes.  For the years ended December 31, 2011 and 2010, the returns of our product were not material.

99

Advertising costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place.  Advertising costs from continuing operations for the year ended December 31, 2011 and 2010 were $952,472 and $83,576 respectively.

Research and development

The Company expenses its research and development costs as incurred.  Research and development costs from continuing operations for the years ended December 31, 2011 and 2010 were $98,393 and $73,860, respectively.

Stock-based compensation

In December 2004, the Financial Accounting Standard Board, or the FASB, issued the Statement of Financial Accounting Standards, or SFAS, No. 123(R), “Share-Based Payment”, which replaces SFAS No. 123 and supersedes APB Opinion No. 25.  SFAS No. 123(R) is now included in the FASB’s ASC Topic 718, “Compensation – Stock Compensation.”  Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees or independent contractors are required to provide services.  Share-based compensation arrangements include stock options and warrants, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans.  In March 2005, the SEC issued Staff Accounting Bulletin No. 107, or SAB 107, which expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff’s views regarding the valuation of share-based payment arrangements for public companies.  SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods.  On April 14, 2005, the SEC adopted a new rule amending the compliance dates for SFAS No. 123(R).  Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS No. 123.

 The Company has fully adopted the provisions of FASB ASC 718 and related interpretations as provided by SAB 107.  As such, compensation cost is measured on the date of grant as the fair value of the share-based payments.  Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

Income taxes

The Company accounts for income taxes in accordance with FASB ASC Topic 740, “Income Taxes.”  ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur.  The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination.  For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.  The adoption had no effect on the Company’s consolidated financial statements.

100

Foreign currency translation and comprehensive income

U.S. GAAP requires that recognized revenue, expenses, gains and losses be included in net income.  Certain statements, however, require entities to report specific changes in assets and liabilities, such as gain or loss on foreign currency translation, as a separate component of the equity section of the balance sheet.  Such items, along with net income, are components of comprehensive income.  The functional currency of the Company is Renminbi (“RMB”).  The unit of RMB is in Yuan.  Translation gains are classified as an item of other comprehensive income in the stockholders’ equity section of the consolidated balance sheet.

Statement of cash flows

In accordance with FASB ASC Topic 230, “Statement of Cash Flows,” cash flows from the Company’s operations are calculated based upon the local currencies.  As a result, amounts related to assets and liabilities reported on the consolidated statement of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

Discontinued operations

Certain prior period amounts have been reclassified in these consolidated financial statements to conform to the 2011 presentation of discontinued operations of the VIE Group for the deep processed grain business. See Note 1 and 3 for additional information.

Reclassifications

Except for the classification for discontinued operations, certain classifications have been made to the prior year financial statements to conform to the current year presentation.  The reclassifications have no impact on the Company’s 2010 consolidated statement of operations and retained earnings.

Recent pronouncements

In January 2010, FASB issued an amendment regarding improving disclosures about fair value measurements. This new guidance requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. There was no impact from the adoption of this guidance to our consolidated financial position or results of operations as the amendment only addresses disclosures.

In April 2010, FASB issued an amendment to Stock Compensation. The amendment clarifies that an employee stock-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity shares trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The adoption of this guidance had no impact on our consolidated financial position or results of operations since our stock-based payment awards have an exercise price denominated in the same currency of the market in which our Company shares are traded.

In May 2011, FASB issued an amendment (ASU No. 2011-04) to Fair Value Measurement (ASC Topic 820). In 2006, the FASB and the International Accounting Standards Board (IASB) published a Memorandum of Understanding, which has served as the foundation of the Board’s efforts to a common set of high quality global accounting standards. Consistent with the Memorandum of Understanding and the Board’s commitment to achieving the goal, the amendments in this Update are the result of the work by the FASB and the IASB to develop common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and IFRS. The adoption of this guidance had no impact on our consolidated financial position or results of operations.

In May 2011, FASB issued an amendment (ASU No. 2011-05) to Comprehensive Income (ASC Topic 220). The amendment require that all nonowner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. The Company had adopted this guidance to our consolidated financial statements as of and for the year ended December 31, 2011.

101

In September 2011, FASB issued an amendment (ASU No. 2011-08) to Intangibles–Goodwill and Other (ASC Topic 350). The amendments in the Update permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. However, if an entity concludes otherwise, then it is required to perform the first step of the two-step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit, as described in paragraph 350-20-35-4. If the carrying amount of a reporting unit exceeds its fair value, then the entity is required to perform the second step of the goodwill impairment test to measure the amount of the impairment loss, if any, as described in paragraph 350-20-35-9. The Company had adopted this guidance to our consolidated financial statements as of and for the year ended December 31, 2011.

In December 2011, FASB issued an Update (ASU No. 2011-10) to Property, Plant, and Equipment (ASC Topic 360). Under the amendments in this Update, when a parent (reporting entity) ceases to have a controlling financial interest (as described in Subtopic 810-10) in a subsidiary that is in substance real estate as a result of default on the subsidiary’s nonrecourse debt, the reporting entity should apply the guidance in Subtopic 360-20 to determine whether it should derecognize the in substance real estate. Generally, a reporting entity would not satisfy the requirements to derecognize the in substance real estate before the legal transfer of the real estate to the lender and the extinguishment of the related nonrecourse indebtedness. That is, even if the reporting entity ceases to have a controlling financial interest under Subtopic 810-10, the reporting entity would continue to include the real estate, debt, and the results of the subsidiary’s operations in its consolidated financial statements until legal title to the real estate is transferred to legally satisfy the debt. The adoption of this guidance had no impact on our consolidated financial position or results of operations.

In December 2011, FASB issued an Update (ASU No. 2011-11) to Balance Sheet (ASC Topic 210) regarding disclosures about offsetting assets and liabilities. Pursuant to this Update, entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. This scope would include derivatives, sale and repurchase agreements and reverse sale and repurchase agreements, and securities borrowing and securities lending arrangements. The adoption of this guidance had no impact on our consolidated financial position or results of operations.

NOTE 3.	DISCONTINUED OPERATIONS

On December 20, 2011, Detian Yu terminated its control over the VIE Group (see Note 2). The results of the VIE Group have been presented as a discontinued operation in the consolidated statements of operations. Selected operating results for the discontinued business are presented in the following tables:

	For The Years Ended
	December 31,
	2011	2010
Net revenue	$15,276,475	$4,000,749
Cost of goods sold	(12,256,832)	(3,671,177)
Selling, general, and administrative expenses	(8,251,364)	(1,341,563)
Interest (expense) income, net	5,478	65
Other income, net	37,371	5,770
Loss before income taxes	(5,188,872)	(1,006,156)
Income taxes benefits	1,297,042	249,676
Net loss	$(3,891,830)	$(756,480)

102

The net assets distributed as of December 20, 2011 were as follows:

December 20, 2011
Cash & cash equivalents	$86,678
Inventory, net	606,300
Accounts receivable, net	4,001,821
Advance to suppliers	157,650
Prepaid expenses	664,081
All other current assets	4,858,057
Current assets	10,374,587
Property, plant, and equipment, net	3,094,778
Goodwill	1,103,309
All other assets	766,947
Non-current assets	4,965,034
Accounts payable	773,141
Advance from customer	2,499,636
Accrued expenses	724,918
Other payables	4,510,067
Due to Related Party	8,319,191
All other current liabilities	271,321
Current liabilities	$17,098,274

NOTE 4.	ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:

	December 31,	December 31,
	2011	2010
Accounts receivable	$36,167,136	$11,160,959
Less: Allowance for doubtful accounts	-	-
Accounts receivable, net	$36,167,136	$11,160,959

NOTE 5.	INVENTORY

Inventory consisted of the following:

	December 31,	December 31,
	2011	2010
Raw materials	$8,108,503	$784,825
Work in process	1,971	383,960
Finished goods	12,109,353	15,316,045
Supplies	94,263	57,169
Total Inventory	$20,314,090	$16,541,999

103

NOTE 6.	PREPAID EXPENSES

Prepaid expenses consisted of the following:

	December 31,	December 31,
	2011	2010
Deductible value-added taxes (VAT)	$92,531	$1,250,205
Prepaid rent	88,889	52,904
Prepaid bank loan guarantee fee	83,899	-
Prepaid other expenses	79,842	18,112
Prepaid advertisement	46,376	3,030
Total	$391,537	$1,324,251

NOTE 7.	ASSETS HELD FOR SALE

Assets held for sale represent the cost of timber, timberland and farmland (collectively the “timberland) amounted to RMB 10.3 million ($1.6 million), which management assessed approximating its fair value. The company exchanged the timberland for an office building with paying cash consideration of RMB 7.2 million ($1.1 million) for the variance between the fair values of the office building and the timberland on March 19, 2012. The cost of the timberland was reclassified from other assets to assets held for sale in the consolidated balance sheets as of December 31, 2011.

According to government regulations of the PRC, the PRC Government owned the timber land as of December 31, 2011. The Company leased and obtained a certificate of right to use farmland of approximately 1,605 acres (or 10,032 mu) for the period from August 2005 to December 2031. For the same farmland, the Company obtained a certificate of the right to timber and 896 acres (or 5,600 mu) of timberland for the period from August 2006 to August 2028. Timber mainly includes pine trees and poplar trees. These timber, timberland and farmland were not for operating use or intended for sale as merchandise. Based on management’s assessment, there was no impairment as of and for the years ended December 31, 2011 and 2010, or as of the date of exchange.

NOTE 8.	PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment consisted of the following:

	December 31,	December 31,
	2011	2010
Automobiles	$896,648	$840,873
Buildings	9,593,679	1,659,116
Office equipment	408,203	360,841
Machinery and equipment	2,954,783	2,620,243
Furniture and fixtures	605,705	33,479
Total cost	14,459,018	5,514,552
Less: Accumulated depreciation	(2,103,072)	(1,227,180)
Property, plant, and equipment, net	$12,355,946	$4,287,372

The buildings owned by the Company located in Jinzhong, Shanxi Province, China are used for production, warehousing and offices for our grains business. The building structure of warehouses and office located in Shanzhuangtou under the title of Jinzhong Deyu is mainly constructed of light steel and bricks. At the same area, the Company acquired buildings of RMB 11.8 million ($1.9 million) on December 27, 2011, of which depreciation commenced in January 2011.

The construction of a warehousing, processing, and logistics center of Jinzhong Yongcheng (the “Yongcheng Plant”) was completed in June 2011. Cost of the six (6) warehouses (total 9,525 square meters), one office building (3,860 square meters), and a processing center with five (5) cylinder storages in the amount of RMB 30.1 million ($4.8 million) of the Yongcheng Plant was reclassified from Construction-in-Progress to Property, Plant and Equipment as reported on the consolidated balance sheet as of December 31, 2011. Also due to the construction completion, cost of the land use rights in the amount of RMB 15 million ($2.4 million) of the Yongcheng Plant was reclassified from Construction-in-Progress to Intangible Assets as reported on the consolidated balance sheet as of December 31, 2011 (see Note 9). Depreciation of the warehouses, office building, and processing center commenced in July 2011.

104

Depreciation expense from continuing operations for the year ended December 31, 2011 and 2010 was $794,853 and $489,379, respectively.

NOTE 9.	CONSTRUCTION-IN-PROGRESS

Construction-in-progress consisted of the following:

	December 31,	December 31,
	2011	2010
Construction of Jinzhong corn processing and storage center	$-	$6,732,189
Total cost	$-	$6,732,189

The Jinzhong processing and storage center and Jinzhong factory heating system located in Jinzhong City, Shanxi Province, PRC are completed and transferred to fixed assets in June 2011 (see Note 8).

NOTE 10.	INTANGIBLE ASSETS

Intangible assets consisted of the following:

	December 31,	December 31,
	2011	2010
Software-ERP System and B2C platform	$1,032,746	$-
Land use rights	9,808,497	-
Less: Accumulated amortization	(189,399)	-
Total	$10,651,844	$-

According to government regulations of the PRC, the PRC Government owns all land. The Company leases and obtains a certificate of right to use the industrial land of 11,667 square meters with the PRC Government in Jingzhong, Shanxi Province where Jinzhong Deyu’s buildings and production facility are located at. The term of the right is four to five years and renewed upon expiration. The right was fully amortized as of December 31, 2010 using the straight-line method. The term of the right was for the period from March 14, 2007 to March 14, 2011. The Company has been in the process of renewing the land use right certificate since the expiration date. According to a Certification issued by the Jinzhong Municipal Bureau of Land and Resources on March 30, 2011, Jinzhong Deyu holds the legal title of the land use rights during the period of the renewal process.

The construction of a warehousing, processing, and logistics center of Jinzhong Yongcheng (the “Yongcheng Plant”) was completed in June 2011. Cost of the six (6) warehouses (total 9,525 square meters), one office building (3,860 square meters), and a processing center with five (5) cylinder storages in the amount of RMB 30.1 million ($4.8 million) of the Yongcheng Plant was reclassified from Construction-in-Progress to Property, Plant and Equipment upon the construction completion as of June 30, 2011 (see Note 8). Cost of the land use rights in the amount of RMB 15 million ($2.4 million) of the Yongcheng Plant was reclassified from Construction-in-Progress to Intangible Assets upon the construction completion and as reported on the consolidated balance sheet as of December 31, 2011. The industrial land underlying the certificate of the land use rights is 46,860 square meters under the title of Jinzhong Deyu. The term of the rights is fifty (50) years starting from November 26, 2010 to November 25, 2060. The amortization of the land use right was commenced in July, 2011using the straight-line method over 49.40 years.

On September 30, 2010 and December 20, 2010, we entered into Farmland Transfer Agreements with Shanxi Jinbei Plant Technology Co., Ltd. for the transfer of land use rights (the “Rights”) consisting of 53,000 mu (equivalent to 8,731 acres) and 52,337 mu (equivalent to 8,615 acres), respectively. We paid RMB 19,415,000 (approximately $2,900,000) and RMB 27,221,000 (approximately $4,066,000) in September 30, 2010 and December 20, 2010, respectively. The variance in the balance denominated in US Dollars as of September 30, 2011 was the effect of foreign currency translation. Pursuant to the agreement and the terms of the original land use right certificates, the Rights will continue for 43 years (on average). The land will be used for agricultural planting of corn and grains. We obtained land use rights certificates dated September 6, 2011 evidencing our ownership of those land use rights. The terms of the rights stated on the certificates averaged 38.39 years, based on which we commenced the amortization of these land use rights from September, 2011.

105

Amortization expense of the continuing operations for the year ended December 31, 2011 was $184,444.

NOTE 11.	OTHER ASSETS

Other assets consisted of the following:

	December 31,	December 31,
	2011	2010
Net deferred tax assets - noncurrent	$648,759	$749,250
Timber, timberland, and farmland use rights	78,776	1,558,479
Prepaid for acquisition of land use rights	-	7,066,061
Installment payment for ERP system	-	984,848
Others	-	35,608
Total	$727,535	$10,394,246

The cost of timber, timberland and farmland amounted to RMB 10.3 million ($1.6 million) as of December 31, 2010 was reclassified to assets held for sale as of December 31, 2011 (see Note 7).

NOTE 12.	SHORT-TERM LOAN

Short-term loan consisted of the following:

	December 31, 2011	December 31, 2010
Bank loan payable to Bank of Communications, bearing interest at a floating rate of prime rate plus 30% of prime rate, of which prime rate was based on one-year loan interest rate released by The People's Bank of China. The actual interest rate as of December 31, 2011 was 8.5280%. The term of the loan started from May 10, 2011 with maturity date on May 9, 2012. The loan was obtained by Detain Yu and guaranteed by Zhongyuan Guoxin Credit Guarantee Co., Ltd., Wenjun Tian and Jianming Hao for a period of one year starting from May 10, 2011. Wenjun Tian and Jianming Hao for a period of one year starting from May 10, 2011.	$7,944,200	$-

Bank loan payable to China Merchants Bank Beijing Dongzhimen subbranch, bearing interest at a floating rate of prime rate plus 20% of prime rate, of which prime rate was based on one-year loan interest rate released by The People's Bank of China. The actual interest rate as of December 31, 2011 was 7.8720%. The term of the loan started from November 30, 2011 with maturity date on November 29, 2012. The loan was obtained by Detain Yu and guaranteed by China Agriculture Credit Guarantee Co., Ltd. for a period of one year starting from November 30, 2011.	2,121,101	-

106

Bank loan payable to Jinzhong City Yuci District Rural Credit Union Co., Ltd, bearing interest at a floating rate of prime rate plus 130% of prime rate, of which prime rate was based on six-month to one-year loan interest rate released by The People's Bank of China. The actual interest rate as of December 31, 2011 was 15.084%. The term of the loan started from August 8, 2011 with maturity date on August 7, 2012. The loan was obtained by Jinzhong Deyu and guaranteed by Jinzhong Juntai Automotive Parts Manufacturing Co., Ltd., for a period of two years starting from August 7, 2012.	1,588,840	-

Bank loan payable to Jinzhong City Yuci District Rural Credit Union Co., Ltd., bearing interest at a floating rate of prime rate plus 130% of prime rate, of which prime rate was based on six-month to one-year loan interest rate released by The People's Bank of China. The actual interest rate as of December 31, 2011 was 15.084%. The term of the loan started from August 9, 2011 with maturity date on August 7, 2012. The loan was obtained by Jinzhong Yongcheng and guaranteed by Yuci Jinmao Food Processing Factory, for a period of two years starting from August 7, 2012.	1,350,514	-

Bank loan payable to Jinzhong City Yuci District Rural Credit Union Co., Ltd., bearing interest at a floating rate of prime rate plus 130% of prime rate, of which prime rate was based on six-month to one-year loan interest rate released by The People's Bank of China. The actual interest rate as of December 31, 2011 was 15.084%. The term of the loan started from August 9, 2011 with maturity date on August 7, 2012. The loan was obtained by Jinzhong Yuliang and guaranteed by Yuci Jinmao Food Processing Factory, for a period of two years starting from August 7, 2012.	1,350,514	-

Loan payable to Hangzhou TianCi Investment Management Co., Ltd., an unrelated party. The loan was unsecured, bearing no interest and no due date was specified.	58,311	55,606

Bank loan payable to Jinzhong Economic Development District Rural Credit Union, bearing interest at a floating rate of prime rate plus 129.83% of prime rate, of which prime rate was based on six-month to one-year loan interest rate released by The People's Bank of China. The loan was due March 8, 2011. The use of proceeds from the loan is for purchase of raw materials. The loan was obtained by Jinzhong Yuliang and guaranteed by Jinzhong Deyu for a period of two years starting from January 13, 2010. In January 2011, the Company entered into an agreement with the bank for an extension of the loan. The new term is from February 1, 2011 to October 1, 2011. The adjustable interest rate is a rate per annum equal to the Prime Rate plus 117.23 percentage points of prime rate. The prime rate is based on one- to three-year loan interest rate released by The People's Bank of China. Jinzhong Deyu continues to provide guarantees on the loan for a period of two years starting from October 1, 2011. This loan was paid off on May 11, 2011.	-	1,287,879

Bank loan payable to Shanxi Province Rural Credit Union, bearing interest at a floating rate of prime rate plus 107.00% of prime rate, of which prime rate was based on six-month-to-one-year loan interest rate released by The People's Bank of China and due January 13, 2011. The use of proceeds from the loan is restricted for purchase of corns. The loan was obtained by Jinzhong Yongcheng and guaranteed by Jinzhong Deyu and Jinzhong Yuliang for a period of two years starting from January 13, 2011. In January 2011, the Company entered into an agreement with bank with an extension for the bank loan. The new term of bank loan is from January 14, 2011 to June 11, 2011. The adjustable interest rate is a rate per annum equal to the Prime Rate plus 107 percentage points of prime rate. The prime rate is based one-to-three-year loan interest rate released by The People's Bank of China. Jinzhong Deyu and Jinzhong Yuliang remain providing guarantees on the loan for a period of two years starting from June 11, 2011. This loan was paid off on May 11, 2011.	-	1,287,879

Total	$14,413,480	$2,631,364

107

NOTE 13. NOTES PAYABLE

Notes payable consisted of the following:

	December 31,	December 31,
	2011	2010
Bank notes payable to Jinzhong Haida Nongyi Trading Co., Ltd. issued by Bank of Communication at Beijing Gongzhifen branch, bearing no interest and no finance charge.This note is for August 17, 2011 through February 17, 2012.The note was obtained and issued by Detian Yu Biotechnology (Beijing) Co., Ltd. The note was paid off on March 7, 2012.	$1,588,840	$-

Total	$1,588,840	$-

NOTE 14.	ACCRUED EXPENSES

Accrued expenses consisted of the following:

	December 31,	December 31,
	2011	2010
Accrued VAT and other taxes	$412,437	$877,112
Accrued payroll	266,983	272,587
Others	469,785	141,528
Total	$1,149,205	$1,291,227

NOTE 15.	INCOME TAXES

United States

The Company is incorporated in the United States of America and is subject to the U.S. federal and state taxation.  No provision for income taxes have been made as the Company has no taxable income in the U.S..  The applicable income tax rate for the Company for the years ended December 31, 2011 and 2010 was 34%.  No tax benefit has been realized since a 100% valuation allowance has offset deferred tax asset resulting from the net operating losses.

British Virgin Islands

City Zone, a wholly-owned subsidiary of the Company, is incorporated in the British Virgin Islands (“BVI”) and, under the current laws of the BVI, is not subject to income taxes.

Hong Kong

Most Smart, a wholly-owned subsidiary of the Company, is incorporated in Hong Kong.  Most Smart is subject to Hong Kong taxation on its activities conducted in Hong Kong and income arising in or derived from Hong Kong.  No provision for income taxes have been made as Most Smart has no taxable income in Hong Kong.

108

People’s Republic of China (PRC)

Under the Enterprise Income Tax (“EIT”) Law of the PRC, the standard EIT rate is 25%. The PRC subsidiaries of the Company are subject to PRC income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which they operate. According to the Tax Pronouncement [2008] No. 149 issued by the State Administration of Tax of the PRC, the preliminary processing industry of agricultural products is entitled to EIT exemption starting January 1, 2008. Three of the Company’s wholly-owned subsidiaries located in the Shanxi Province, China, including Jinzhong Deyu, Jinzhong Yongcheng, and Jinzhong Yuliang are subject to the EIT exemption. All other subsidiaries and consolidated VIEs are subject to the 25% EIT rate.

The provision for income taxes from continuing operations on income consists of the following for the years ended December 31, 2011 and 2010:

	For the Years Ended
	Ended
	December 31,
	2011	2010
Current income tax expense (benefit)
U.S	$-	$-
PRC	-	-
Total current expense (benefit)	$-	$-

Deferred income tax expense (benefit)
U.S	$-	$-
PRC	(1,112,658)	(1,163,461)
Less: Income tax benefit attributable to discontinued operations	1,297,042	249,676
Income tax expense (benefit) attributable to continuing operations	$184,384	$(913,785)

The following is a reconciliation of the statutory tax rate to the effective tax rate of the continuing operations for the years ended December 31, 2011 and 2010:

	For The Years Ended
	December 31,
	2011	2010
Expected U.S. income tax expense	34.0%	34.0%
Increase (decrease) in taxes resulting from:
Tax-exempt income	-39.0%	-48.6%
Foreign tax differential	0.9%	2.8%
Change in valuation allowance	5.6%	2.9%
Intercompany elimination	-0.6%	0.9%
Other	-	0.2%
Income tax benefit attributable to continuing operations	0.9%	-7.8%

Significant components of the Company’s net deferred tax assets as of December 31, 2011 and 2010 are presented in the following table:

	December 31,	December 31,
	2011	2010
Deferred tax assets
Net operating loss carryforwards (NOL)	$2,255,365	$1,458,421
Share-based compensation	351,203	197,126
Gross deferred tax assets	2,606,568	1,655,547
Less: Valuation allowance	(1,813,056)	(466,649)
Total deferred tax assets, net	$793,512	$1,188,898

109

NOTE 16.	NET INCOME PER SHARE

Reconciliation of the basic and diluted net income per share was as follows:

	Amounts	Shares	Per Share
	(Numerator)	(Denominator)	Amount
For the year ended December 31, 2011:
Net income from continuing operations attributable to common stockholders - basic	$20,126,017	10,522,432	$1.91
Preferred dividends applicable to convertible preferred stocks	427,917	1,974,732
Net income from continuing operations attributable to common stockholders - diluted	$20,553,934	12,497,164	$1.64

Net income attributable to common stockholders - basic	$17,335,442	10,522,432	$1.64
Preferred dividends applicable to convertible preferred stocks	427,917	1,974,732
Net income attributable to common stockholders - diluted	$17,763,359	12,497,164	$1.42

For the year ended December 31, 2010:
Net income from continuing operations attributable to common stockholders - basic	$12,258,733	8,445,880	$1.45
Preferred dividends applicable to convertible preferred stocks	327,721	1,803,161
Net income from continuing operations attributable to common stockholders - diluted	$12,586,454	10,249,041	$1.23

Net income attributable to common stockholders - basic	$11,502,253	8,445,880	$1.36
Preferred dividends applicable to convertible preferred stocks	327,721	1,803,161
Net income attributable to common stockholders - diluted	$11,829,974	10,249,041	$1.16

NOTE 17.	SHAREHOLDERS’ EQUITY

Reverse Acquisition and Private Placement

On April 27, 2010, we completed the acquisition of City Zone by means of a share exchange.  Simultaneously with the acquisition, we completed a private placement for gross proceeds of $8,211,166 from the sale of our securities to accredited investors at $4.40 per unit, with each “Unit” consisting of one share of Series A Convertible Preferred Stock, and a warrant to purchase 0.4 shares of common stock with an exercise price of $5.06 per share.

On April 27, 2010, the (the “Closing Date”), we entered into a Share Exchange Agreement (“Exchange Agreement”) by and among (i) City Zone, (ii) City Zone’s shareholders, (iii) us, and (iv) our principal stockholders.  Pursuant to the terms of the Exchange Agreement, Expert Venture Limited, a company organized under the laws of the British Virgin Islands (“Expert Venture”) and the other City Zone shareholders will transfer to us all of the shares of City Zone in exchange for the issuance of 8,736,932 shares of our common stock as set forth in the Exchange Agreement, so that Expert Venture and other minority shareholders of City Zone shall own at least a majority of our outstanding shares (the “Share Exchange”).

Our directors approved the Exchange Agreement and the transactions contemplated thereby.  The directors of City Zone also approved the Exchange Agreement and the transactions contemplated thereby.

As a result of the Exchange Agreement effective April 27, 2010, we acquired 100% of the equity interest of City Zone, the business and operations of which now constitutes our primary business and operations through its wholly-owned PRC subsidiaries.  Specifically, as a result of the Exchange Agreement:

•	We issued 8,736,932 shares of our common stock to the City Zone Shareholders;
•	The ownership position of our shareholders who were holders of common stock immediately prior to the Exchange Agreement changed from 100% to 9.5% (fully diluted) of our outstanding shares; and

110

•	City Zone Shareholders were issued our common stock constituting approximately 65.71% of our fully diluted outstanding shares.

Immediately after the Share Exchange, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”) for the issuance and sale in a private placement of 1,866,174 Units, consisting of 1,866,174 shares of our Series A Convertible Preferred Stock, par value $0.001 per share (the “Investor Shares”) and Series A Warrants to purchase up to 746,479 shares of our Common Stock (the “Warrants”), for aggregate gross proceeds of $8,211,166 (the “Private Placement”).  In connection with the Private Placement, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investors, in which we agreed to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register for resale the Investor Shares, within 60 calendar days of the Closing Date of the Private Placement, and use our best efforts to have the Registration Statement declared effective within 180 calendar days of the Closing Date of the Private Placement.  We will pay monthly liquidated damages in cash to each Investor of 0.5% of the dollar amount of the purchase price of the Investor Shares, on a pro rata basis, for each 30 day period the Registration Statement is not declared effective, up to a maximum of 8% of the purchase price.  However, no liquidated damages shall be paid with respect to any shares that we are not permitted to include in the Registration Statement due to the SEC’s application of Rule 415.  On October 21, 2010, the SEC declared our Form S-1 effective.

 In connection with the Private Placement, Maxim Group, LLC acted as our financial advisor and placement agent (the “Placement Agent”).  Maxim received a cash fee equal to 7% of the gross proceeds of the Private Placement.  Maxim also received warrants to purchase 171,911 shares of our Common Stock at a price per share of $5.06 (the “Placement Agent Warrants”).  Pursuant to the Original Placement Agreement entered into by Detian Yu on January 27, 2010 with the Placement Agent (the “ Original Placement Agreement”), we engaged the Placement Agent to act as the exclusive agent to sell the Units in this Offering on a “commercially reasonable efforts basis.”  The Placement Agent received cash fees equal to 7% of our gross proceeds received in connection with an equity financing and a cash corporate finance fee equally to 1% of our gross proceeds raised in the Offering, payable at the time of each Closing; five (5) year warrants to purchase that number of Series A Preferred Shares and Shares equal to 5% of the aggregate number of Series A Preferred Shares and Shares underlying the Units issued pursuant to this Offering; and a non-refundable cash retainer (or restricted shares) of $25,000 payable upon the execution of the retainer agreement.  We also agreed to pay for all of the reasonable expenses the Placement Agent incurred in connection with the Offering.

On May 10, 2010, we closed on the second and final round (the “Final Closing”) of the private placement offering for the issuance and sale of 589,689 Units, consisting of 589,689 shares of Series A Convertible Preferred Stock and 235,883 five-year Series A Warrants with an exercise price of $5.06 per share, to certain accredited investors (the “Investors”) for total gross proceeds of $2,594,607.

We raised an aggregate amount of $10,805,750 in the Offering.  As of the Final Closing, we had 9,999,999 shares of common stock issued and outstanding.  In connection with the offering, we issued a total of 2,455,863 shares of Series A Convertible Preferred Shares and 982,362 Series A Warrants to the investors.  Additionally, the Placement Agent received 171,911 warrants.

Make Good Escrow Agreement

We also entered into a make good escrow agreement with the Investors (the “Securities Escrow Agreement”), pursuant to which the City Zone Shareholders placed a number of shares of Common Stock equal to 100% of the number of shares of Common Stock underlying the Investor Shares, which were initially convertible into 1,866,174 shares of Common Stock (the “Escrow Shares”) in an escrow account.  The Escrow Shares were being held as security in the event we did not achieve $11 million in audited net income for the fiscal year 2010 (the “2010 Performance Threshold”) and $15 million in audited net income for the fiscal year 2011 (the “2011 Performance Threshold”).  If we achieved the 2010 Performance Threshold and the 2011 Performance Threshold, the Escrow Shares would be released back to the City Zone Shareholders.  If either the 2010 Performance Threshold or 2011 Performance Threshold was not achieved, an aggregate number of Escrow Shares (such number to be determined by the formula set forth in the Securities Escrow Agreement) would be distributed to the Investors, based upon the number of Investor Shares (on an as-converted basis) purchased in the Private Placement and still beneficially owned by such Investor, or such successor, assign or transferee, at such time.  If any Investor transfers Investor Shares purchased pursuant to the Purchase Agreement, the rights to the Escrow Shares shall similarly transfer to such transferee, with no further action required by the Investor, the transferee or us.

111

Common Stock

As of the Final Closing, we had 9,999,999 shares of common stock issued and outstanding. Between the Final Closing date to December 31, 2011, an aggregate of 524,775 shares of Series A Preferred were converted to 524,775 common stocks. For the year ended December 31, 2011, an aggregate of 40,000 common stocks were issued for investor relations services, valued at the market price of the Company’s common stock at the time of issuance, or $78,000 in total, and charged to operating expenses. As of December 31, 2011, total number of common stock issued and outstanding was 10,564,774 shares.

Series A Convertible Preferred Stock

The holders of Series A Convertible Preferred Shares (“Series A Preferred”) will be entitled to receive, cumulative dividends in preference to the holders of Common Stock at an annual rate of 5% of the applicable per Series A Preferred original purchase price (the “Dividend Preference” and the “Dividends”).  If, after the Dividend Preference has been fully paid or declared and set apart, the Company shall make any additional distributions, then the holders of Series A Preferred shall participate with the holders of common stock on an as-converted basis with respect to such distributions.  Dividends will be payable in cash or stock, at the Company’s option.

Upon any liquidation, dissolution or winding up of the Company, the holders of Series A Preferred will be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to $4.40 per share (the amount, the “Liquidation Preference Amount”), before any payment shall be made or any assets distributed to the holders of the common stock (the “Liquidation Preference”).

Each holder of Series A Preferred will have the right, at the option of the holder at any time on or after the issuance of the Series A Preferred, without the payment of additional consideration, to convert Series A Preferred into a number of fully paid and nonassessable shares of common stock equal to: (i) the Liquidation Preference Amount of such share divided by (ii) the Conversion Price in effect as of the date of the conversion.

For a period of two (2) years following the issuance of the Series A Preferred, the conversion price of Series A Preferred will be subject to adjustment for issuances of common stock (or securities convertible or exchangeable into shares of Common Stock) at a purchase price less than the conversion price of the Series A Preferred.   The Series A Preferred Stock does not contain any repurchase or redemption rights.

Current accounting standards require that we evaluate the terms and conditions of convertible preferred stock to determine (i) if the nature of the hybrid financial instrument, based upon its economic risks, is more akin to an equity contract or a debt contract for purposes of establishing classification of the embedded conversion feature and (ii) the classification of the host or hybrid financial instrument.  Based upon a review of the terms and conditions of the Series A Preferred, the Company has concluded that the financial instrument is more akin to an equity financial instrument.  The major consideration underlying this conclusion is that the Series A Preferred is a perpetual financial instrument with no stated maturity or redemption date, or other redemption that is not within the Company’s control.  Other considerations in support of the equity conclusion included the voting rights and conversion feature into common shares.  While the cumulative dividend feature may, in some instances, be likened to a debt-type coupon, the absence of a stated maturity date was determined to establish the cumulative dividend as a residual return, which does not obviate the equity nature of the financial instrument.  Further, there are no cash redemption features that are not within the control of our management.  As a result, classification in stockholders’ equity is appropriate for the Series A Preferred.

As of December 31, 2011, an aggregate of 524,775 shares of Series A Preferred were converted to common stocks. On July 29, 2011, 66,739 shares of Series A Preferred were issued as dividends to the shareholders of Series A Preferred. As of December 31, 2011, total number of Series A Preferred Shares issued and outstanding was 1,997,467 shares.

112

For the year ended December 31, 2011, the Company recorded $427,917 preferred dividend expense, of which $212,420 was distributed in 66,739 shares of Series A Preferred on July 29, 2011, valued approximating to their fair value at the time of issuance. The remaining $219,712 was accrued as preferred dividend payable on the consolidated balance sheet as of December 31, 2011.

For the year ended December 31, 2010, the Company recorded $327,721 preferred dividend expense, of which $96,051 was distributed in cash on July 22, 2010 and the remaining $231,670 was accrued as preferred dividend payable on the consolidated balance sheet as of December 31, 2010.  The distribution of $231,670 preferred dividend was made on January 28, 2011.

Series A Warrants

The warrants issued to the investors and placement agent have strike prices of $5.06 and $4.84, respectively, and expire in five years.  The strike prices are subject to adjustment only for changes in our capital structure, but allow for cashless exercise under a formula that limits the aggregate issuable common shares.  There are no redemption features embodied in the warrants and they have met the conditions provided in current accounting standards for equity classification.

There were 982,362 Series A Warrants sold together with the Series A Preferred to the investors, which:

(a)	entitle the holder to purchase 1 shares of Common Stock;
(b)	are exercisable at any time after consummation of the transactions contemplated by the Securities Purchase Agreement and shall expire on the date that is five years following the original issuance date of the Series A Warrants;
(c)	are exercisable, in whole or in part, at an exercise price of $5.06 per share of Common Stock; and
(d)	are exercisable only for cash (except that there will be a cashless exercise option if, after twelve months from the Issue Date, (i) the Per Share Market Value of one share of Common Stock is greater than the Warrant Price (at the date of calculation) and (ii) a registration statement under the Securities Act providing for the resale of the Common Stock issuable upon exercise of Warrant Shares is not in effect, in lieu of exercising this Warrant by payment of cash).

Aggregate gross proceeds from the two closing events amounted to $10,805,750.  Direct financing costs totaled $1,742,993 of which $1,555,627 was paid in cash and the balance of $187,366 represents the fair value of warrants linked to 171,911 shares of our common stock that were issued to a placement agent.  The proceeds and the related direct financing costs were allocated to the Series A Preferred and the warrants (classified in paid-in capital) based upon their relative fair values.  The following table summarizes the components of the allocation:

	Series A Preferred	Paid-in Capital Warrants	Total
Fair values of financial instruments	$10,248,092	$1,039,978	$11,288,070

Gross proceeds	$9,810,227	$995,523	$10,805,750
Direct financing costs	(1,581,550)	(161,443)	(1,742,993)
Fair value of placement agent warrants	-	187,366	187,366
	$8,228,677	$1,021,446	$9,250,123

Fair value considerations:

Our accounting for the sale of Series A Preferred and warrants, and the issuance of warrants to the Placement Agent required the estimation of fair values of the financial instruments on the financing inception date.  The development of fair values of financial instruments requires the selection of appropriate methodologies and the estimation of often subjective assumptions.  We selected the valuation techniques based upon consideration of the types of assumptions that market participants would likely consider in exchanging the financial instruments in market transactions.  The Series A Preferred was valued based upon a common stock equivalent method, enhanced by the cumulative dividend feature.  The dividend feature was valued as the estimated cash flows of the dividends discounted to present value using an estimated weighted average cost of capital.  The warrants were valued using a Black-Scholes-Merton Valuation Technique because it embodies all of the requisite assumptions (including trading volatility, estimated terms and risk free rates) necessary to fair value these instruments.

113

These fair values were necessary to develop relative fair value calculation for allocations of certain elements of the financing arrangement, principally proceeds and the related direct financing costs.  The following tables reflect assumptions used to determine the fair value of the Series A Preferred stock:

	Fair Value Hierarchy Level	Series A Preferred April 27, 2010	Series A Preferred May 10, 2010
Indexed common shares		1,866,174	589,689

Components of fair value:
Common stock equivalent value		$6,631,403	$2,083,094
Dividend feature		659,821	209,439
		$7,791,224	$2,292,533

Significant assumptions:
Common stock price	3	3.55	3.53
Horizon for dividend cash flow projection	3	2.00	2.00
Weighted average cost of capital ("WACC")	3	15.91%	15.55%

Fair value hierarchy of the above assumptions can be categorized as follows:

(1)	Level 1 inputs are quoted prices in active markets for identical assets and liabilities, or derived there from. There were no level 1 inputs.

(2)	Level 2 inputs are significant other observable inputs. There were no level 2 inputs.

(3)	Level 3 inputs are unobservable inputs. Inputs for which any parts are level 3 inputs are classified as level 3 in their entirety.

●	Stock price- Given that management did not believe our trading market price was indicative of the fair value of our common stock at the measurement date, the common stock price value was derived implicitly from an iterative process based upon the assumption that the consideration of the Private Placement was the result of an arm’s length transaction. The Private Placement was composed of Series A Preferred Stock and Series A Warrants which were both indexed to our common stock; accordingly, we used an iterative process to determine the value of our common stock in order for the fair value of the Series A Preferred and Series A Warrants to equal the amount of consideration received in the Private Placement.

●	Dividend horizon- We estimated the horizon for dividend payment at 2 years.

●	WACC- The rates utilized to discount the cumulative dividend cash flows to their present values were based on a weighted average cost of capital of 18.94% and 18.60%, as of April 27, 2010 and May 10, 2010, respectively. This discount rate was determined after consideration of the rate of return on debt capital and equity that typical investors would require in an investment in companies similar in size and operating in similar markets as Deyu Agriculture Corporation. The cost of equity was determined using a build-up method which begins with a risk free rate and adds expected risk premiums designed to reflect the additional risk of the investment. Additional premiums or discounts related specifically to us and the industry are also added or subtracted to arrive at the final cost of equity rate. The cost of debt was determined based upon available financing terms.

●	Significant inputs and assumptions underlying the model calculations related to the warrant valuations are as follows:

114

The following tables reflect assumptions used to determine the fair value of the Warrants:

		April 27, 2010		May 10, 2010
	Fair Value Hierarchy Level	Investor warrants	Agent warrants	Investor warrants	Agent Warrants

Indexed shares		746,479	130,632	235,883	41,279
Exercise price		5.06	4.84	5.06	4.84

Significant assumptions:
Stock price	3	3.55	3.55	3.53	3.53
Remaining term	3	5 years	5 years	5 years	5 years
Risk free rate	2	2.39%	2.39%	2.24%	2.24%
Expected volatility	2	45.25%	45.25%	45.47%	45.47%

Fair value hierarchy of the above assumptions can be categorized as follows:

(1)	There were no Level 1 inputs.

(2)	Level 2 inputs include:

●	Risk-free rate- This rate is based on publicly-available yields on zero-coupon Treasury securities with remaining terms to maturity consistent with the remaining contractual term of the warrants

●	Expected volatility- We did not have a historical trading history sufficient to develop an internal volatility rate for use in the model. As a result, we have used a peer approach wherein the historical trading volatilities of certain companies with similar characteristics as ours and who had a sufficient trading history were used as an estimate of our volatility. In developing this model, no one company was weighted more heavily.

(3)	Level 3 inputs include:

●	Stock price- Given that management did not believe our trading market price was indicative of the fair value of our common stock at the measurement date, the stock price was determined implicitly from an iterative process based upon the assumption that the consideration of the Private Placement was the result of an arm’s length transaction.

●	Remaining term- We do not have a history to develop the expected term for our warrants. Accordingly, we have used the contractual remaining term in our calculations.

The following is a summary of the status and activity of warrants outstanding as of December 31, 2010:

Outstanding Warrants
Exercise Price	Number of Warrants	Average Remaining Contractual Life
$5.06	982,362	3.32 years
$4.84	171,911	3.32 years
Total	1,154,273

Number of Warrants
Outstanding as of January 1, 2011	1,154,273
Granted	-
Forfeited	-
Exercised	-
Outstanding as of December 31, 2011	1,154,273

115

NOTE 18.	SHARE-BASED COMPENSATION

As of December 31, 2011, the Company had one share-based compensation plan as described below.  The compensation cost that had been charged against income for the plan was $428,702 and $549,106 for the years ended December 31, 2011 and 2010 respectively.  The related income tax benefit recognized was $150,046 and $192,187 for the years ended December 31, 2011 and 2010, respectively.  A 100% valuation allowance was assessed against the deferred tax assets derived from such tax benefit as of December 31, 2011 and 2010.

On November 4, 2010, the Company’s Board of Directors approved the Company’s 2010 Share Incentive Plan (the “Plan”).  Under the Plan, 1,000,000 shares of the Company’s common stock shall be allocated to and authorized for use pursuant to the terms of the Plan.  On November 8, 2010, a total of 931,000 non-qualified incentive stock options were approved by our Board of Directors and granted under the Plan, including 851,000 options granted to the Company’s executives and key employees (collectively, “Employees”) and 80,000 options granted to consultants and independent directors of the Board (collectively, “Non-employees”), at an exercise price of $4.40 per share.  On December 15, 2010, 40,000 non-qualified incentive stock options were approved by our Board of Directors and granted under the Plan to a consultant at an exercise price of $4.40 per share.  The option award granted in 2010 shall vest as follows:

(i)	33 1/3% of the option grants be vested one (1) month after the date of grant;
(ii)	33 1/3% of the option grants be vested twelve (12) months after the date of grant; and
(iii)	33 1/3% of the option grants be vested twenty-four (24) months after the date of grant

 The fair value of each option award was estimated on the date of grant using a Black-Scholes option pricing model that uses the assumptions noted in the following table.  The model is based on the assumption that it is possible to set up a perfectly hedged position consisting of owning the shares of stock and selling a call option on the stock.  Any movement in the price of the underlying stock will be offset by an opposite movement in the options value, resulting in no risk to the investor.  This perfect hedge is riskless and, therefore, should yield the riskless rate of return.  As the Black-Scholes option pricing model applies to stocks that do not pay dividends, we made an adjustment developed by Robert Merton to approximate the option value of a dividend-paying stock.  Under this adjustment method, it is assumed that the Company’s stock will generate a constant dividend yield during the remaining life of the options.

The following tables reflect assumptions used to determine the fair value of the option award:

Options granted on November 8, 2010:

Exercisable Period	12/8/2010 - 11/8/2020	11/8/2011 - 11/8/2020	11/8/2012 - 11/8/2020
Risk-free Rate (%)	1.12	1.27	1.46
Expected Lives (years)	5.04	5.50	6.00
Expected Volatility (%)	46.10	44.49	43.04
Expected forfeitures per year (%)	0.00-18.00	0.00-18.00	0.00-18.00
Dividend Yield (%)	0.00	0.00	0.00

Options granted on December 15, 2010:

Exercisable Period	1/15/2011 - 12/15/2020	12/15/2011 - 12/15/2020	12/15/2012 - 12/15/2020
Risk-free Rate (%)	2.15	2.32	2.50
Expected Lives (years)	5.04	5.50	6.00
Expected Volatility (%)	46.15	44.52	43.09
Expected forfeitures per year (%)	0.00	0.00	0.00
Dividend Yield (%)	0.00	0.00	0.00

116

Fair value hierarchy of the above assumptions can be categorized as follows:

(1)	There were no Level 1 inputs.

(2)	Level 2 inputs include:

●	Risk-free rate- This rate is based on continuous compounding of publicly-available yields on U.S. Treasury securities with remaining terms to maturity consistent with the expected term of the options at the dates of grant.

●	Expected volatility- We did not have a historical trading history sufficient to develop an internal volatility rate for use in the model. As a result, we have used a peer approach wherein the historical trading volatilities of certain companies with similar characteristics as ours and who had a sufficient trading history were used as an estimate of our volatility. In developing this model, no one company was weighted more heavily.

(3)	Level 3 inputs include:

●	Expected lives- The expected lives of options granted were derived from the output of the option valuation model and represented the period of time that options granted are expected to be outstanding.

●	Expected forfeitures per year- The expected forfeitures are estimated at the dates of grant and will be revised in subsequent periods pursuant to actual forfeitures, if significantly different from the previous estimates.

The estimates of fair value from the model are theoretical values of stock options and changes in the assumptions used in the model could result in materially different fair value estimates.  The actual value of the stock options will depend on the market value of the Company’s common stock when the stock options are exercised.

A summary of option activity under the Plan as of December 31, 2011, and changes during the year then ended is presented below:

Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Outstanding as of January 1, 2011	971,000	$4.40
Granted	-	-
Exercised	-	-
Forfeited	(156,000)	$4.40
Outstanding as of December 31, 2011	815,000	$4.40	4.57 years
Exercisable as of December 31, 2011	543,333	$4.40	4.43 years
Vested and expected to vest *	672,145	$4.40	4.56 years

* Includes vested shares and unvested shares after a forfeiture rate is applied.

A summary of the status of the Company’s unvested shares as of December 31, 2011, and changes during the year ended December 31, 2011, is presented below:

117

Unvested Shares	Shares	Weighted- Average Grant- Date Fair Value
Unvested as of January 1, 2011	647,334	$1,162,373
Granted	-	-
Vested	(271,667)	(487,814)
Forfeited	(104,000)	(186,746)
Unvested as of December 31, 2011	271,667	$487,813

NOTE 19.	RELATED PARTY TRANSACTIONS

Transactions

	For The Years Ended
	Decmeber 31,
	2011	2010
Sales to Beijing Yilian Gifts Tech. Development Co., Ltd.	$3,250,946	$-
Sales to Tieling Zhongnong Agriculture Technology Development Co., Ltd.	1,114,581	-
Sales to Beijing Doukounianhua Biotechnology Co., Ltd.	21,471	-

Mr. Yongqin Ren, Vice President of the corn division of the Company is the legal representative of Tieling Zhongnong Agriculture Technology Development Co., Ltd. Mr. Jianming Hao, Chief Executive Officer of the Company is the Executive Director of Beijing Yilian Gifts Tech. Development Co., Ltd. Mr. Wenjun Tian, the President and Executive Director of the Company is the Executive Director of Jinshang International Finance Leasing Co., Ltd. The prices in the transactions with related parties were determined according to market price sold to or purchased from third parties.

The company purchased a batch of sunflower seed of RMB 16 million ($2,6 million) from Tieling Zhongnong Agriculture Technology Development Co., Ltd. in June, 2011 and returned the goods at original cost for quality rejection.

Due from related parties

	December 31,	December 31,
	2011	2010

Due from Beijing Yilian Gifts Tech. Development Co., Ltd.	$468,976	$-
Due from Deyufarm Innovation Food (Beijing) Co., Ltd.	89,929	-
Due from Beijing Doukounianhua Biotechnology Co., Ltd.	24,666	-
Due form Jinshang International Finance Leasing Co., Ltd.	3,537	-
Total	$587,108	$-

Due to related parties

	December 31,	December 31,
	2011	2010

Due to Dongsheng International Investment Co., Ltd.	$2,899,633	$-
Due to Mr. Wenjun Tian	2,542,144	-
Due to Deyufarm Innovation Food(Beijing) Co., Ltd.	3,338
Total	$5,445,115	$-

118

Mr. Wenjun Tian, the President and Executive Director of the Company is also the President and Executive Director of Dongsheng International Investment Co., Ltd. Those advances as of December 31, 2011 and 2010 are unsecured, bear no interest and no due date is specified.

Guarantees

As of December 31, 2011, Zhongyuan Guoxin Credit Guarantee Co., Ltd., China Agriculture Credit Guarantee Co., Ltd., Tian Wenjun and Jianming Hao provided guarantees on short-term loans obtained by Detain Yu. Yuci Jinmao Food Processing Factory of which the legal representative is Junlian Zheng, the wife of Junde Zhang, Vice President of the Company provided guarantees on short-term loans obtained by Jinzhong Yongcheng and Jinzhong Yulian.

As of December 31, 2010, Jinzhong Deyu provided guarantees on short-term loans obtained by Jinzhong Yuliang and Jinzhong Yongcheng. Jinzhong Yuliang also provided guarantees on a short-term loan obtained by Jinzhong Yongcheng.

NOTE 20.	SEGMENT REPORTING

The Company defined reportable segments according to ASC Topic 280. In the fourth quarter of 2011, the management changed the structure of allocating resources and assessing performance of the group. The new three segments were identified primarily based on the structure of allocating resources and assessing performance of the group, including corn division, grain division and bulk trade division. The segment reporting information for the year ended December 31, 2011 was based on these three segments and that for the year ended December 31, 2010 was restated.

The corn division is in the business of purchasing corns from farmers, processing simply and distributing to agricultural product trading companies through wholesale.  The business of grain division is conducted by purchasing of grains from farmers and distributing to wholesalers and supermarkets after processing with our own brand names, including “Deuu” and “Shi-Tie” for certified organic grain products.  The business of bulk trading division is conducted by bulk purchasing and selling of raw grain.

For The Year Ended	Corn	Grain	Bulk Trading
December 31, 2011	Division	Division	Division	Others	Total
Revenues from external customers	$177,723,149	$40,507,527	$43,345,990	$-	$261,576,666
Intersegment revenues	-	-	-	-	-
Interest revenue	33,733	3,867	4,469	90	42,159
Interest expense	(608,337)	(119,835)	(77,429)	-	(805,601)
Net interest (expense) income	(574,604)	(115,968)	(72,960)	90	(763,442)
Depreciation and amortization	479,538	475,854	92	23,813	979,297
Noncontrolling interest	-	-	-	38,673	38,673
Segment net profit (loss)	19,388,742	2,500,612	2,964,146	(4,338,239)	20,515,261

For The Year Ended	Corn	Grain	Bulk Trading
December 31, 2010	Division	Division	Division	Others	Total
Revenues from external customers	$69,516,954	$11,474,912	$4,183,018	$-	$85,174,884
Intersegment revenues	-	-	-	-	-
Interest revenue	4,823	8,283	4,394	5	17,505
Interest expense	(317,142)	(24,413)	-	-	(341,555)
Net interest (expense) income	(312,319)	(16,130)	4,394	5	(324,050)
Depreciation and amortization	(164,598)	(372,597)	63,171	(15,355)	(489,379)
Noncontrolling interest	-	-	-	-	-
Segment net profit (loss)	11,298,781	3,321,566	(255,912)	(1,777,981)	12,586,454

119

All of our revenues were generated from customers in China.  All long-lived assets are located in China.  The following tables set forth our three major customers in each segment:

	For The Years Ended
	December 31,
Corn Division:	2011	2010
Chengdu Zhengda Co., Ltd.	5.7%	3.7%
Shanxi Pingyao Longhai Industrial Co., Ltd.	3.8%	-
Chengdu Yifenghang Feed Co., Ltd.	3.7%	0.9%
Top Three Customers as % of Total Gross Sales:	13.2%	4.6%

Grain Division:
Beijing Yilian Gifts Tech. Development Co., Ltd.	8.0%	0.1%
Tianjing Haoshoucheng Logestic Co., Ltd.	4.8%	0.9%
Tianjing Hongfuyongsheng Trading Co., Ltd.	4.1%	0.3%
Top Three Customers as % of Total Gross Sales	16.9%	1.3%

Bulk Trading Division:
Tianjin Yimingda Grain Division	28.3%	27.0%
Shanxi Helifeihua Trading Co., Ltd.	8.9%	-
Shanxi Guchuan Food Co., Ltd.	8.3%	-
Top Three Customers as % of Total Gross Sales:	45.5%	27.0%

NOTE 21.	CONCENTRATION OF CREDIT RISK

As of December 31, 2011 and 2010, all of the Company’s cash balances in bank were maintained within the PRC where no rule or regulation currently in place to provide obligatory insurance for bank deposits in the event of bank failure.  However, the Company has not experienced any losses in such accounts and believes it is not exposed to such risks on its cash balances in bank.

For the years ended December 31, 2011 and 2010, all of the Company’s sales were generated in the PRC.  In addition, all accounts receivable as of December 31, 2011 and 2010 were due from customers located in the PRC.

No single customer accounted for greater than 10% of the Company’s consolidated gross revenue for the year ended December 31, 2011 or consolidated accounts receivable as of December 31, 2011. For the year ended December 31, 2010, one customer accounted for 18% of the Company’s consolidated gross revenue while no other single customer accounted for greater than 10%. The same customer accounted for 3% of the Company’s consolidated accounts receivable as of December 31, 2010 while no single customer accounted for greater than 10%.

NOTE 22.	COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company leases railroad lines, warehouses, and offices under operating leases.  Future minimum lease payments under operating leases with initial or remaining terms of one year or more are as follows:

As of December 31,	Operating Leases
2,012	$134,402
2,013	90,206
2,014	85,409
2,015	85,409
2,016	85,409
Thereafter	908,892
$1,389,727

120

Contingencies

On February 12, 2012, the Company’s former Chief Financial Officer alleged that the Company may have violated certain regulations and upon receipt of such allegations, the Company's Audit Committee retained K&L Gates LLP to conduct an inquiry into such allegations. On March 27, 2012, the Company received a letter asserting a claim of wrongful termination wherein the former Chief Financial Officer seeks payment of $250,000 plus the issuance of 60,000 shares of common stock in settlement for the claimed damages therein.

The Company believes that such allegations and claims are without merit and intends to vigorously defend such allegations and claims. Because the inquiry is in its initial stages, the Company is not currently able to predict the probability of a favorable or unfavorable outcome, or the amount of any possible loss in the event of an unfavorable outcome. Consequently, no material provision or liability has been recorded for such allegations and claims as of December 31, 2011. However, management is confident in its defenses to such allegations and claims.

NOTE 23.	SUBSEQUENT EVENTS

On January 11, 2012, Detain Yu obtained a bank loan of $262,158 (or RMB 1,650,000) from China Merchants Bank Beijing, bearing interest at a floating rate of prime rate plus 20% of prime rate, of which prime rate was based on one-year loan interest rate released by The People's Bank of China. The term of the loan started from January 11, 2012 with maturity date on January 10, 2013. The loan was guaranteed by China Agriculture Credit Guarantee Co., Ltd. for a period of one year starting from January 11, 2012.

On February 2, 2012, Shenzhen Redsun, a wholly-owned subsidiary of the Company entered into a Stock Equity Transfer Agreement whereby Shenzhen Redsun acquired 100% of the issued and outstanding registered share capital of Taizihu and its subsidiary, Huichun. The total amount of the consideration paid for the acquisition of the Taizihu Group is RMB34.7 million ($5.5 million), and such consideration was determined pursuant to arm’s length negotiations between the parties. As a result of the acquisition, the Company now owns and controls 100% of the Taizihu Group.

On March 19, 2012, Jinzhong Deyu, a wholly-owned subsidiary of the Company entered into an Assets Exchange Agreement with a third party whereby Jinzhong Deyu exchange its timberland with RMB10.3 million ($1.6 million) of carrying amount for an office building with paying cash consideration of RMB7.2 million ($1.1 million) for the variance between the fair values of the office building and the timberland. No material gain or loss was generated from this exchange transaction.

On March 8, 2012, the Company’s Board of Directors allocated to and authorized for use the maximum number of shares allowable pursuant to the terms of the Plan and granted 420,000 options under the Plan, of which 264,000 were new options and 156,000 were re-granted after such options were forfeited by employees as a result of their resignations from the Company in accordance with the terms of their option agreements. All of the newly granted options vest as follows:

50% of the options granted will vest six (6) months after the date of the grant; and

50% of the options granted will vest twelve (12) months after the date of the grant.

Management was in the process of completing the fair value measurement of the 420,000 options granted as of the date of this filing.

121

Up to 250,000 Shares

DEYU AGRICULTURE CORP.

Common Stock

PROSPECTUS

______________ ___, 2012

Dealer Prospectus Delivery Obligation

Until [*], 2012, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is set forth in this prospectus. We are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. Our business, financial condition, results of operation and prospects may have changed after the date of this prospectus.

122